Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-274333

SUPPLEMENT NO. 3

(To the Proxy Statement/Prospectus dated February 5, 2024)

This Supplement No. 3 (this “Supplement”) supplements the proxy statement/prospectus dated February 5, 2024 (as amended or supplemented, the “Proxy Statement/Prospectus”) that was mailed by Arrowroot Acquisition Corp., a Delaware corporation (“Arrowroot”), to its stockholders in connection with its special meeting in lieu of the 2023 annual meeting of the stockholders (the “special meeting”) to be held to consider and approve, among other things, the Agreement and Plan of Merger and Reorganization, dated as of April 27, 2023, by and among Arrowroot, ARAC Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Arrowroot (“Merger Sub”), and iLearningEngines Inc., a Delaware corporation (“iLearningEngines”) (the “Merger Agreement”), and the consummation of the transactions contemplated thereby (the “Business Combination”).

Arrowroot filed the Proxy Statement/Prospectus with the Securities and Exchange Commission (the “SEC”) as part of a registration statement on Form S-4 (Registration No. 333-274333), which was declared effective by the SEC on February 2, 2024. Capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings ascribed to them in the Proxy Statement/Prospectus.

The purpose of this Supplement is to update and supplement information contained in the Proxy Statement/Prospectus, and this Supplement is not complete without, and may not be delivered or utilized except in combination with, the Proxy Statement/Prospectus, including any other amendments or supplements thereto. This Supplement should be read in conjunction with the Proxy Statement/Prospectus, and if there is any inconsistency between the information in the Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement. This Supplement modifies and supersedes, in part, the information in the Proxy Statement/Prospectus. Any information in the Proxy Statement/Prospectus that is modified or superseded by the information in this Supplement shall not be deemed to constitute a part of the Proxy Statement/Prospectus except as modified or superseded by this Supplement.

This Supplement does not affect the date of the special meeting, which will be held on April 1, 2024 at 9:00 a.m., Eastern Time, via a live webcast at https://www.virtualshareholdermeeting.com/ARRW2024SM, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

You do not have to take any action if you have previously voted, given your proxy or exercised your redemption right and do not wish to change your vote or choice to exercise your redemption right. If you have already voted or given your proxy and wish to change your vote or if you wish to change your election to exercise your redemption right, you should follow the procedures described in the Proxy Statement/Prospectus. If you have not already voted, we urge you to do so. Your vote is important regardless of the number of shares you own.

You should carefully consider the matters discussed under “Risk Factors” beginning on page 48 of the Proxy Statement/Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the Business Combination, the issuance of Arrowroot securities in connection with the Business Combination or the other transactions described in the Proxy Statement/Prospectus or this Supplement, or passed upon the adequacy or accuracy of the disclosure in the Proxy Statement/Prospectus or this Supplement. Any representation to the contrary is a criminal offense.

The date of this Supplement is March 28, 2024.

Recent Developments

2024 Convertible Notes

On March 21, 2024, iLearningEngines entered into a convertible note purchase agreement (the “2024 Note Purchase Agreement”) with an investor (the “Initial Investor”) pursuant to which, among other things, iLearningEngines issued and sold a convertible note due in October 2025 in an aggregate principal amount of $700,000 (the “Initial 2024 Convertible Note”). Contingent upon the Closing, iLearningEngines and certain other investors (collectively with the Initial Investor, the “2024 Convertible Note Investors”) will enter into the 2024 Note Purchase Agreement, and iLearningEngines will issue and sell to the 2024 Convertible Note Investors additional convertible notes due in October 2025 in an aggregate principal amount of $28,814,500 (together with the Initial 2024 Convertible Note, the “2024 Convertible Notes”). Each 2024 Convertible Note will accrue interest at a rate of (i) 15% per annum until the aggregate accrued interest thereunder (whether repaid or not) equals 25% of the principal amount of such note, and (ii) 8% per annum thereafter. Immediately prior to the consummation of the Business Combination, each 2024 Convertible Note will automatically convert into shares of iLearningEngines thereby entitling the holder thereof to receive, in connection with the consummation of the Business Combination, a number of shares New iLearningEngines Common Stock (rounded down to the nearest whole share) equal to (i) 2.75, multiplied by the outstanding principal under such 2024 Convertible Note, plus all accrued and unpaid interest thereon (the “2024 Convertible Note Balance”), divided by (ii) $10.00 (such shares, the “2024 Convertible Note Shares”). The 2024 Convertible Note Purchase Agreement is attached to proxy statement/prospectus as Annex A and the form of convertible note issued or to be issued pursuant to the 2024 Convertible Note Purchase Agreement is attached to this prospectus supplement as Annex B. The 2024 Convertible Note Purchase Agreement contains customary representations and warranties of iLearningEngines, on the one hand, and each 2024 Convertible Note Investor, on the other hand.

In the event that the VWAP (as defined in the 2024 Convertible Note Purchase Agreement) of the New iLearningEngines Common Stock over the ten (10) trading days immediate preceding November 30, 2024 (the “Reference Date”) is below the Conversion Price (as defined below), then New iLearningEngines shall, as soon as reasonably practical, issue to each 2024 Convertible Note Holder a make-whole payment (the “Make Whole Payments”) equal to a number of additional Incentive Shares (rounded down to the nearest whole share) equal to (i) the Conversion Price, divided by the Reference Price (as defined below), minus (ii) one (1). “Reference Price” means the greater of (i) the VWAP of the New iLearningEngines Common Stock over the ten (10) trading days immediately preceding the Reference Date and (ii) $1.00. “Conversion Price” means the price at which the principal and accrued but unpaid interest under the 2024 Convertible Notes converts into shares of New iLearningEngines Common Stock. Notwithstanding anything to the contrary in the foregoing, the maximum number of shares issuable in connection with Make Whole Payments, in the aggregate, shall not exceed 10,000,000 Incentive Shares (the “Make Whole Payment Cap”) and New iLearningEngines shall not have any obligation to issue any Make Whole Payment in excess of the Make Whole Payment Cap.

In connection with the issuance of the 2024 Convertible Notes, each Convertible Note Investors entered into (or will automatically enter into immediately prior to and contingent upon the consummation of the Business Combination) a (i) joinder to the Amended and Restated Registration Rights Agreement, and (ii) subordination agreement in favor of any holder of senior debt.

Credit Facility Amendment

On March 27, 2024, we entered into the Second Omnibus Amendment to Loan Documents (this “2024 Amendment”) with In2vate, L.L.C. (“In2vate”), Venture Lending & Leasing IX, Inc. (the “Venture Lending”), a Maryland corporation, and WTI Fund X, Inc., a Maryland corporation (“WTI Fund X” and, together with Venture Lending, the “Lenders”). Pursuant to the 2024 Amendment, the 2020 Term Loan Agreement, 2021 Term Loan Agreement, and 2023 Term Loan Agreement were amended to, among other things, (i) revise the amortization schedule for the 2020 Loans, 2021 Loans and 2023 Loans in exchange for our agreement to provide the Lenders with an aggregate amount of 1,019,999 shares of New iLearningEngines Common Stock to be issued upon completion of the Business Combination (the “Loan Restructuring Shares”) and (ii) terminate the 2020 Warrants, 2021 Warrants and 2023 Warrants and the respective put rights associated with each in exchange for our agreement to provide the Lenders with an aggregate amount of 3,399,999 shares of New iLearningEngines Common Stock to be issued upon completion of the Business Combination.

i

If we repay the 2020 Loans, 2021 Loans and 2023 Loans on or before (i) April 15, 2024, then 90% of the Loan Restructuring Shares will be forfeited and returned to the Company, (ii) May 1, 2024, then 80% of the Loan Restructuring Shares will be forfeited and returned to the Company, and (iii) July 1, 2024, then 50% of the Loan Restructuring Shares will be forfeited and returned to the Company.

In addition, the 2024 Amendment provides that, at our option, if we prepay the 2020 Loans, 2021 Loans and 2023 Loans, then, at our option, we may prepay 50% of the amount of scheduled but unpaid payments of interest that would have accrued after the prepayment date (the “Unpaid Scheduled Interest Payments”) by issuing a number of shares of New iLearningEngines Common Stock obtained by dividing (A) the product of (x) the Unpaid Scheduled Interest Payments and (y) 2.75, by (B) the VWAP of New iLearningEngines Common Stock over the seven (7) Trading Days immediately preceding the date of issuance.  The form of 2024 Amendment is attached to this proxy statement/prospectus as Annex C and the terms of such agreement are incorporated herein by reference.

Arrowroot Extension and Nasdaq Notice

 As disclosed in the definitive proxy statement filed by Arrowroot with the Securities and Exchange Commission (the “SEC”) on January 22, 2024 (the “Extension Proxy Statement”), relating to the Extension Special Meeting, on February 2, 2024, Arrowroot held the Extension Special Meeting to approve an amendment to Arrowroot’s amended and restated certificate of incorporation, as amended, (the “Charter Amendment”) to extend the date (the “Termination Date”) by which Arrowroot has to consummate an initial business combination from February 4, 2024 to March 6, 2024 (the “Charter Extension Date”) and to allow Arrowroot, without another stockholder vote, to elect to extend the Termination Date to consummate an initial business combination on a monthly basis up to five times by an additional one month each time after the Charter Extension Date, by resolution of Arrowroot’s board of directors, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until August 6, 2024, unless the closing of an initial business combination shall have occurred prior thereto (the “Extension Proposal”). The stockholders of Arrowroot approved the Extension Proposal at the Extension Special Meeting and on February 2, 2024, Arrowroot filed the Charter Amendment with the Delaware Secretary of State.

In connection with the vote to approve the Charter Amendment, the holders of 3,428,783 shares of Class A common stock of Arrowroot properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.59 per share, for an aggregate redemption amount of $36,309,429.34.

On March 5, 2024, Arrowroot received a notice (the “Deadline Notice”) from the staff of the Listing Qualifications Department of Nasdaq indicating that, unless the Company timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”) by March 12, 2024, trading of the Company’s securities on The Nasdaq Capital Market would be suspended at the opening of business on March 14, 2024, due to the Company’s non-compliance with Nasdaq IM-5101-2, which requires that a special purpose acquisition company complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. The Company timely requested a hearing before the Panel to request sufficient time to complete the Business Combination and the Company is scheduled to present at a hearing on May 7, 2024. The hearing request resulted in a stay of any suspension or delisting action pending the outcome of the hearing. Arrowroot expects that its non-compliance with Nasdaq IM-5101-2 will be resolved upon closing of the Business Combination. There can be no assurance that the Company will be able to satisfy Nasdaq’s continued listing requirements, regain compliance with Nasdaq IM-5101-2 or Nasdaq Listing Rule 5620(a), and maintain compliance with other Nasdaq listing requirements. While request for a hearing before the Panel is pending, the Company’s securities will continue to trade on Nasdaq.

If Nasdaq delists Arrowroots securities from trading on its exchange and Arrowroot is not able to list its securities on Nasdaq or another national securities exchange at the closing of the Business Combination, Arrowroot expects the New iLearningEngines’ securities could be quoted on an over-the-counter market. If this were to occur, the New iLearningEngines could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;

●	reduced liquidity for its securities;

●	a determination that the New iLearningEngines Company Common Stock is a “penny stock” which would require brokers trading in the New iLearningEngines Company Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the New iLearningEngines’ securities;

●	a limited amount of news and analyst coverage;

●	defaults under certain existing agreements resulting in cash payments in lieu of stock issuances; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Sponsor Forfeiture and Fee Equitization

In connection with the Business Combination, the Sponsor has agreed to forfeit 400,000 Founder Shares upon the Closing. In addition, on March 27, 2024, pursuant to the terms of the Merger Agreement, Arrowroot elected to convert approximately $5 million of Acquiror Transaction Expenses into shares of common stock of the Surviving Corporation (as defined in the Agreement).

Supplemental Disclosure to Selected Definitions

The following definitions are amended and restated as follows in the section entitled “Frequently Used Terms” beginning on page 3:

“BTIG” means BTIG, LLC.

“BTIG Advisory Fee” means the advisory fees to be paid by Arrowroot to BTIG.

“BTIG Amendment” means the amendment to the BTIG Engagement Letter dated March 27, 2024 by and between BTIG and Arrowroot.

“BTIG Engagement Letter” means the letter agreement dated June 25, 2023 by and between BTIG and Arrowroot.

“BTIG Expenses” means the expenses to be paid by Arrowroot to BTIG.

“Cantor” means Cantor Fitzgerald & Co.

“Charter Amendment” means the amendment to Arrowroot’s amended and restated certificate of incorporation.

“Charter Extension Date” means the date Arrowroot held the Extension Special Meeting to approve the Charter Amendment.

“Convertible Notes” means the 2023 Convertible Notes and the 2024 Convertible Notes.

“Convertible Note Shares” means the 2023 Convertible Note Shares and the 2024 Convertible Notes Shares.

“Convertible Note Investors” means the 2023 Convertible Note Investors and the 2024 Convertible Note Investors.

“Deadline Notice” means the notice Arrowroot received on March 5, 2024 from the staff of the Listing Qualifications Department of Nasdaq.

“Extension Proposal” means the proposal to approve the Charter Amendment and to allow Arrowroot, without another stockholder vote, to elect to extend the Termination Date to consummate an initial business combination on a monthly basis up to five times by an additional one month each time after the Charter Extension Date, by resolution of Arrowroot’s board of directors, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until August 6, 2024, unless the closing of an initial business combination shall have occurred prior thereto.

“Extension Proxy Statement” means the definitive proxy statement filed by Arrowroot with the SEC on January 22, 2024.

“Forward Purchase Agreement” means the agreement dated April 26, 2023 by and between Arrowroot and Polar.

“FPA Redemption Price” means the redemption price of the Public Shares at the Closing, plus $0.60.

“In2vate” means In2vate, L.L.C.

“Initial Investor” means the initial investor who entered into the 2024 Convertible Note Purchase Agreement.

“Initial 2024 Convertible Note” means the initial 2024 Convertible Note Purchase Agreement dated March 21, 2024 by and between iLearningEngines and the Initial Investor.

“Lenders” means In2vate, Venture Lending and WTI Fund X.

“Loan Restructuring Shares” means the aggregate amount of 1,019,999 shares of New iLearningEngines Common Stock to be issued to the Lenders upon completion of the Business Combination.

“Make Whole Payments” means the payment issued to each 2024 Convertible Note Holder in the event that the VWAP (as defined in the 2024 Convertible Note Purchase Agreement) of the New iLearningEngines Common Stock over the ten (10) trading days immediate preceding the Reference Date is below the Conversion Price, which is equal to a number of additional Incentive Shares (rounded down to the nearest whole share) equal to (i) the Conversion Price, divided by the Reference Price (as defined below), minus (ii) one (1).

“Make Whole Payment Cap” means the maximum number of shares issuable in connection with Make Whole Payments, in the aggregate, which shall not exceed 10,000,000 Incentive Shares.

“Management’s Adjustments” means, with respect to the unaudited pro forma condensed combined financial information, the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur.

“Maturity Date” means the scheduled maturity date of the forward transaction, which is one year from the Closing of the Business Combination.

“Mizuho Engagement Letter” means the letter agreement dated June 5, 2020 by and between Mizuho and iLearningEngines.

“Nasdaq listing rules” means the Nasdaq Stock Exchange listing rules.

“Ownership Date” means March 1, 2024.

“Panel” means the Nasdaq Hearings Panel.

“Proxy Statement/Prospectus” means the proxy statement/prospectus dated February 5, 2024, as amended or supplemented, including as by this Supplement.

“Reduced Deferred Fee” means $6,000,000 of deferred underwriting fees payable by Arrowroot to Cantor upon the closing of the Business Combination.

“Reference Date” means November 30, 2024.

“Supplement” means this Supplement No. 3 which supplements the Proxy statement/Prospectus.

“Unpaid Scheduled Interest Payments” means the amount of scheduled but unpaid payments of interest that would have accrued under the 2024 Amendment after the prepayment date.

“2023 Convertible Notes” means the 15.0% Convertible Notes due in October 2025 and that are convertible into a number of 2023 Convertible Note Shares (rounded down to the nearest whole share) equal to (i) the Convertible Note Balance divided by (ii) $10.00.

“2023 Convertible Note Balance” means the (i) 2.75, multiplied by the outstanding principal under such 2023 Convertible Note, plus (ii) all accrued and unpaid interest thereon.

“2023 Convertible Note Investment” means the issuance and sale of 2023 Convertible Notes to 2023 Convertible Note Investors pursuant to the 2023 Convertible Note Purchase Agreement.

“2023 Convertible Note Investors” means certain institutional investors, including affiliates of the Sponsor, that have invested, and may in the future invest, in the 2023 Convertible Note Investment.

“2023 Convertible Note Purchase Agreement” means that certain convertible note purchase agreement entered into on April 27, 2023, by and among iLearningEngines and the 2023 Convertible Note Investors, pursuant to which such Convertible Note Investors may purchase up to an aggregate of $50,000,000 in the 2023 Convertible Note Investment, and substantially in the form attached as Annex H to the proxy statement/prospectus dated February 5, 2024, of which 2023 Convertible Notes with aggregate principal amount of $17,400,000 have been issued and sold to 2023 Convertible Note Investors.

“2023 Convertible Note Shares” means a number of shares of Arrowroot Class A Common Stock (rounded down to the nearest whole share) equal to (i) the 2023 Convertible Note Balance divided by (ii) $10.00, issuable in connection with the Business Combination as consideration for iLearningEngines shares upon conversion of the 2023 Convertible Notes, in accordance with the terms and subject to the conditions of the 2023 Convertible Note Purchase Agreement and the 2023 Convertible Notes.

“2024 Convertible Note Balance” means the (i) 2.75, multiplied by the outstanding principal under such 2024 Convertible Note, plus (ii) all accrued and unpaid interest thereon.

“2024 Amendment” the Second Omnibus Amendment to Loan Documents dated March 27, 2024, by and among iLearningEngines and the Lenders.

“2024 Convertible Notes” means the convertible notes due in October 2025 and that are convertible into a number of 2024 Convertible Note Shares (rounded down to the nearest whole share) equal to (i) the 2024 Convertible Note Balance under such 2024 Convertible Note, divided by (ii) $10.00.

“2024 Convertible Note Investors” means the investors holding one or more 2024 Convertible Notes.

“2024 Convertible Note Shares” a number of shares New iLearningEngines Common Stock (rounded down to the nearest whole share) equal to (i) 2024 Convertible Note Balance, divided by (ii) $10.00, issuable in connection with the Business Combination as consideration for iLearningEngines shares upon conversion of the 2024 Convertible Notes, in accordance with the terms and subject to the conditions of the 2024 Convertible Note Purchase Agreement and the 2024 Convertible Notes.

“2024 Note Purchase Agreement” means that certain convertible note purchase agreement entered into on March 21, 2024, by and among iLearningEngines, the Initial Investor and (immediately prior to and contingent upon the Closing) the other 2024 Convertible Note Investors that will become a party thereto, pursuant to which, among other things, iLearningEngines (i) issued and sold a convertible note due in October 2025 in an aggregate principal amount of $700,000 and (ii) will issue and sell to the 2024 Convertible Note Investors additional convertible notes in an aggregate principal amount of $28,814,500.

v

Revised Disclosure and Supplemental Questions and Answers about the Business Combination

The following questions and answers beginning on page 8 of the section entitled “Questions and Answers about the Business Combination” are amended and restated as follows:

Q. What equity stake will current Arrowroot stockholders and iLearningEngines stockholders have in New iLearningEngines?

A. It is anticipated that, upon the completion of the Business Combination, the ownership of New iLearningEngines will be as follows:

●	current iLearningEngines stockholders will own 109,705,489 shares of New iLearningEngines Common Stock (excluding any Convertible Notes Shares), representing 81.0% of the total shares outstanding under the no redemption scenario, 81.2% of the total shares outstanding under the 50% of maximum redemption scenario and 81.3% of the total shares outstanding under the maximum redemption scenario;

●	the Convertible Note Investors (not including affiliates of the Sponsor) will own 11,576,745 shares of New iLearningEngines Common Stock acquired as Convertible Note Shares, representing 8.5% of the total shares outstanding under the no redemption scenario, 8.6% of the total shares outstanding under the 50% of maximum redemption scenario and 8.6% of the total shares outstanding under the maximum redemption scenario;

●	the Credit Facility Lender will own 4,419,998 shares of New iLearningEngines Common Stock, representing 3.2% of the total shares outstanding under the no redemption scenario, 3.2% of the total shares outstanding under the 50% of maximum redemption scenario and 3.2% of the total shares outstanding under the maximum redemption scenario;

●	current and former affiliates of our Sponsor will own 8,673,756 shares of New iLearningEngines Common Stock (including 2,837,291 shares acquired as Convertible Note Shares and 460,384 shares from conversion of Arrowroot Promissory Notes, excluding 1,327,800 shares from Arrowroot Special Purpose Vehicle and 400,000 Founder Shares to be forfeited by Arrowroot), representing 6.5% of the total shares outstanding under the no redemption scenario, 6.4% of the total shares outstanding under the 50% of maximum redemption scenario and 6.5% of the total shares outstanding under the maximum redemption scenario; and

●	Under the no redemption scenario, current Arrowroot Public Stockholders will own 1,099,121 shares of New iLearningEngines Common Stock (excluding any Convertible Note Shares), representing 0.8% of the total shares outstanding, under the 50% of maximum redemption scenario, current Arrowroot stockholders will own 795,834 shares of New iLearningEngines Common Stock (excluding any Convertible Note Shares), representing 0.6% of the total shares outstanding and under the maximum redemption scenario, current Arrowroot stockholders will own 492,547 shares of New iLearningEngines Common Stock (excluding any Convertible Note Shares), representing 0.4% of the total shares outstanding.

The numbers of shares and percentage interests set forth above (i) reflect different redemption scenarios laid out below, (ii) assumes an Exchange Ratio equal to 0.79987, and (iii) are calculated based on the capitalization of iLearningEngines and Arrowroot as of September 30, 2023.

No redemption scenario: This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares.

50% of maximum redemption scenario: This presentation assumes that the Public Stockholders holding approximately 28% of the Public Shares exercise redemption rights with respect to their Public Shares. This scenario assumes that 303,287 Public Shares are redeemed for an aggregate redemption payment of approximately $3.1 million, including a pro rata portion of interest accrued on the Trust Account of $0.109 million.

Maximum redemption scenario: This presentation assumes that the Public Stockholders holding approximately 55% of the Public Shares exercise redemption rights with respect to their Public Shares. This scenario assumes that 606,574 Public Shares are redeemed for an aggregate redemption payment of approximately $6.3 million, including a pro rata portion of interest accrued on the Trust Account of $0.218 million.

For the ownership percentages presented above, the ownership percentages with respect to New iLearningEngines do not take into account (i) the issuance of any additional shares upon the closing of the Business Combination under the 2024 Plan or ESPP, (ii) any exercise of Public Warrants or Private Placement Warrants to purchase New iLearningEngines Common Stock that will be outstanding immediately following the Effective Time, or (iii) any shares of New iLearningEngines Common Stock covered by unvested iLearningEngines RSUs that will be held by current equityholders of iLearningEngines immediately following the Effective Time. The presentation set forth above also does not give effect to any performance vesting provisions applicable to any of the Arrowroot Class B Common Stock. The numbers of shares and percentage interests set forth above have been presented for illustrative purposes only and do not necessarily reflect what New iLearningEngines’ share ownership will be upon completion of the Business Combination. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Q: What if Arrowroot fails to satisfy the Minimum Cash Condition?

It is not expected that Arrowroot will have in place sufficient financing arrangements, on a committed basis, to satisfy the Minimum Cash Condition. Therefore, in order for the Business Combination to close, iLearningEngines intends to waive or reduce the Minimum Cash Condition. If the Minimum Cash Condition is waived and the Business Combination is consummated with less than the $100.0 million of cash and cash equivalents, the cash held by New iLearningEngines in the aggregate, after the Closing, may not be sufficient to allow New iLearningEngines to operate and pay New iLearningEngines’ bills as they become due; or, even if New iLearningEngines continues to be able to operate and pay its bills, New iLearningEngines may not be able to successfully pursue its business plan or may not be able to achieve its planned efforts to grow its business or the results that New iLearningEngines’ management expects to achieve if New iLearningEngines has access to the capital required to continue to grow and expand its business. The additional exercise of redemption rights with respect to a large number of Arrowroot’s public stockholders may make the parties unable to take such actions as may be desirable in order to optimize the capital structure of New iLearningEngines after consummation of the Business Combination and the parties may not be able to raise additional financing from unaffiliated parties necessary to fund New iLearningEngines’ expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding New iLearningEngines’ ability to continue as a going concern at such time.

The funds remaining in the Trust Account (approximately $10.77 million as of February 5, 2024) on the Closing Date that are not redeemed in connection with the Business Combination will count toward the Available Acquiror Cash. In addition, proceeds from any Permitted Interim Financing (as defined in the Merger Agreement) actually received by iLearningEngines prior to or substantially concurrently with the Closing provided by one or more third parties unaffiliated with any Company Securityholder (as defined in the Merger Agreement) or any of their respective affiliates, the proceeds from the issuance of any debt security by Arrowroot (excluding any Working Capital Loans) that is actually funded to Arrowroot prior to or substantially concurrently with the Closing, solely to the extent that such financing proceeds exceed the outstanding principal and accrued interest (as of the Closing) of any indebtedness required to be repaid by Arrowroot or iLearningEngines in connection with the Closing or the funding or such debt financing, the proceeds of the issuance of any debt security by iLearningEngines provided by one or more third parties unaffiliated with any Company Securityholder or any of their respective affiliates that is actually funded to iLearningEngines prior to or substantially concurrently with the Closing, solely to the extent that such financing proceeds exceed the outstanding principal and accrued interest (as of the Closing) of any indebtedness required to be repaid by Arrowroot or iLearningEngines in connection with the Closing or the funding or such debt financing, will also count toward the Available Acquiror Cash. Available Acquiror Cash is reduced by Permitted Transaction Expenses (as defined in the Merger Agreement) (approximately $17 million as of January 5, 2024) and any Excess Transaction Expenses (as defined in the Merger Agreement) ($0 as of January 5, 2024) to be paid by Arrowroot against a corresponding cancellation of shares of Arrowroot Common Stock held by Sponsor. As of the date of this proxy statement/prospectus, iLearningEngines and Arrowroot have not obtained any subscriptions for a PIPE transaction.

On April 26, 2023, Arrowroot and Polar entered into the Forward Purchase Agreement, pursuant to which, among other things, Arrowroot agreed to purchase up to 2,500,000 shares of Arrowroot Class A Common Stock from Polar at the price equal to the redemption price of the Public Shares at the Closing, plus $0.60 (the “FPA Redemption Price”). In exchange for Arrowroot’s purchase of the shares, Polar agreed to waive redemption rights on the shares that Polar owns in connection with the Business Combination. The Forward Purchase Agreement provides that at Closing, Arrowroot will pre-pay to Polar for the forward purchase an amount equal to the Prepayment Amount (as defined in the Forward Purchase Agreement). The Maturity Date of the forward transaction is one year from the Closing of the Business Combination, except that the Maturity Date may be accelerated if the shares trade under $2.00 for 10 out of 30 days or the shares are delisted by Nasdaq. Polar has the right to early terminate the transaction (in whole or in part) before the Maturity Date by delivering notice to Arrowroot. If Polar terminates the Forward Purchase Agreement with respect to some or all of the shares prior to the Maturity Date, Polar will return the terminated shares and Arrowroot will make a payment equal to the number of such terminated shares multiplied by the FPA Redemption Price. Arrowroot can terminate the Forward Purchase Agreement prior to the redemption deadline if Arrowroot pays Polar a $300,000 break-up fee. On the Maturity Date, Arrowroot may be required to make a cash payment to Polar if Polar has not terminated the Forward Purchase Agreement in full equal to the number of shares (less any shares terminated prior to the Maturity Date) multiplied by $0.60, minus the Prepayment Amount.

On March 21, 2024, iLearningEngines entered into the 2024 Note Purchase Agreement with an investor pursuant to which, among other things, iLearningEngines issued and sold the Initial 2024 Convertible Note in an aggregate principal amount of $700,000. Contingent upon the Closing, iLearningEngines and the 2024 Convertible Note Investors will enter into the 2024 Note Purchase Agreement, and iLearningEngines will issue and sell to the 2024 Convertible Note Investors additional convertible notes due in October 2025 in an aggregate principal amount of $28,814,500.

Q: How is the payment of the deferred underwriting commissions going to affect the amount left in the trust account upon the completion of the Business Combination?

A: The deferred underwriting commissions in connection with the Arrowroot IPO will be released to the underwriters only on completion of the Business Combination. The deferred underwriting commission is payable if a business combination is consummated without regard to the number of public shares redeemed by holders in connection with such Business Combination.

On March 27, 2024, Arrowroot and Cantor Fitzgerald & Co. (“Cantor”) entered into the Fee Reduction Agreement, pursuant to which Cantor agreed to forfeit $4,062,500 of deferred underwriting fees payable in connection with the IPO, resulting in a remainder of $6,000,000 of deferred underwriting fees payable by Arrowroot to Cantor subject to the closing of the Business Combination (the “Reduced Deferred Fee”). The Reduced Deferred Fee shall be payable to Cantor in the form of shares of New iLearningEngines Common Stock issuable upon the filing with the SEC of a resale registration statement. The number of shares of New iLearningEngines Common Stock issuable to Cantor in satisfaction of the Reduced Deferred Fee will be equal to the greater of (i) the Reduced Fee divided by $10.00 and (ii) the Reduced Fee divided by the VWAP (as defined in the Fee Reduction Agreement) over the seven (7) trading days preceding the date of filing of such resale registration statement. Under the Fee Reduction Agreement, the combined company will be subject to, among others, certain obligations with respect to the filing of the resale registration statement and maintaining the continued effectiveness of the resale registration statement, and a failure of the combined company to discharge such obligations may result in the ability of Cantor to require the combined company to pay the Reduced Deferred Fee in cash.

As a result of the Reduced Deferred Fee not being payable in cash, payment of the deferred underwriting commissions will not affect the amount left in the Trust Account upon the completion of the Business Combination. The form of Fee Reduction Agreement is attached to this proxy statement/prospectus as Annex D and the terms of such agreement are incorporated herein by reference.

Q. What happens if a substantial number of stockholders vote in favor of the Business Combination Proposal and exercise redemption rights?

A. Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights and are not required to vote in any way to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shares are substantially reduced as a result of redemptions by Public Stockholders (however, pursuant to the Existing Charter, Arrowroot must have at least $5,000,001 of net tangible assets upon consummation of the Business Combination). Also, with fewer Public Shares and Public Stockholders, the Trading Markets for Arrowroot Class A Common Stock following the closing of the Business Combination may be less liquid than the market for Arrowroot Class A Common Stock was prior to the Business Combination and New iLearningEngines may not be able to meet the listing standards of a national securities exchange, including Nasdaq. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into New iLearningEngines’ business will be reduced and New iLearningEngines may not be able to achieve its business plans.

The table below presents the Trust Account value per share to a Public Stockholder that elects not to redeem its shares across a range of varying redemption scenarios.

As of September 30, 2023
Trust Account Value	$46,049,915
Total shares of Redeemable Arrowroot Class A Common Stock	4,445,813
Trust Account Value per share of Redeemable Arrowroot Class A Common Stock	$10.36

On February 2, 2024, 3,428,783 shares of Redeemable Arrowroot Class A Common Stock were redeemed at per share price of $10.59.

As of February 2, 2024
Share of Redemption	3,428,783
Per Share Redemption Price	$10.59
Total Cash Out for Redemption	$36,309,429

	Assuming No Additional Redemptions	Assuming 50% of Maximum Redemptions	Assuming Maximum Redemptions(1)
Redemptions ($)	$—	$(3,142,053)	$(6,284,107)
Redemptions (Shares)	—	303,287	606,574
Cash left in the Trust Account post redemptions less deferred underwriting commission	$10,527,723	$7,385,670	$4,243,616
Arrowroot Class A Common Stock post redemptions (inclusive of 82,091 Incentive shares)	1,099,121	795,834	492,547
Remaining Trust Proceeds Per Share	$9.58	$9.28	$8.62

(1)	This scenario assumes that an additional 606,574 shares of Arrowroot Class A Common Stock are redeemed in connection with the Business Combination for an aggregate payment of $6.3 million from the Trust Account based on an approximate redemption price of $10.36 per share (based on the aggregate amount on deposit in the Trust Account as of September 30, 2023). This scenario reflects the maximum number of shares that could be redeemed while satisfying the condition that Arrowroot have at least $5,000,001 in tangible assets after redemptions pursuant to the Existing Charter.

For information on the relative ownership levels of holders of outstanding shares of New iLearningEngines Common Stock following the Business Combination under varying redemption scenarios and the fully diluted relative ownership levels of holders of shares of New iLearningEngines Common Stock following the Business Combination under varying redemption scenarios, see the section entitled “The Business Combination — Ownership of New iLearningEngines After the Closing.”

Q: Will iLearningEngines obtain new financing in connection with the Business Combination?

A: On March 21, 2024, iLearningEngines entered into a convertible note purchase agreement (the “2024 Note Purchase Agreement”) with the Initial Investor pursuant to which, among other things, iLearningEngines issued and sold a convertible note due in October 2025 in an aggregate principal amount of $700,000 (the “Initial 2024 Convertible Note”). Contingent upon the Closing, iLearningEngines and certain additional investors (collectively, and together with the Initial Investor, the “2024 Convertible Note Investors”) will enter into the 2024 Note Purchase Agreement, and iLearningEngines will issue and sell to the 2024 Convertible Note Investors additional convertible notes due in October 2025 in an aggregate principal amount of $28,814,500 (together with the Initial 2024 Convertible Note, the “2024 Convertible Notes”). Each 2024 Convertible Note will accrue interest at a rate of (i) 15% per annum until the aggregate accrued interest thereunder (whether repaid or not) equals 25% of the principal amount of such note, and (ii) 8% per annum thereafter. Immediately prior to the consummation of the Business Combination, each 2024 Convertible Note will automatically convert into shares of iLearningEngines thereby entitling the holder thereof to receive, in connection with the consummation of the Business Combination, a number of shares New iLearningEngines Common Stock (rounded down to the nearest whole share) equal to (i) 2.75, multiplied by the outstanding principal under such 2024 Convertible Note, plus all accrued and unpaid interest thereon (the “2024 Convertible Note Balance”), divided by (ii) $10.00 (such shares, the “2024 Convertible Note Shares”). The 2024 Convertible Note Purchase Agreement is attached to this proxy statement/prospectus as Annex A and the form of convertible note issued or to be issued pursuant to the 2024 Convertible Note Purchase Agreement is attached to this prospectus supplement as Annex B. The 2024 Convertible Note Purchase Agreement contains customary representations and warranties of iLearningEngines, on the one hand, and each 2024 Convertible Note Investor, on the other hand.

In the event that the VWAP (as defined in the 2024 Convertible Note Purchase Agreement) of the New iLearningEngines Common Stock over the ten (10) trading days immediate preceding November 30, 2024 (the “Reference Date”) is below the Conversion Price, then New iLearningEngines shall, as soon as reasonably practicable, issue to each 2024 Convertible Note Holder a make-whole payment (the “Make Whole Payments”) equal to a number of additional Incentive Shares (rounded down to the nearest whole share) equal to (i) the Conversion Price, divided by the Reference Price (as defined below), minus (ii) one (1). “Reference Price” means the greater of (i) the VWAP of the New iLearningEngines Common Stock over the ten (10) trading days immediately preceding the Reference Date and (ii) $1.00. Notwithstanding anything to the contrary in the foregoing, the maximum number of shares issuable in connection with Make Whole Payments, in the aggregate, shall not exceed 10,000,000 Incentive Shares (the “Make Whole Payment Cap”) and New iLearningEngines shall not have any obligation to issue any Make Whole Payment in excess of the Make Whole Payment Cap. In connection with the issuance of the 2024 Convertible Notes each 2024 Convertible Note Investor is entering into a (i) a joinder to the Amended and Restated Registration Rights Agreement and (ii) subordination agreement in favor of any holder of senior debt.

In addition, iLearningEngines has been in discussions with potential sources of financing of New iLearningEngines following the closing of the Business Combination, as more fully described in “ILearningEngines Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resource.”

Amendment and Restatement of Summary of The Proxy Statement/Prospectus

The following sections of text beginning on page 25 entitled “Summary of The Proxy Statement/Prospectus” is amended and restated as set forth below:

Ownership of New iLearningEngines After the Closing

As of the Record Date, there are 1,017,030 shares of Arrowroot Class A Common Stock issued and outstanding (exclusive of 82,091 Incentive shares) and 7,187,500 shares of Arrowroot Class B Common Stock issued and outstanding. There were also outstanding an aggregate of 22,625,000 warrants, which includes 8,250,000 Private Placement Warrants and 14,375,000 public warrants. Each warrant entitles the holder thereof to purchase one share of Arrowroot Class A Common Stock and, following the Business Combination, will entitle the holder thereof to purchase one share of New iLearningEngines Common Stock.

Under the “no additional redemptions” scenario, upon completion of the Business Combination, Arrowroot’s public stockholders would retain an ownership interest of approximately 0.8% in New iLearningEngines, the Convertible Note Investors will own approximately 8.5% of New iLearningEngines, the Credit Facility Lender will own approximately 3.2% of the New iLearningEngines, the Sponsor and its affiliates and certain current and former directors, as the sole holders of Founder Shares, will retain an ownership interest of approximately 6.5% of New iLearningEngines, and the iLearningEngines stockholders will own approximately 81.0% of New iLearningEngines.

Under the “50% of maximum redemptions” scenario, upon completion of the Business Combination, Arrowroot’s public stockholders would retain an ownership interest of approximately 0.6% in New iLearningEngines, the Convertible Note Investors will own approximately 8.6% of New iLearningEngines, the Credit Facility Lender will own approximately 3.2% of the New iLearningEngines, the Sponsor and its affiliates and certain current and former directors, as the sole holders of Founder Shares, will retain an ownership interest of approximately 6.4% of New iLearningEngines, and the iLearningEngines stockholders will own approximately 81.2% of New iLearningEngines.

Under the “maximum redemptions” scenario, upon completion of the Business Combination, Arrowroot’s public stockholders would retain an ownership interest of approximately 0.4% in New iLearningEngines, the Convertible Note Investors will own approximately 8.6% of New iLearningEngines, the Credit Facility Lender will own approximately 3.2% of the New iLearningEngines, the Sponsor and its affiliates and certain current and former directors, as the sole holders of Founder Shares, will retain an ownership interest of approximately 6.5% of New iLearningEngines, and the iLearningEngines stockholders will own approximately 81.3% of New iLearningEngines.

The following summarizes the pro forma ownership of New iLearningEngines Common Stock following the Business Combination assuming the no additional redemptions, 50% of maximum redemptions and maximum redemptions scenarios.

The ownership percentages reflected in the table are based upon the number of shares of iLearningEngines Common Stock and Arrowroot Common Stock expected to be issued and outstanding as of September 30, 2023 and are subject to the following additional assumptions:

●	the total shares of New iLearningEngines Common Stock to be issued to holders of iLearningEngines Common Stock will be 109,705,489;

●	the exercise of iLearningEngines Warrants pursuant to the Merger Agreement occur on September 30, 2023 and that the Exchange Ratio as of September 30, 2023 is 0.79987;

●	all vested RSUs as of September 30, 2023 covering shares of New iLearningEngines Common Stock that will be held by equityholders of iLearningEngines immediately following the Effective Time have been converted;

●	no unvested RSUs as of September 30, 2023 covering shares of New iLearningEngines Common Stock that will be held by equityholders of iLearningEngines immediately following the Effective Time have been converted;

●	the shares to be issued to iLearningEngines stockholders do not account for the issuance of any additional shares upon the closing of the Business Combination under the 2024 Plan and ESPP;

●	no exercise of Arrowroot Warrants; and

●	no issuance of additional securities by Arrowroot prior to the Effective Time.

If any of these assumptions are not correct, these percentages will be different.

For purposes of the table:

●	Assuming no redemption scenario: This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares.

●	Assuming 50% of maximum redemption scenario: This presentation assumes that the Public Stockholders holding approximately 28% of the Public Shares exercise redemption rights with respect to their Public Shares (assuming that Polar purchases and elects not to redeem 410,456 Public Shares and get 82,091 Incentive Public Shares as per the Forward Purchase Agreement). This scenario assumes that 303,287 Public Shares are redeemed for an aggregate redemption payment of approximately $3.1 million, including a pro rata portion of interest accrued on the Trust Account of $0.109 million.

●	Assuming maximum redemption scenario: This presentation assumes that the Public Stockholders holding approximately 55% of the Public Shares exercise redemption rights with respect to their Public Shares (assuming that Polar purchases and elects not to redeem 410,456 Public Shares and get 82,091 Incentive Public Shares as per the Forward Purchase Agreement). This scenario assumes that 606,574 Public Shares are redeemed for an aggregate redemption payment of approximately $6.3 million, including a pro rata portion of interest accrued on the Trust Account of $0.218 million.

	Assuming No Additional Redemptions		Assuming 50% of Maximum Redemptions		Assuming Maximum Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Former iLearningEngines equity holders	109,705,489	81.0%	109,705,489	81.2%	109,705,489	81.3%
Former Arrowroot Class A common stockholders	1,099,121	0.8%	795,834	0.6%	492,547	0.4%
Convertible Notes(1)	11,576,745	8.5%	11,576,745	8.6%	11,576,745	8.6%
WTI Term Loan Modification	4,419,998	3.2%	4,419,998	3.2%	4,419,998	3.2%
Sponsor affiliates and certain current and former Arrowroot directors(2)	8,673,756	6.5%	8,673,756	6.4%	8,673,756	6.5%
Total shares of New iLearningEngines Common Stock outstanding at closing	135,475,109	100.0%	135,171,822	100.0%	134,868,535	100.0%

(1)	Excludes Convertible Notes held by affiliates of the Sponsor.
(2)	Excludes 8,250,000 Private Warrants held by the Sponsor and includes 2,837,291 shares from conversion of Convertible Notes from Arrowroot Capital and 460,384 shares from conversion of Arrowroot Promissory Notes. In connection with the Business Combination, the Sponsor has agreed to forfeit 400,000 Founder Shares upon the Closing.

Stockholders will experience additional dilution to the extent New iLearningEngines issues additional shares of New iLearningEngines Common Stock after the closing of the Business Combination. The table above excludes (a) 22,625,000 shares of New iLearningEngines Common Stock that will be issuable upon the exercise of the 8,250,000 Private Placement Warrants and 14,375,000 public warrants; (b) 78,120 shares of New iLearningEngines Common Stock that will be issuable upon the conversion of unvested iLearningEngines RSUs; (c) 13,547,510 shares of New iLearningEngines Common Stock that will initially be available for issuance under the 2024 Plan in the “no additional redemptions” scenario, 13,517,182 shares of New iLearningEngines Common Stock that will initially be available for issuance under the 2024 Plan in the “50% of maximum redemptions” scenario and 13,486,853 shares of New iLearningEngines Common Stock that will initially be available for issuance under the 2024 Plan in the “maximum redemptions” scenario; and (d) 2,709,502 shares of New iLearningEngines Common Stock that will be available for issuance under the ESPP in the “no additional redemptions” scenario, 2,703,436 shares of New iLearningEngines Common Stock that will be available for issuance under the ESPP in the “50% of maximum redemptions” scenario and 2,697,370 shares of New iLearningEngines Common Stock that will initially be available for issuance under the ESPP in the “maximum redemptions” scenario. The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares:

	Assuming No Additional Redemptions		Assuming 50% of Maximum Redemptions		Assuming Maximum Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Total shares of New iLearningEngines Common Stock outstanding at closing	135,475,109	77.6%	135,171,822	77.6%	134,868,535	77.5%
Shares underlying public warrants	14,375,000	8.2%	14,375,000	8.2%	14,375,000	8.3%
Shares underlying Private Placement Warrants	8,250,000	4.7%	8,250,000	4.7%	8,250,000	4.7%
Shares underlying New iLearningEngines Assumed RSUs	78,120	0.1%	78,120	0.1%	78,120	0.1%
Shares initially reserved for issuance under the 2024 Plan(a)	13,547,510	7.8%	135,171,182	7.8%	13,486,853	7.8%
Shares initially reserved for issuance under the ESPP(b)	2,709,502	1.6%	2,703,436	1.6%	2,697,370	1.6%
Total shares	174,435,241	100.0%	174,095,560	100.0%	173,755,878	100.0%

(a)	Subject to the discretion of New iLearningEngines Board, on the first trading day in January each calendar year, beginning with January 1, 2025, and continuing through January 1, 2034, the number of shares of New iLearningEngines Common Stock available for issuance under the 2024 Plan will automatically increase by five percent (5%) of the total number of shares of New iLearningEngines Common Stock outstanding on the last trading day of December of the immediately preceding calendar year.

(b)	Subject to the discretion of New iLearningEngines Board, on the first trading day in January each calendar year, beginning with January 1, 2025, and continuing through January 1, 2034, the number of shares of New iLearningEngines Common Stock available for issuance under the ESPP will automatically increase by one percent (1%) of the total number of shares of New iLearningEngines Common Stock outstanding on the last trading day of December of the immediately preceding calendar year.

The tables above also exclude the impact of the future issuance of shares of New iLearningEngines Common Stock (1) as Incentive Shares or (2) to Cantor, Mizuho or BTIG in satisfaction of fee payments (which could amount to up to an aggregate of $16.5 million of shares to be issued, and a number of shares as determined by the provisions of each of the agreements with Cantor, Mizuho and BTIG). For more information, please see the sections entitled “Other Agreements Related to the Merger Agreement – Deferred Underwriting Fee”, “Other Agreements Related to the Merger Agreement – Mizuho Fee Agreement”, and “Other Agreements Related to the Merger Agreement – BTIG Fee Agreement”.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal 1 — The Business Combination Proposal — Ownership of New iLearningEngines After the Closing.”

Other Agreements Related to the Merger Agreement

Stockholder Support Agreement

Concurrently with the execution of the Merger Agreement, Arrowroot, iLearningEngines, and the stockholders of iLearningEngines holding sufficient shares of iLearningEngines Common Stock to meet the Requisite Approval entered into the Stockholder Support Agreement, pursuant to which, among other things, such stockholders of iLearningEngines agreed to: (i) not transfer, arrange to transfer or announce any transfer of any iLearningEngines shares such stockholders hold or may acquire, other than transfers to other stockholders of iLearningEngines that are party to the Stockholder Support Agreement, transfers for estate planning purposes or pursuant to intestacy laws, transfers that are a distribution to partners, members or affiliates of such stockholder or transfers of Incentive Shares; (ii) approve and adopt the Merger Agreement, the ancillary agreements thereto and the transactions contemplated thereby, (iii) vote against or withhold consent with respect to any merger, purchase of all or substantially all of iLearningEngines’ assets or other business combination transactions other than the Business Combination, (iv) vote against or withhold consent any proposal, action or agreement that would impede or frustrate the Business Combination, result in a breach of any representation, warranty or covenant in the Merger Agreement or result in a condition to the Business Combination being unfulfilled, (v) not commence or join any class in a class action challenging the validity of the Business Combination or alleging a breach of fiduciary duty by any person in connection with the Business Combination, and (vi) waive dissenters’ rights, appraisal rights or similar rights under Delaware law. The Stockholder Support Agreement will terminate upon the earliest to occur of: (i) the Effective Time of the Merger Agreement, (ii) the termination of the Merger Agreement and (iii) as to each iLearningEngines stockholder a party thereto, upon the written agreement of Arrowroot, iLearningEngines and such iLearningEngines stockholder.

Sponsor Support Agreement

Concurrently with the execution of the Merger Agreement, Arrowroot entered into the Sponsor Support Agreement with the Sponsor, Dixon Doll, Will Semple and iLearningEngines, pursuant to which each of the Sponsor and Messrs. Doll and Semple agreed to (i) vote all shares of Arrowroot Common Stock held by such person in favor of the Business Combination, (ii) discharge any Excess Transaction Expenses (as defined in the Merger Agreement) by payment in cash or elect, at the option of such person, to have Arrowroot discharge any Excess Transaction Expenses by payment in cash against a corresponding cancellation of shares of Arrowroot Common Stock held by such person (or any combination thereof), (iii) loan all amounts contemplated by the proxy statement filed by Arrowroot on or about February 13, 2023, pursuant to which the Arrowroot stockholders approved the extension of the deadline by which Arrowroot must complete its business combination to July 6, 2023, including any amounts required in connection with any additional extension of such deadline, (iv) contribute the Sponsor Incentive Shares (as defined in the Merger Agreement), (v) waive any adjustment to the conversion ratio set forth in the governing documents of Arrowroot or any other anti-dilution or similar protection with respect to the Class B Common Stock of Arrowroot, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement, and (vi) agree to be bound by any restrictions on transfer set forth in Arrowroot’s by-laws, in each case, on the terms and subject to the conditions set forth therein.

2023 Convertible Note Purchase Agreements

Also on April 27, 2023, iLearningEngines entered into a convertible note purchase agreement, with the 2023 Convertible Note Investors, pursuant to which, among other things, iLearningEngines may issue and sell to the 2023 Convertible Note Investors convertible notes due in October 2025 with aggregate principal amount of up to $50,000,000, of which iLearningEngines has issued and sold 2023 Convertible Notes with aggregate principal amount of $17,400,000. Each 2023 Convertible Note accrues interest at a rate of (i) 15% per annum until the aggregate accrued interest thereunder (whether repaid or not) equals 25% of the principal amount of such note, and (ii) 8% per annum thereafter. Immediately prior to the consummation of the Business Combination, each 2023 Convertible Note will automatically convert into the 2023 Convertible Note Shares. Affiliates of our Sponsor have purchased $9,900,000 of 2023 Convertible Notes, convertible into an estimated 2,837,291 shares of New iLearningEngines Common Stock. The 2023 Convertible Note Purchase Agreement is attached to the to the proxy statement/prospectus dated February 5, 2024as Annex H and the form of convertible note issued or to be issued pursuant to the 2023 Convertible Note Purchase Agreement is attached to the to the proxy statement/prospectus dated February 5, 2024 as Annex I. The 2023 Convertible Note Purchase Agreement contains customary representations and warranties of iLearningEngines, on the one hand, and each Convertible Note Investor, on the other hand.

The initial closing of the sale of 2023 Convertible Notes pursuant to the 2023 Convertible Note Purchase Agreement occurred concurrently with the execution of the 2023 Convertible Note Purchase Agreement. To date, iLearningEngines has issued and sold 2023 Convertible Notes in the aggregate principal amount of $17,400,000 and is able to sell and issue, from time to time, additional 2023 Convertible Notes in the aggregate principal amount of up to $32,600,000. The purpose of the 2023 Convertible Note Investment is to raise additional capital for use by iLearningEngines prior to the consummation of the Business combination.

To the extent iLearningEngines elects to sell additional 2023 Convertible Notes, the Sponsor will have a 5-day right of first offer. The 2023 Convertible Notes are subject to “most favored nations” provision in favor of the 2023 Convertible Note Investors, such that the 2023 Convertible Note Investors are entitled to elect to amend and restate the 2023 Convertible Notes held by them to be identical to the economic terms of any other subsequent convertible promissory note issued by iLearningEngines.

2024 Convertible Note Purchase Agreements

On March 21, 2024, we entered into the 2024 Note Purchase Agreement with an investor pursuant to which, among other things, we issued and sold the Initial 2024 Convertible Note in an aggregate principal amount of $700,000. Contingent upon the Closing, we and the 2024 Convertible Note Investors will enter into the 2024 Note Purchase Agreement, and we will issue and sell to the 2024 Convertible Note Investors additional convertible notes due in October 2025 in an aggregate principal amount of $28,814,500. Each 2024 Convertible Note will accrue interest at a rate of (i) 15% per annum until the aggregate accrued interest thereunder (whether repaid or not) equals 25% of the principal amount of such note, and (ii) 8% per annum thereafter. Immediately prior to the consummation of the Business Combination, each 2024 Convertible Note will automatically convert into shares thereby entitling the holder thereof to receive, in connection with the consummation of the Business Combination, a number of shares New iLearningEngines Common Stock (rounded down to the nearest whole share) equal to (i) the 2024 Convertible Note Balance, divided by (ii) $10.00. The 2024 Convertible Note Purchase Agreement is attached to t this proxy statement/prospectus as Annex A and the form of convertible note issued or to be issued pursuant to the 2024 Convertible Note Purchase Agreement is attached to this prospectus supplement as Annex B. The 2024 Convertible Note Purchase Agreement contains customary representations and warranties of iLearningEngines, on the one hand, and each 2024 Convertible Note Investor, on the other hand.

In the event that the VWAP (as defined in the 2024 Convertible Note Purchase Agreement) of the New iLearningEngines Common Stock over the ten (10) trading days immediate preceding November 30, 2024 (the “Reference Date”) is below the Conversion Price, then New iLearningEngines shall, as soon as reasonably practical, issue to each 2024 Convertible Note Holder a make-whole payment (the “Make Whole Payments”) equal to a number of additional Incentive Shares (rounded down to the nearest whole share) equal to (i) the Conversion Price, divided by the Reference Price (as defined below), minus (ii) one (1). “Reference Price” means the greater of (i) the VWAP of the New iLearningEngines Common Stock over the ten (10) trading days immediately preceding the Reference Date and (ii) $1.00. Notwithstanding anything to the contrary in the foregoing, the maximum number of shares issuable in connection with Make Whole Payments, in the aggregate, shall not exceed 10,000,000 Incentive Shares (the “Make Whole Payment Cap”) and New iLearningEngines shall not have any obligation to issue any Make Whole Payment in excess of the Make Whole Payment Cap.

Amended and Restated Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, New iLearningEngines, the Sponsor, the independent directors of Arrowroot, certain significant securityholders of iLearningEngines and certain of their respective affiliates will enter into an Amended and Restated Registration Rights Agreement pursuant to which New iLearningEngines will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New iLearningEngines Common Stock and other equity securities of New iLearningEngines that are held by the parties thereto from time to time. Additionally, the Registration Rights Agreement will contain certain restrictions on transfer with respect to the securities of New iLearningEngines held by the Sponsor or the former iLearningEngines securityholders immediately following Closing. Such restrictions will begin at the Closing and terminate on the one (1) year anniversary of the Closing (subject to early termination (a) if the closing price of the New iLearningEngines Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period commencing at least 150 days after the Closing or (b) upon the consummation of a change of control). Each 2024 Convertible Note Investor has signed a joinder to the Amended and Restated Registration Rights Agreement effective immediately prior to and contingent upon the consummation of the Business Combination.

Forward Purchase Agreement

On April 26, 2023, Arrowroot and Polar entered into an agreement (“Forward Purchase Agreement”), pursuant to which, among other things, Arrowroot agreed to purchase up to 2,500,000 shares of Arrowroot Class A Common Stock from Polar at the price equal to the redemption price of the Public Shares at the Closing, plus $0.60 (the “FPA Redemption Price”). In exchange for Arrowroot’s purchase of the shares, Polar agreed to waive redemption rights on the shares that Polar owns in connection with the Business Combination. The Forward Purchase Agreement provides that at Closing, Arrowroot will pre-pay to Polar for the forward purchase an amount equal to the Prepayment Amount (as defined in the Forward Purchase Agreement). The scheduled maturity date of the forward transaction is one year from the Closing of the Business Combination (the “Maturity Date”), except that the Maturity Date may be accelerated if the shares trade under $2.00 for 10 out of 30 days or the shares are delisted by Nasdaq. Polar has the right to early terminate the transaction (in whole or in part) before the Maturity Date by delivering notice to Arrowroot. If Polar terminates the Forward Purchase Agreement with respect to some or all of the shares prior to the Maturity Date, Polar will return to Arrowroot the terminated shares and Arrowroot will make a payment equal to the number of such terminated shares multiplied by the FPA Redemption Price. Arrowroot can terminate the Forward Purchase Agreement prior to the redemption deadline if Arrowroot pays Polar a $300,000 break-up fee. On the Maturity Date, if Polar has not terminated the Forward Purchase Agreement in full, then Arrowroot may be required to make a cash payment to Polar equal to the number of shares (less any shares terminated prior to the Maturity Date) multiplied by $0.60, minus the Prepayment Amount.

Deferred Underwriting Fee

On March 27, 2024, Arrowroot and Cantor entered into the Fee Reduction Agreement, pursuant to which Cantor has agreed to forfeit $4,062,500 of the deferred underwriting fees payable, resulting in a remainder of the $6,000,000 Reduced Deferred Fee by the Company to Cantor subject to the closing of the contemplated Transaction with iLearningEngines. The Reduced Deferred Fee shall be payable to Cantor in the form of shares of New iLearningEngines Common Stock in an amount of shares equal to the greater of (i) $6,000,000, divided by $10.00 and (ii) the quotient obtained by dividing (x) $6,000,000 by (y) the VWAP (as defined in the Fee Reduction Agreement) of New iLearningEngines Common Stock over the seven (7) trading days immediately prior to the initial filing of the Resale Registration Statement (as defined in the Fee Reduction Agreement). Under the Fee Reduction Agreement, the combined company will be subject to, among others, certain obligations with respect to the filing of the resale registration statement and maintaining the continued effectiveness of the resale registration statement, and a failure of the combined company to discharge such obligations may result in the ability of Cantor to require the combined company to pay the Reduced Deferred Fee in cash. The Fee Reduction Agreement only applies to the consummation of the Business Combination with iLearningEngines and no other potential business combinations that may be contemplated or consummated by Arrowroot. In the event that Arrowroot does not consummate the Business Combination with iLearningEngines, the original deferred fee shall become due and payable by Arrowroot to Cantor as originally set forth in the Underwriting Agreement, upon the consummation of a business combination. The form of Fee Reduction Agreement is attached to this proxy statement/prospectus as Annex D and the terms of such agreement are incorporated herein by reference.

Mizuho Fee Agreement

On June 5, 2020, Mizuho and iLearningEngines entered into a letter agreement (the “Mizuho Engagement Letter”) pursuant to which iLearningEngines engaged Mizuho as a financial advisor in connection with the Business Combination. On March 27, 2024, the Company and Mizuho amended the Mizuho Engagement Letter (the “Amended Mizuho Engagement Letter”) to provide that, in lieu of payment in cash of the full amount of any advisory fees or other fees or expenses owed under the Mizuho Engagement Letter, the iLearningEngines shall pay (or cause the combined company to pay) Mizuho $7,500,000 (the “Mizuho Fee”) in cash or New iLearningEngines Shares, at the sole discretion of the combined company. If iLearningEngines elects to pay the Mizuho Fee in New iLearningEngines Shares, then prior to the issuance of such shares, iLearningEngines has agreed to register such shares on Form S-3 or Form S-1 or any similar long-form registration statement that may be available at such time and to list such shares on the principal national securities exchange on which the New iLearningEngines Shares are then listed and traded. The form of the Amended Mizuho Engagement Letter is attached to this proxy statement/prospectus as Annex E and the terms of such agreement are incorporated herein by reference.

BTIG Fee Agreement

On July 25, 2023, BTIG, LLC (“BTIG”) and Arrowroot entered into a letter agreement (the “BTIG Engagement Letter”) pursuant to which Arrowroot engaged BTIG as a capital markets advisor in connection with the Business Combination. On March 27, 2024, the BTIG and Arrowroot amended the BTIG Engagement Letter (the “BTIG Amendment”) to provide that, in lieu of payment in cash of the full amount of any advisory fees or other fees and expenses owed under the BTIG Engagement Letter, Arrowroot will pay to BTIG $3,000,000 in advisory fees (the “BTIG Advisory Fee”) and $400,000 in expenses (the “BTIG Expenses”). The BTIG Expenses will be paid in cash upon the consummation of the Business Combination. The BTIG Advisory Fee will be payable to BTIG in the form of shares of New iLearningEngines Common Stock in an amount of shares equal to the greater of (i) $3,000,000, divided by $10.00 and (ii) the quotient obtained by dividing (x) $3,000,000 by (y) the VWAP (as defined in the BTIG Amendment) of New iLearningEngines Common Stock over the seven (7) trading days immediately prior to the initial filing of the Resale Registration Statement (as defined in the BTIG Amendment). Under the BTIG Amendment, the combined company will be subject to, among others, certain obligations with respect to the filing of the resale registration statement and maintaining the continued effectiveness of the resale registration statement, and a failure of the combined company to discharge such obligations may result in the ability of BTIG to require the combined company to pay the BTIG Advisory Fee in cash. The form of the BTIG Amendment is attached to this proxy statement/prospectus as Annex F and the terms of such agreement are incorporated herein by reference.

Board of New iLearningEngines following the Business Combination

Upon the Closing, we anticipate that the New iLearningEngines Board will consist of seven members, reclassified into three separate classes, with each class serving a three-year term; except with respect to the election of directors at the special meeting pursuant to Proposal No. 4 — The Election of Directors Proposal, the Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). All of our existing directors of Arrowroot, except for Tom Olivier, have informed us that they will resign from our board of directors upon Closing. Our board of directors has nominated the following individuals for election at our special meeting:

●	Class I Directors: Harish Chidambaran and Balakrishnan Arackal;

●	Class II Directors: Matthew Barger and Thomas Olivier; and

●	Class III Directors: Bruce Mehlman, Michael Moe and Ian Davis.

For additional details, see the sections of this proxy statement/prospectus entitled “Proposal No. 4 — The Election of Directors Proposal” and “Directors and Executive Officers After the Business Combination.”

Amendment and Restatement of Summary Unaudited Pro Forma Condensed Combined Financial Information

The text beginning on page 43 entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information” is amended and restated as set forth below:

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination and related transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as iLearningEngines has been determined to be the accounting acquirer, due to the fact that iLearningEngines will control New iLearningEngines. Under this method of accounting, while Arrowroot is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of iLearningEngines issuing stock for the net assets of Arrowroot, accompanied by a recapitalization. The net assets of Arrowroot will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of iLearningEngines. The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2023 gives pro forma effect to the Business Combination and related transactions as if they had consummated on September 30, 2023. The summary unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2023 and year ended December 31, 2022 give pro forma effect to the Business Combination and related transactions as if they had been consummated on January 1, 2022.

The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of Arrowroot and related notes and the historical financial statements of iLearningEngines and related notes included elsewhere in this proxy statement/prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.

The following table presents summary pro forma data after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:

●	Assuming No Redemption: This presentation assumes that no Public Stockholders exercise their redemption rights in connection with the Business Combination with respect to their shares for a pro rata portion of the funds in the Trust Account.

●	Assuming Maximum Redemptions: The Merger Agreement includes a minimum cash condition of $100.0 million (the “Minimum Cash Condition”) of Available Acquiror Cash. Available Acquiror Cash, subject to certain restrictions as further detailed in the Merger Agreement, is equal to: (i) the funds in the Trust Account, plus (ii) the aggregate amount of cash proceeds from private placement financing (subject to certain qualifications set forth in the Merger Agreement), if any, plus (iii) the proceeds of certain debt financings of Arrowroot or iLearningEngines in excess of indebtedness required to be repaid at Closing, minus (iv) all Arrowroot and iLearningEngines transaction costs that remain unpaid at Closing or are to be paid simultaneously with the Closing and any amounts paid to public shareholders that exercise their redemption rights in connection with the Business Combination, in each case subject to the restrictions set forth in the Merger Agreement. This presentation assumes that Arrowroot shareholders holding 606,574 shares (1,017,030 Arrowroot Class A Common Stock subject to possible redemption outstanding at September 30, 2023 (exclusive of 82,091 Incentive shares), minus 410,456 shares held by Polar and with respect to which Polar has agreed to waive redemption rights) of Arrowroot Class A Common Stock will exercise their redemption rights for an aggregate payment of $6.3 million (based on the estimated per share redemption price of approximately $10.36) from the Trust Account. Such amount represents the maximum number of Arrowroot share redemptions that could occur with the Minimum Cash Condition still being satisfied.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations for Nine Months Ended September 30, 2023
Revenue	$304,917	$304,917
Net loss	$(10,499)	$(10,499)
Net loss per common share – basic and diluted	$(0.08)	$(0.08)
Weighted-average common shares outstanding – basic and diluted	134,455,110	133,848,536
Summary Unaudited Pro Forma Condensed Combined Statement of Operations for Year Ended December 31, 2022
Revenue	$309,170	$309,170
Net loss	$(40,527)	$(40,527)
Net loss per common share – basic and diluted	$(0.30)	$(0.30)
Weighted average common shares outstanding – basic and diluted	134,455,110	133,848,536
Summary Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2023
Total assets	$121,286	$115,002
Total liabilities	108,691	108,691
Total shareholders’ equity (deficit)	$12,595	$6,311

Amendment and Restatement of Unaudited Historical Comparative and Pro Forma Combined Per Share Data of Arrowroot and iLearningEngines

The text beginning on page 45 entitled “Unaudited Historical Comparative and Pro Forma Combined Per Share Data of Arrowroot and iLearningEngines” is amended and restated as set forth below:

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE DATA OF ARROWROOT AND ILEARNINGENGINES

Net loss per share was calculated using the historical weighted-average shares outstanding, and the issuance of additional shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since January 1, 2022. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted-average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related have been outstanding for the entirety of all periods presented.

			Combined Pro Forma		New iLearningEngines Equivalent Per Share Pro Forma(2)
	iLearningEngines (Historical)	Arrowroot (Historical)	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions
As of and for the Nine Months Ended September 30, 2023
Book value per share(1)	$(0.18)	$(3.10)	$0.09	$0.05	$0.07	$0.04
Weighted average number of common shares outstanding, basic	95,782,605	N/A	134,455,110	133,848,536	N/A	N/A
Weighted average number of common shares outstanding, diluted	95,782,605	N/A	134,455,110	133,848,536	N/A	N/A
Net loss per common share, basic	$(0.00)	N/A	$(0.08)	$(0.08)	$(0.06)	$(0.06)
Net loss per common share, diluted	$(0.00)	N/A	$(0.08)	$(0.08)	$(0.06)	$(0.06)
Weighted average shares outstanding, Class A common stock	N/A	9,965,445
Basic and diluted net income per share, Class A common stock	N/A	$(0.40)
Weighted average shares outstanding, Class B common stock	N/A	7,187,500
Basic and diluted net income per share, Class B common stock	N/A	$(0.40)
As of and for the Year Ended December 31, 2022
Weighted average number of common shares outstanding, basic	95,728,760	N/A	134,455,110	133,848,536	N/A	N/A
Weighted average number of common shares outstanding, diluted	95,728,760	N/A	134,455,110	133,848,536	N/A	N/A
Net loss per common share, basic	$0.08	N/A	$(0.30)	$(0.30)	$(0.24)	$(0.24)
Net loss per common share, diluted	$0.08	N/A	$(0.30)	$(0.30)	$(0.24)	$(0.24)
Weighted average shares outstanding, Class A common stock	N/A	28,750,000
Basic and diluted net income per share, Class A common stock	N/A	$0.38
Weighted average shares outstanding, Class B common stock	N/A	7,187,500
Basic and diluted net income per share, Class B common stock	N/A	$0.38

(1)	Book value per share is calculated as total equity, excluding temporary equity (Class A Shares subject to redemption for Arrowroot) divided by the weighted average shares outstanding.
(2)	The equivalent pro forma basic and diluted per share data for New iLearningEngines is calculated by multiplying the combined pro forma per share data by the exchange ratio calculated based on the Merger Consideration set forth in the Merger Agreement.

Amendment and Restatement of Risk Factors

The following Risk Factors beginning on page 48 entitled “Risk Factors” are amended and restated as set forth below:

Supplemental Risk Factor Disclosure

iLearningEngines may be unable to obtain sufficient financing to pay its expenses incurred in connection with the Closing of the Business Combination.

Arrowroot and iLearningEngines have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination. Pursuant to the terms of Business Combination, we will assume certain Permitted Transaction Expenses (as defined in the Merger Agreement) (approximately $17 million as of January 5, 2024) of Arrowroot upon Closing of the Business Combination.

On March 21, 2024, iLearningEngines entered into the 2024 Note Purchase Agreement with an investor pursuant to which, among other things, iLearningEngines issued and sold the Initial 2024 Convertible Note in an aggregate principal amount of $700,000. Contingent upon the Closing, iLearningEngines and the 2024 Convertible Note Investors will enter into the 2024 Note Purchase Agreement, and iLearningEngines will issue and sell to the 2024 Convertible Note Investors additional convertible notes due in October 2025 in an aggregate principal amount of $28,814,500.

An additional approximately $11 million in expenses related to the Business Combination have been deferred until no later than March 31, 2025. In addition, iLearningEngines has entered into agreements to equitize or forgive up to an additional approximately $33 million (which includes the election by Arrowroot to convert approximately $5 million of Acquiror Transaction Expenses into New iLearningEngines Shares) in expenses related to the Business Combination. For more information, please see the sections entitled “Other Agreements Related to the Merger Agreement – Deferred Underwriting Fee”, “Other Agreements Related to the Merger Agreement – Mizuho Fee Agreement”, and “Other Agreements Related to the Merger Agreement – BTIG Fee Agreement”.

There is no assurance that iLearningEngines’ management will be able to obtain additional liquidity or be successful in raising additional funds or that such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on iLearningEngines’ existing stockholders. In the event iLearningEngines determines that additional sources of liquidity will not be available to it or will not allow it to meet its obligations as they become due, iLearningEngines’ may need to file a voluntary petition for relief under the United States Bankruptcy Code in order to implement a plan of reorganization, court-supervised sale, and/or liquidation.

Our Public Stockholders will experience immediate dilution due to the issuance of shares of Arrowroot Class A Common Stock to iLearningEngines stockholders in the Business Combination, and to the Convertible Note Investors in the Convertible Note Investment and may experience additional dilution as a consequence of certain transactions, including the issuance of shares of Arrowroot Class A Common Stock in satisfaction of certain transaction fees in the future. Having a minority share position may reduce the influence that our current stockholders have on the management of New iLearningEngines.

It is anticipated that, following the completion of the Business Combination (for illustrative purposes), Arrowroot’s existing stockholders, including our Sponsor, will own an amount in the range of 6.4% to 6.5% of New iLearningEngines under the no redemption, 50% of maximum redemption and maximum redemption scenarios, iLearningEngines stockholders will own an amount in the range of 81.0% to 81.3% of New iLearningEngines under the no redemption, 50% of maximum redemption and maximum redemption scenarios, Former Arrowroot Class A common stockholders will own an amount in the range of 0.4% to 0.8% of New iLearningEngines under the no redemption, 50% of maximum redemption and maximum redemption scenarios, the Credit Facility Lender will own and amount in 3.2% of New iLearningEngines under the no redemption, 50% of maximum redemption and maximum redemption scenario, 50% of maximum redemption and maximum redemption scenario, and the Convertible Note Investors (not including affiliates of the Sponsor) will own an amount in the range of 8.5% to 8.6% of New iLearningEngines upon the conversion of the Convertible Notes under the no redemption, 50% of maximum redemption and maximum redemption scenarios, respectively. For a description of the assumptions used in the no redemption, 50% of maximum redemption and maximum redemption scenarios, please see the section entitled “Questions and Answers About the Business Combination — What equity stake will current Arrowroot stockholders and iLearningEngines stockholders have in New iLearningEngines?” To the extent that any of the Arrowroot Warrants are exercised for New iLearningEngines Common Stock, current stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence management of New iLearningEngines through the election of directors following the Business Combination.

In addition, we have entered into certain deferred fee agreements with each of Cantor, Mizuho and BTIG, pursuant to which, together with shares expected to be issued to certain other service providers in connection with the Closing, we expect to issue shares of New iLearningEngines Common Stock after closing in an aggregate principal amount equating to approximately $29 million (which included the election by Arrowroot to convert approximately $5 million of Acquiror Transaction Expenses into New iLearningEngines Shares). See “Other Agreements Related to the Merger Agreement”.

Amendment and Restatement of Unaudited Pro Forma Condensed Combined Financial Information

The text beginning on page 107 entitled “Unaudited Pro Forma Condensed Combined Financial Information” is amended and restated as set forth below:

Introduction

On April 27, 2023, Arrowroot, Merger Sub, and iLearningEngines entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into iLearningEngines, whereupon the separate corporate existence of Merger Sub will cease and iLearningEngines, which will be renamed iLearningEngines Holdings, Inc., will be the surviving company and continue in existence as a wholly owned subsidiary of Arrowroot, on the terms and subject to the conditions set forth therein. In connection with the consummation of the Business Combination, Arrowroot will be renamed “iLearningEngines, Inc.” (“New iLearningEngines”). New iLearningEngines is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Business Combination and other events contemplated by the Merger Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 Amendments to Financial Disclosures about Acquired and Disposed Businesses.

iLearningEngines was incorporated in Delaware on November 17, 2010. The Company offers an AI Learning and Engagement platform focused on automation of learning and enabling organizations to drive mission critical outcomes at scale. The Company’s cloud-based platform is being deployed globally into some of the most demanding vertical markets including healthcare, education, insurance, retail, oil & gas/energy, manufacturing and the government.

Arrowroot is a blank check company incorporated in Delaware on November 5, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On March 4, 2021, the Company consummated its initial public offering of 28,750,000 Units, including 3,750,000 units as a result of the underwriter’s full exercise of their over-allotment option at an offering price of $10.00 per unit and a private placement with sponsor, Arrowroot Acquisition LLC, of 8,250,000 private placement warrants at a price of $1.00 per warrant. The net proceeds from Units together with certain of the proceeds from the Private Placement, $287,500,000 in the aggregate, were placed in a trust account established for the benefit of the Company’s public stockholders and the underwriter of the initial public offering with Continental Stock Transfer & Trust Company acting as trustee. On February 28, 2023, Arrowroot held a special meeting of its stockholders regarding the Extension, at which Arrowroot stockholders approved the Extension. Approximately 85% of the Public Shares in the Trust were redeemed in connection with the Extension leaving approximately $45 million in the Trust Account after the satisfaction of such redemptions.

Merger Sub is a newly formed, wholly owned, direct subsidiary of Arrowroot that was formed for the purposes of consummating the Business Combination on April 27, 2023. Merger Sub has no material assets and does not operate any businesses. Accordingly, no financial statements of Merger Sub have been included in this proxy statement/prospectus.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2023 assumes that the Business Combination occurred on September 30, 2023. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 present pro forma effect to the Business Combination as if it had been completed on January 1, 2022.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New iLearningEngines financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New iLearningEngines. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes.

The historical financial information of iLearningEngines was derived from the unaudited consolidated financial statements as of and for the nine months ended September 30, 2023 and audited consolidated financial statements for the year ended December 31, 2022 included elsewhere in this proxy statement/prospectus. The historical financial information of Arrowroot was derived from the unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2023 and audited financial statements for the year ended December 31, 2022 included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited financial statements of each of iLearningEngines and Arrowroot and the notes thereto, as well as the disclosures contained in the sections titled “Arrowroot Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

Merger Agreement

On April 27, 2023, Arrowroot entered into the Merger Agreement with the Merger Sub and iLearningEngines. The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other transactions contemplated by the Merger Agreement. At the Closing of the Business Combination, (i) Merger Sub will merge with and into iLearningEngines, the separate corporate existence of Merger Sub will cease and iLearningEngines will be the surviving corporation and a wholly owned subsidiary of Arrowroot, (ii) iLearningEngines will change its name to “iLearningEngines Holdings, Inc.” and (iii) Arrowroot will change its name to “iLearningEngines, Inc.”

Upon the Closing of the Business Combination, subject to the terms and conditions of the Merger Agreement, each share of the iLearningEngines Common Stock, each share of iLearningEngines Restricted Stock, each iLearningEngines RSU and each iLearningEngines Warrant will be converted into the right to receive a portion of the Merger consideration as set forth in the Merger Agreement.

Other Agreements Related to the Merger Agreement

Stockholder Support Agreement

Concurrently with the execution of the Merger Agreement, Arrowroot, iLearningEngines, and the stockholders of iLearningEngines holding sufficient shares of iLearningEngines Common Stock to meet the Requisite Approval entered into the Stockholder Support Agreement, pursuant to which, among other things, such stockholders of iLearningEngines agreed to: (i) not transfer, arrange to transfer or announce any transfer of any iLearningEngines shares such stockholders hold or may acquire, other than transfers to other stockholders of iLearningEngines that are party to the Stockholder Support Agreement, transfers for estate planning purposes or pursuant to intestacy laws, transfers that are a distribution to partners, members or affiliates of such stockholder or transfers of Incentive Shares; (ii) approve and adopt the Merger Agreement, the ancillary agreements thereto and the transactions contemplated thereby, (iii) vote against or withhold consent with respect to any merger, purchase of all or substantially all of iLearningEngines’ assets or other business combination transactions other than the Business Combination, (iv) vote against or withhold consent any proposal, action or agreement that would impede or frustrate the Business Combination, result in a breach of any representation, warranty or covenant in the Merger Agreement or result in a condition to the Business Combination being unfulfilled, (v) not commence or join any class in a class action challenging the validity of the Business Combination or alleging a breach of fiduciary duty by any person in connection with the Business Combination, and (vi) waive dissenters’ rights, appraisal rights or similar rights under Delaware law. The Stockholder Support Agreement will terminate upon the earliest to occur of: (i) the Effective Time of the Merger Agreement, (ii) the termination of the Merger Agreement and (iii) as to each iLearningEngines stockholder a party thereto, upon the written agreement of Arrowroot, iLearningEngines and such iLearningEngines stockholder.

Sponsor Support Agreement

Concurrently with the execution of the Merger Agreement, Arrowroot entered into the Sponsor Support Agreement with the Sponsor, Dixon Doll, Will Semple and iLearningEngines, pursuant to which each of the Sponsor and Messrs. Doll and Semple agreed to (i) vote all shares of Arrowroot Common Stock held by such person in favor of the Business Combination, (ii) discharge any Excess Transaction Expenses (as defined in the Merger Agreement) by payment in cash or elect, at the option of such person, to have Arrowroot discharge any Excess Transaction Expenses by payment in cash against a corresponding cancellation of shares of Arrowroot Common Stock held by such person (or any combination thereof), (iii) loan all amounts contemplated by the proxy statement filed by Arrowroot on or about February 13, 2023, pursuant to which the Arrowroot stockholders approved the extension of the deadline by which Arrowroot must complete its business combination to July 6, 2023, including any amounts required in connection with any additional extension of such deadline, (iv) contribute the Sponsor Incentive Shares (as defined in the Merger Agreement), (v) waive any adjustment to the conversion ratio set forth in the governing documents of Arrowroot or any other anti-dilution or similar protection with respect to the Class B Common Stock of Arrowroot, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement, and (vi) agree to be bound by any restrictions on transfer set forth in Arrowroot’s by-laws, in each case, on the terms and subject to the conditions set forth therein.

2023 Convertible Note Purchase Agreements

Also on April 27, 2023, iLearningEngines entered into a convertible note purchase agreement, with the 2023 Convertible Note Investors, pursuant to which, among other things, iLearningEngines may issue and sell to the 2023 Convertible Note Investors convertible notes due in October 2025 with aggregate principal amount of up to $50,000,000, of which iLearningEngines has issued and sold 2023 Convertible Notes with aggregate principal amount of $17,400,000. Each 2023 Convertible Note accrues interest at a rate of (i) 15% per annum until the aggregate accrued interest thereunder (whether repaid or not) equals 25% of the principal amount of such note, and (ii) 8% per annum thereafter. Immediately prior to the consummation of the Business Combination, each 2023 Convertible Note will automatically convert into the 2023 Convertible Note Shares. Affiliates of our Sponsor have purchased $9,900,000 of 2023 Convertible Notes, convertible into an estimated 2,837,291 shares of New iLearningEngines Common Stock. The 2023 Convertible Note Purchase Agreement is attached to the proxy statement/prospectus dated February 5, 2024 as Annex H and the form of convertible note issued or to be issued pursuant to the 2023 Convertible Note Purchase Agreement is attached to the proxy statement/prospectus dated February 5, 2024 as Annex I. The 2023 Convertible Note Purchase Agreement contains customary representations and warranties of iLearningEngines, on the one hand, and each Convertible Note Investor, on the other hand.

The initial closing of the sale of 2023 Convertible Notes pursuant to the 2023 Convertible Note Purchase Agreement occurred concurrently with the execution of the 2023 Convertible Note Purchase Agreement. To date, iLearningEngines has issued and sold 2023 Convertible Notes in the aggregate principal amount of $17,400,000 and is able to sell and issue, from time to time, additional 2023 Convertible Notes in the aggregate principal amount of up to $32,600,000. The purpose of the 2023 Convertible Note Investment is to raise additional capital for use by iLearningEngines prior to the consummation of the Business combination.

To the extent iLearningEngines elects to sell additional 2023 Convertible Notes, the Sponsor will have a 5-day right of first offer. The 2023 Convertible Notes are subject to “most favored nations” provision in favor of the 2023 Convertible Note Investors, such that the 2023 Convertible Note Investors are entitled to elect to amend and restate the 2023 Convertible Notes held by them to be identical to the economic terms of any other subsequent convertible promissory note issued by iLearningEngines.

2024 Convertible Note Purchase Agreements

On March 21, 2024, we entered into the 2024 Note Purchase Agreement with an investor pursuant to which, among other things, we issued and sold the Initial 2024 Convertible Note in an aggregate principal amount of $700,000. Contingent upon the Closing, we and the 2024 Convertible Note Investors will enter into the 2024 Note Purchase Agreement, and we will issue and sell to the 2024 Convertible Note Investors additional convertible notes due in October 2025 in an aggregate principal amount of $28,814,500. Each 2024 Convertible Note will accrue interest at a rate of (i) 15% per annum until the aggregate accrued interest thereunder (whether repaid or not) equals 25% of the principal amount of such note, and (ii) 8% per annum thereafter. Immediately prior to the consummation of the Business Combination, each 2024 Convertible Note will automatically convert into shares thereby entitling the holder thereof to receive, in connection with the consummation of the Business Combination, a number of shares New iLearningEngines Common Stock (rounded down to the nearest whole share) equal to (i) the 2024 Convertible Note Balance, divided by (ii) $10.00. The 2024 Convertible Note Purchase Agreement is attached to this proxy statement/prospectus as Annex A and the form of convertible note issued or to be issued pursuant to the 2024 Convertible Note Purchase Agreement is attached to this prospectus supplement as Annex B. The 2024 Convertible Note Purchase Agreement contains customary representations and warranties of iLearningEngines, on the one hand, and each 2024 Convertible Note Investor, on the other hand.

In the event that the VWAP (as defined in the 2024 Convertible Note Purchase Agreement) of the New iLearningEngines Common Stock over the ten (10) trading days immediate preceding November 30, 2024 (the “Reference Date”) is below the Conversion Price, then New iLearningEngines shall, as soon as reasonably practical, issue to each 2024 Convertible Note Holder a make-whole payment (the “Make Whole Payments”) equal to a number of additional Incentive Shares (rounded down to the nearest whole share) equal to (i) the Conversion Price, divided by the Reference Price (as defined below), minus (ii) one (1). “Reference Price” means the greater of (i) the VWAP of the New iLearningEngines Common Stock over the ten (10) trading days immediately preceding the Reference Date and (ii) $1.00. Notwithstanding anything to the contrary in the foregoing, the maximum number of shares issuable in connection with Make Whole Payments, in the aggregate, shall not exceed 10,000,000 Incentive Shares (the “Make Whole Payment Cap”) and New iLearningEngines shall not have any obligation to issue any Make Whole Payment in excess of the Make Whole Payment Cap.

Amended and Restated Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, New iLearningEngines, the Sponsor, the independent directors of Arrowroot, certain significant securityholders of iLearningEngines and certain of their respective affiliates will enter into an Amended and Restated Registration Rights Agreement pursuant to which New iLearningEngines will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New iLearningEngines Common Stock and other equity securities of New iLearningEngines that are held by the parties thereto from time to time. Additionally, the Registration Rights Agreement will contain certain restrictions on transfer with respect to the securities of New iLearningEngines held by the Sponsor or the former iLearningEngines securityholders immediately following Closing. Such restrictions will begin at the Closing and terminate on the one (1) year anniversary of the Closing (subject to early termination (a) if the closing price of the New iLearningEngines Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period commencing at least 150 days after the Closing or (b) upon the consummation of a change of control). Each 2024 Convertible Note Investor signed a joinder to the Amended and Restated Registration Rights Agreement.

Forward Purchase Agreement

On April 26, 2023, Arrowroot and Polar entered into an agreement (“Forward Purchase Agreement”), pursuant to which, among other things, Arrowroot agreed to purchase up to 2,500,000 shares of Arrowroot Class A Common Stock from Polar at the price equal to the redemption price of the Public Shares at the Closing, plus $0.60 (the “FPA Redemption Price”). In exchange for Arrowroot’s purchase of the shares, Polar agreed to waive redemption rights on the shares that Polar owns in connection with the Business Combination. The Forward Purchase Agreement provides that at Closing, Arrowroot will pre-pay to Polar for the forward purchase an amount equal to the Prepayment Amount (as defined in the Forward Purchase Agreement). The scheduled maturity date of the forward transaction is one year from the Closing of the Business Combination (the “Maturity Date”), except that the Maturity Date may be accelerated if the shares trade under $2.00 for 10 out of 30 days or the shares are delisted by Nasdaq. Polar has the right to early terminate the transaction (in whole or in part) before the Maturity Date by delivering notice to Arrowroot. If Polar terminates the Forward Purchase Agreement with respect to some or all of the shares prior to the Maturity Date, Polar will return to Arrowroot the terminated shares and Arrowroot will make a payment equal to the number of such terminated shares multiplied by the FPA Redemption Price. Arrowroot can terminate the Forward Purchase Agreement prior to the redemption deadline if Arrowroot pays Polar a $300,000 break-up fee. On the Maturity Date, if Polar has not terminated the Forward Purchase Agreement in full, then Arrowroot may be required to make a cash payment to Polar equal to the number of shares (less any shares terminated prior to the Maturity Date) multiplied by $0.60, minus the Prepayment Amount.

Deferred Underwriting Fee

On March 27, 2024, Arrowroot and Cantor entered into the Fee Reduction Agreement, pursuant to which Cantor has agreed to forfeit $4,062,500 of the deferred underwriting fees payable, resulting in a remainder of $6,000,000 of deferred underwriting fees payable (the “Reduced Deferred Fee”) by the Company to Cantor subject to the closing of the contemplated Transaction with iLearningEngines. The Reduced Deferred Fee shall be payable to Cantor in the form of shares of New iLearningEngines Common Stock in an amount of shares equal to the greater of (i) $6,000,000, divided by $10.00 and (ii) the quotient obtained by dividing (x) $6,000,000 by (y) the VWAP (as defined in the Fee Reduction Agreement) of New iLearningEngines Common Stock over the seven (7) trading days immediately prior to the initial filing of the Resale Registration Statement (as defined in the Fee Reduction Agreement). Under the Fee Reduction Agreement, the combined company will be subject to, among others, certain obligations with respect to the filing of the resale registration statement and maintaining the continued effectiveness of the resale registration statement, and a failure of the combined company to discharge such obligations may result in the ability of Cantor to require the combined company to pay the Reduced Deferred Fee in cash. The Fee Reduction Agreement only applies to the consummation of the Business Combination with iLearningEngines and no other potential business combinations that may be contemplated or consummated by Arrowroot. In the event that Arrowroot does not consummate the Business Combination with iLearningEngines, the original deferred fee shall become due and payable by Arrowroot to Cantor as originally set forth in the Underwriting Agreement, upon the consummation of a business combination. The form of Fee Reduction Agreement is attached to this proxy statement/prospectus as Annex D and the terms of such agreement are incorporated herein by reference.

Mizuho Fee Agreement

On June 5, 2020, Mizuho and iLearningEngines entered into the Mizuho Engagement Letter pursuant to which iLearningEngines engaged Mizuho as a financial advisor in connection with the Business Combination. On March 27, 2024, the Company and Mizuho amended the Mizuho Engagement Letter, or the Amended Mizuho Engagement Letter, to provide that, in lieu of payment in cash of the full amount of any advisory fees or other fees or expenses owed under the Mizuho Engagement Letter, the iLearningEngines shall pay (or cause the combined company to pay) Mizuho the $7,500,000 Mizuho Fee in cash or New iLearningEngines Shares, at the sole discretion of the combined company. If iLearningEngines elects to pay the Mizuho Fee in New iLearningEngines Shares, then prior to the issuance of such shares, iLearningEngines has agreed to register such shares on Form S-3 or Form S-1 or any similar long-form registration statement that may be available at such time and to list such shares on the principal national securities exchange on which the New iLearningEngines Shares are then listed and traded. The form of the Amended Mizuho Engagement Letter is attached to this proxy statement/prospectus as Annex E and the terms of such agreement are incorporated herein by reference.

BTIG Fee Agreement

On July 25, 2023, BTIG and Arrowroot entered into the BTIG Engagement Letter pursuant to which Arrowroot engaged BTIG as a capital markets advisor in connection with the Business Combination. On March 27, 2024, the BTIG and Arrowroot amended the BTIG Engagement Letter, or the BTIG Amendment, to provide that, in lieu of payment in cash of the full amount of any advisory fees or other fees and expenses owed under the BTIG Engagement Letter, Arrowroot will pay to BTIG $3,000,000 BTIG Advisory Fee and $400,000 in BTIG Expenses. The BTIG Expenses will be paid in cash upon the consummation of the Business Combination. The BTIG Advisory Fee will be payable to BTIG in the form of shares of New iLearningEngines Common Stock in an amount of shares equal to the greater of (i) $3,000,000, divided by $10.00 and (ii) the quotient obtained by dividing (x) $3,000,000 by (y) the VWAP (as defined in the BTIG Amendment) of New iLearningEngines Common Stock over the seven (7) trading days immediately prior to the initial filing of the Resale Registration Statement (as defined in the BTIG Amendment). Under the BTIG Amendment, the combined company will be subject to, among others, certain obligations with respect to the filing of the resale registration statement and maintaining the continued effectiveness of the resale registration statement, and a failure of the combined company to discharge such obligations may result in the ability of BTIG to require the combined company to pay the BTIG Advisory Fee in cash. The form of the BTIG Amendment is attached to this proxy statement/prospectus as Annex F and the terms of such agreement are incorporated herein by reference.

Amended Disclosures to The Business Combination

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as iLearningEngines has been determined to be the accounting acquirer. Under this method of accounting, while Arrowroot is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of iLearningEngines issuing stock for the net assets of Arrowroot, accompanied by a recapitalization. The net assets of Arrowroot will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of iLearningEngines.

iLearningEngines has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	The acquirer usually is the combining entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity. In both minimum and maximum redemption scenarios, iLearningEngines holds majority voting interest (i.e., 50% or more voting interest);

●	The acquirer usually is the combining entity whose owners have the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity. iLearningEngines’ existing directors and individuals designated by, or representing, iLearningEngines’ existing stockholders will constitute at least three of the potential seven members of the initial New iLearningEngines Board following the consummation of the Business Combination, whereas one member will be designated by Arrowroot and the remainder to be mutually agreed by iLearningEngines and Arrowroot, indicating iLearningEngines’ existing directors and individuals will have more influence on the board of directors than Arrowroot;

●	The acquirer usually is the combining entity whose former management dominates the management of the combined entity. The representatives of iLearningEngines in the board of directors dominates the management of the combined entity;

●	The acquirer usually is the combining entity whose relative size (measured in, for example, assets, revenues, or earnings), is significantly larger than that of the other combining entity or entities. iLearningEngines is larger than Arrowroot based on balance sheet composition as of September 30, 2023 as well as revenues and operating income. Therefore, management determined that iLearningEngines’ relative size and scope of business is larger than Arrowroot; and

●	New iLearningEngines will continue to operate under the iLearningEngines tradename and the headquarters of New iLearningEngines will be iLearningEngines’ existing headquarters and the business combination was initiated by iLearningEngines.

Other factors were considered, including the purpose and intent of the Business Combination, noting that the preponderance of evidence as described above is indicative that iLearningEngines is the accounting acquirer in the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2023

(Dollars in Thousands)

	As of September 30, 2023	As of September 30, 2023			As of September 30, 2023			As of September 30, 2023
	iLearningEngines, Inc. (Historical)	Arrowroot Acquisition Corp. (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
ASSETS
Current assets					-			-
Cash	661	640	10,528	b	36,376	(6,284)	t	30,092
			(13,822)	d		-
			7,945	e		-
			(4,252)	f		-
			6,500	g		-
			(1,529)	h		-
			29,515	q		-
			190	r		-
Restricted Cash	-	-	2,000	e	2,000	-		2,000
Accounts receivable	63,161	-	-		63,161	-		63,161
Contract asset	1,903	-	-		1,903	-		1,903
Prepaid expenses	55	22	-		77	-		77
Total Current assets	65,780	662	37,075		103,517	(6,284)		97,233
Non current assets					-			-
Cash and investments held in trust account	-	46,050	(10,528)	b	-	-		-
			(35,522)	a		-
Receivable from Technology Partner	9,871	-	-		9,871	-		9,871
Receivable from related party	465	-	-		465	-		465
Other assets	788	-	-		788	-		788

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2023

(Dollars in Thousands)

	As of September 30, 2023	As of September 30, 2023			As of September 30, 2023		As of September 30, 2023
	iLearningEngines, Inc. (Historical)	Arrowroot Acquisition Corp. (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Deferred tax assets	6,645	-	-		6,645	-	6,645
Deferred transaction costs	1,735	-	(1,735)	d	-	-	-
Total Non current assets	19,504	46,050	(47,785)		17,769	-	17,769
Total Assets	$85,284	$46,712	$(10,710)		$121,286	$(6,284)	$115,002
LIABILITIES					-		-
Current liabilities					-		-
Trade accounts payable	4,555	-	(3,735)	d	820	-	820
Accrued expenses	1,777	2,953	17,473	d	20,688	-	20,688
			45	f		-
			(1,529)	h		-
			(31)	i		-
Current portion of long-term debt, net	10,463	-	1,742	e	8,415	-	8,415
			(3,790)	s
Contract liability	3,046	-	-		3,046	-	3,046
Payroll taxes payable	3,037	-	-		3,037	-	3,037
Other current liabilities	125	-	-		125	-	125
Income tax payable	-	20	(20)	d	-	-	-
Promissory note – related party	-	2,180	(2,180)	i	-	-	-
Forward purchase agreement liability	-	1,500	-		1,500	-	1,500
Convertible promissory note – related party	-	2,140	(2,140)	j	-	-	-

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2023

(Dollars in Thousands)

	As of September 30, 2023	As of September 30, 2023			As of September 30, 2023		As of September 30, 2023
	iLearningEngines, Inc. (Historical)	Arrowroot Acquisition Corp. (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Total Current liabilities	23,003	8,793	5,835		37,631	-	37,631
Non Current liabilities					-		-
Long-term debt, net	6,227	-	5,263	e	14,493	-	14,493
			3,003	s
Convertible notes	15,325	-	(15,325)	g	-	-	-
Warrant liability	8,841	4,073	2,940	e	1,486	-	1,486
			(2,588)	k		-
			(11,780)	s		-
Payable to Technology Partner	48,746	-	-		48,746	-	48,746
Other non-current liabilities	89	-	-		89	-	89
Deferred underwriting fee payable	-	10,063	(4,063)	c	6,000	-	6,000
Derivative Liability	-	-	246	f	246	-	246
Total Non Current liabilities	79,228	14,136	(22,304)		71,060	-	71,060
Total Liabilities	$102,231	$22,929	$(16,469)		$108,691	$-	$108,691
Commitments and Contingencies					-		-
Class A common stock subject to possible redemption, $0.0001 par value	-	46,050	(10,528)	l	-	-	-
			(35,522)	a		-
Total Commitments and Contingencies	$-	$46,050	$(46,050)		$-	$-	$-
EQUITY					-		-
Shareholder’s (deficit) equity					-		-

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2023

(Dollars in Thousands)

	As of September 30, 2023	As of September 30, 2023			As of September 30, 2023			As of September 30, 2023
	iLearningEngines, Inc. (Historical)	Arrowroot Acquisition Corp. (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
Preferred stock, $ 0.0001 par value	-	-	-		-	-		-
Common Shares: $ 0.0001 par value	10	-	1	g	14	-		14
			1	m		-
			1	o		-
			1	q		-
			-	s		-
-
Class A common stock, $ 0.0001 par value	-	-	-		-	-		-
Class B common stock, $ 0.0001 par value	-	1	(1)	m	-	-		-
Additional paid-in capital	36,384	-	(26,886)	d	124,662	(6,284)	t	118,378
			17,400	g		-
			2,211	i		-
			2,140	j		-
			2,588	k		-
			10,528	l		-
			(22,268)	n		-
			(1)	o		-
			28,662	p		-
			29,514	q		-
			190	r		-
			44,200	s		-
Prepaid Forward Purchase Agreement	-	-	(4,252)	f	(4,252)	-		(4,252)
Accumulated deficit	(53,341)	(22,268)	4,063	c	(107,829)	-		(107,829)
			(2,389)	d		-
			(291)	f		-
			4,424	g		-
			22,268	n		-
			(28,662)	p		-
			(31,633)	s
Total Shareholder’s (deficit) equity	(16,947)	(22,267)	51,809		12,595	(6,284)		6,311
Total Equity	$(16,947)	$(22,267)	$51,809		$12,595	$(6,284)		$6,311
Total Liability and Equity	$85,284	$46,712	$(10,710)		$121,286	$(6,284)		$115,002

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the nine months ended September 30, 2023

(Dollars in Thousands)

	For the nine months ended September 30, 2023	For the nine months ended September 30, 2023			For the nine months ended September 30, 2023		For the nine months ended September 30, 2023
	iLearningEngines, Inc. (Historical)	Arrowroot Acquisition Corp. (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Revenue	304,917	-	-		304,917	-	304,917
Cost of revenue	96,710	-	-		96,710	-	96,710
Gross profit	208,207	-	-		208,207	-	208,207
Operating expenses
Selling, general, and administrative expenses	104,050	3,851	(180)	aa	119,586	-	119,586
			11,865	bb		-
						-
Research and development expenses	94,246	-	-		94,246	-	94,246
Total Operating expenses	198,296	3,851	11,685		213,832	-	213,832
Operating income	9,911	(3,851)	(11,688)		(5,625)	-	(5,625)
Interest expense	(4,603)	(31)	31	ee	(2,076)	-	(2,076)
			3,328	dd		-
			(801)	mm
Change in fair value of warrant liability	(681)	(3,963)	2,518	ff	(1,445)	-	(1,445)
			681	gg		-
Change in fair value of convertible notes	(4,425)	-	4,425	hh	-	-	-
Change in fair value of forward purchase agreement	-	(1,500)	-		(1,500)	-	(1,500)
Interest earned on cash and investments held in Trust Account	-	3,050	(3,050)	ii	-	-	-
Other income	(44)	-	-		(44)	-	(44)
Net income before income tax expense	158	(6,295)	(4,553)		(10,690)	-	(10,690)
Income tax (expense) benefit	(330)	(503)	1,024	jj	191	-	191

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the nine months ended September 30, 2023

(Dollars in Thousands)

	For the nine months ended September 30, 2023	For the nine months ended September 30, 2023		For the nine months ended September 30, 2023		For the nine months ended September 30, 2023
	iLearningEngines, Inc. (Historical)	Arrowroot Acquisition Corp. (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)	Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Net income	(172)	(6,798)	(3,529)	(10,499)	-	(10,499)
Net loss per common share – basic and diluted	$(0.00)			$(0.08)		$(0.08)
Weighted average common shares outstanding – basic and diluted	95,782,605			134,455,110		133,848,536
Net loss per share, Class A common stock – basic and diluted		$(0.40)
Weighted average shares outstanding of Class A common stock – basic and diluted		9,965,445
Net loss per share, Class B common stock – basic and diluted		(0.40)
Weighted average shares outstanding of Class B common stock – basic and diluted		7,187,500

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Year ended December 31, 2022

(Dollars in Thousands)

	For the Year ended December 31, 2022	For the Year ended December 31, 2022			For the Year ended December 31, 2022		For the Year ended December 31, 2022
	iLearningEngines, Inc. (Historical)	Arrowroot Acquisition Corp. (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Revenue	309,170	-	-		309,170	-	309,170
Cost of revenue	93,890	-	-		93,890	-	93,890
Gross profit	215,280	-	-		215,280	-	215,280
Operating expenses
Selling, general, and administrative expenses	105,966	1,555	(240)	aa	151,534	-	151,534
			46,731	bb		-
			1,585	cc		-
			(4,063)	kk
Research and development expenses	97,436	-	-		97,436	-	97,436
Total Operating expenses	203,402	1,555	44,013		248,970	-	248,970
Operating income	11,878	(1,555)	(44,013)		(33,690)	-	(33,690)
Interest expense	(6,614)	-	4,947	dd	(3,456)	-	(3,456)
			(1,789)	mm
Change in fair value of warrant liability	248	11,881	(7,549)	ff	4,332	-	4,332
			(248)	gg		-
Change in fair value of forward purchase agreement	-	-	(246)	ll	(246)	-	(246)
Interest earned on cash and investments held in Trust Account	-	3,945	(3,945)	ii	-	-	-
Other income	(21)	-	-		(21)	-	(21)
Gain(Loss) on Loan Extinguishment	-	-	(31,633)	mm	(31,633)	-	(31,633)
Net income before income tax expense	5,491	14,271	(84,476)		(64,714)	-	(64,714)
Income tax (expense) benefit	5,975	(750)	19,007	jj	24,187	-	24,187
			(45)	ll
Net income	11,466	13,521	(65,514)		(40,527)	-	(40,527)

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Year ended December 31, 2022

(Dollars in Thousands)

	For the Year ended December 31, 2022	For the Year ended December 31, 2022		For the Year ended December 31, 2022		For the Year ended December 31, 2022
	iLearningEngines, Inc. (Historical)	Arrowroot Acquisition Corp. (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)	Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Net Income (loss) per common share – basic and diluted	$0.08			$(0.30)		$(0.30)
Weighted average common shares outstanding – basic and diluted	95,728,760			134,455,110		133,848,536
Net Income (loss) per share, Class A common stock – basic and diluted		$0.38
Weighted average shares outstanding of Class A common stock – basic and diluted		28,750,000
Net Income (loss) per share, Class B common stock – basic and diluted		$0.38
Weighted average shares outstanding of Class B common stock – basic and diluted		7,187,500

See accompanying notes to unaudited pro forma condensed combined financial information.

Amended Disclosure Regarding Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as iLearningEngines has been determined to be the accounting acquirer, primarily due to the fact that iLearningEngines will control New iLearningEngines. Under this method of accounting, while Arrowroot is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of iLearningEngines issuing stock for the net assets of Arrowroot, accompanied by a recapitalization. The net assets of Arrowroot will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of iLearningEngines.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 assumes that the Business Combination occurred on September 30, 2023. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 present pro forma effect to the Business Combination as if it had been completed on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 and unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 have been prepared using, and should be read in conjunction with, the following:

●	iLearningEngines’ unaudited condensed consolidated balance sheet as of September 30, 2023 and the related notes as of September 30, 2023, included elsewhere in this proxy statement/prospectus.

●	Arrowroot’s unaudited condensed consolidated balance sheet as of September 30, 2023 and the related notes as of September 30, 2023, included elsewhere in this proxy statement/prospectus;

●	iLearningEngines’ unaudited condensed consolidated statement of operations for the nine months ended September 30, 2023 and audited consolidated statement of operations for the year ended December 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus.

●	Arrowroot’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2023 and audited statement of operations for the year ended December 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus;

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. New iLearningEngines believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The pro formas above are reflected on the basis the minimum cash condition is waived as of the Closing Date.

Note 2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New iLearningEngines. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). New iLearningEngines has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New iLearningEngines filed consolidated income tax returns during the periods presented.

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023 are as follows:

(a)	Reflects the reduction of $35.5 million of cash and cash equivalents held in the Trust Account, due to the redemption of 3,428,783 shares on February 2, 2024 at the September 30, 2023 redemption value of $10.36 per share.

(b)	Reflects the reclassification of $10.5 million of cash and cash equivalents held in the Trust Account at the balance sheet date that becomes available to fund the Business Combination.

(c)	Reflects the fee reduction of $4.1 million in deferred underwriting fees. The remaining balance represents a deferred equity payment and is classified as a liability at Closing.

(d)	Represents incurred and estimated transaction costs inclusive of advisory, banking, printing, legal and accounting fees as follows: (1) $13.8 million net cash paid at Closing, (2) reversal of $1.7 million deferred transaction cost paid at Closing, (3) reversal of $3.7 million accounts payable paid at Closing, (4) $15.3 million net accrued expenses consisting of $17.4 million new transaction costs not paid at Closing and $2.1 million historical accrued transaction costs paid at Closing, (5) $0.02 million repayment of income tax (6) $26.9 million equity issuance costs (does not include $4.1 million deferred underwriting fees in Note(c) treated as a reduction to additional paid-in capital, and (7) $2.4 million expensed at Closing. As of September 30, 2023, $4.2 million and $1.7 million transaction costs were expensed by iLearningEngines and Arrowroot.

(e)	Represents proceeds from a draw of a term loan facility (the “2023 Term Loans”) with an aggregate principal amount of $10.0 million, net of debt issuance fees. In connection with the 2023 Term Loan, the Company issued warrants to purchase 220,681 shares of common shares. $2.0 million cash will be under restriction per the term loan agreement.

(f)	Represents changes due to Polar’s Forward Purchase Agreement as follows: (1) $4.3 million of cash prepayment amount to Polar, (2) recognition of $0.2 million related derivative liability (3) recognition of $0.04 million from 1% excise tax liability, and (4) 82,091 incentive shares are transferred from Class B Common Stock to Polar (Class A Common Stock).

(g)	Represents conversion of the Convertible Notes to 4,962,499 shares of New iLearningEngines Common Stock and a reversal of change in fair value of Convertible Notes of $4.4 million. Total outstanding principal amount of $17.4 million, consisting of $10.9 million issued as of September 30, 2023 and $6.5 million issued subsequent to the balance sheet date, multiplied by 2.75, and estimated accrued interest expense of $1.2 million at Closing are convertible into New iLearningEngines Common Stock at $10.00 per share.

(h)	Represents the settlement of existing Arrowroot liabilities on the consummation of the Business Combination.

(i)	Represents conversion of Arrowroot’s $0.5 million Second Promissory Note, $1.2 million Fourth Promissory Note, and an additional $0.5 million Third Promissory Note, and, into New iLearningEngines Common Stock at $10.00 per share. Notwithstanding the original terms the Promissory Notes, Arrowroot and iLearningEngines have agreed, pursuant to the Merger Agreement, that if the Closing occurs, the Sponsor will have the option for the principal and interest outstanding under the Promissory Notes to be repaid in cash or converted into common stock of the Surviving Corporation (as defined in the Merger Agreement) at a price per share equal to $10.00 per share at the Closing; provided, however, that to the extent the Acquiror Transaction Expenses (as defined in the Merger Agreement) exceed $30,000,000, then the Promissory Notes will be settled by the conversion of an amount equal to the lesser of (i) the principal and interest outstanding under the Promissory Notes and (ii) the Excess Transaction Expenses (as defined in the Merger Agreement) into common stock of the Surviving Corporation at a price per share equal to $10.00 per share.

(j)	Represents conversion of Arrowroot’s $1.5 million First Promissory Note and $0.6 million Third Promissory Note draw into New iLearningEngines Common Stock at $10.00 per share. Notwithstanding the original terms the Promissory Notes, Arrowroot and iLearningEngines have agreed, pursuant to the Merger Agreement, that if the Closing occurs, the Sponsor will have the option for the principal and interest outstanding under the Promissory Notes to be repaid in cash or convert into common stock of the Surviving Corporation (as defined in the Merger Agreement) at a price per share equal to $10.00 per share at the Closing; provided, however, that to the extent the Acquiror Transaction Expenses (as defined in the Merger Agreement) exceed $30,000,000, then the Promissory Notes will be settled by the conversion of an amount equal to the lesser of (i) the principal and interest outstanding under the Promissory Notes and (ii) the Excess Transaction Expenses (as defined in the Merger Agreement) into common stock of the Surviving Corporation at a price per share equal to $10.00 per share.

(k)	Represents the reclassification of Arrowroot’s Public Warrants that are expected to be equity classified upon Closing.

(l)	Represents the reclassification of Arrowroot Class A Common Stock subject to possible redemption to permanent equity assuming no redemptions.

(m)	Represents the reclassification of Arrowroot Class B Common Stock to New iLearningEngines Common Stock in conjunction with the Business Combination.

(n)	Reflects the reclassification of Arrowroot historical accumulated deficit to additional paid-in-capital in connection with the consummation of the Business Combination.

(o)	Reflects the conversion of shares of iLearningEngines Common Stock of 95,782,605, shares of iLearningEngines Restricted Stock of 40,243,678, iLearningEngines RSUs of 7,138,438, and In2vate, LLC’s deferred consideration of 34,030 shares iLearningEngines Common Stock to New iLearningEngines Common Stock at a conversion rate of 0.79987. The New iLearningEngines Common Stock is issued to the shareholders in accordance with the Merger Consideration upon the Closing of the Business Combination.

(p)	Reflects the balance sheet adjustment of the stock-based compensation charge related to 360,290 shares of iLearningEngines Restricted Stock and 7,040,771 iLearningEngines RSUs that are vested upon the Closing of the Business Combination. The shares of New iLearningEngines Common Stock related to those RSUs will be issued at a subsequent date.

(q)	Represents conversion of the new Convertible Notes entered into in March 2024 to 8,116,488 shares of New iLearningEngines Common Stock. Total outstanding principal amount at transaction date was $29.5 million multiplied by 2.75 at Closing to determine number of New iLearningEngines Common Stock at $10.00 per share.

(r)	Reflects the additional draw of $0.7 million in Third and Fourth Arrowroot Promissory Notes after September 30, 2023, net of $0.5 million cash payment for the promissory note at Closing, and the conversion of $0.2 million net Notes into New iLearningEngines Common Stock at $10.00 per share.

(s)	Represents the amendment to the Venture Lending & Leasing IX, Inc. loan documents and settlement of the warrant liability in New iLearningEngines Common Stock. Management is analyzing the technical accounting impact of the agreement amendment and adjustments in the pro forma only represent high level estimates which are subject to change.

(t)	Reflects the Maximum Redemptions of 606,574 public shares of Arrowroot for aggregate redemption payments of $6.3 million allocated to New iLearningEngines Common Stock and additional paid-in capital using par value of $0.0001 per share at a redemption price of $10.36 per share.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 are as follows:

(aa)	Reflects the elimination of the Arrowroot administrative service fee paid to the Sponsor that will cease upon the close of the business combination.

(bb)	Reflects incremental stock-based compensation expense related to shares of iLearningEngines Restricted Stock and iLearningEngines RSUs. 39,883,388 shares of iLearningEngines Restricted Stock issued to the founders will vest over ten years starting the Closing Date, 360,290 shares of iLearningEngines Restricted Stock issued to a former employee are vested at the Closing Date, 1,200,000 units of New iLearningEngines RSUs, and 7,138,438 units of iLearningEngines RSUs are vested over four years with one-year cliff starting the employee employment date, of which 7,040,771 and 97,667 units are expected to be vested and unvested as of the Closing Date, respectively. The compensation charge is reflected as if the shares of restricted stock and RSUs were vested as of January 1, 2022, the date the Business Combination occurred for purposes of the unaudited pro forma condensed combined statement of operations. $28.7 million is expected to be expensed as a day one expense for shares vested upon the Closing Date, $18.1 million is expected to be expensed for the shares vested over the first twelve months with service condition satisfied, and $11.9 million is expected to be expensed for the shares vested over the pro forma period ended September 30, 2023.

(cc)	Reflects the total transaction costs that are expected to be incurred and recorded as an expense in relation to the Business Combination. Transaction costs are reflected as if incurred on January 1, 2022, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. Refer to balance sheet adjustment (d).

(dd)	Represents an adjustment to eliminate interest expense after giving effect to the extinguishment of term loan at the transaction as if it had occurred on January 1, 2022. Refer to balance sheet adjustment I and (s).

(ee)	Reflects the elimination of interest expense accrued on Promissory Notes that are expected to be converted to New iLearningEngines Common Stock at Closing. Refer to balance sheet adjustment (j).

(ff)	Reflects the elimination of change in fair value of warrant liability related to Arrowroot’s Public Warrants, which are expected to be equity classified from liability classification upon Closing. Refer to balance sheet adjustment (k). Arrowroot’s Private Warrants are expected to stay liability classified.

(gg)	Reflects the elimination of change in fair value of warrant liability related to iLearningEngines’ Warrants, which are exchanged for New iLearningEngines Common Stock.

(hh)	Reflects the elimination of change in fair value of Convertible Notes that are converted into New iLearningEngines Common Stock upon Closing. Refer to balance sheet adjustment (g).

(ii)	Reflects the elimination of interest income on the cash and investments held in Trust Account.

(jj)	Reflects the estimated income tax impact related to the pro forma adjustments based upon a blended statutory rate.

(kk)	Reflects the fee reduction of $4.1 million in deferred underwriting fees. Refer to balance sheet adjustment (c).

(ll)	Reflects the (1) recognition of $0.2 million related derivative liability, and (2) recognition of $0.04 million from 1% excise tax liability for Forward Purchase Agreement. Refer to balance sheet adjustment (f).

(mm)	Represents the income statement impact of the amendment to the Venture Lending & Leasing IX, Inc. loan documents and settlement of the warrant liability in New iLearningEngines Common Stock. Management is analyzing the technical accounting impact of the agreement amendment and adjustments in the pro forma only represent high level estimates which are subject to change.

Note 4. Pro Forma Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of Arrowroot Class A Common Stock for the nine months ended September 30, 2023 and for the year ended December 31, 2022:

	Nine Months Ended September 30, 2023		Year Ended December 31, 2022
(in thousands, except share and per share data)	No redemption	Maximum redemption	No redemption	Maximum redemption
Pro forma net loss	$(10,499)	$(10,499)	$(40,527)	$(40,527)
Weighted-average shares outstanding, basic and diluted (1)(2)(3)	134,455,110	133,848,536	134,455,110	133,848,536
Net loss per share attributable to common stockholders, basic and diluted	$(0.08)	$(0.08)	$(0.30)	$(0.30)

(1)	As the outstanding 14,375,000 shares of Public Warrants and 8,250,000 shares of Private Warrants are out-of-the-money and including them would have an anti-dilutive effect under the treasury stock method, they were excluded from the computation of diluted loss per share.
(2)	31,091,417 shares of restricted stock and 6,909,803 RSUs expected to be outstanding for New iLearningEngines at Closing are excluded from the calculations as their inclusion would be anti-dilutive.

Amendment and Restatement of Proposal No. 1 — The Business Combination Proposal

The following sections of text beginning on page  154 entitled “Proposal No. 1 — The Business Combination Proposal” is amended and restated as set forth below:

Sources and Uses of Funds

The following table summarizes the sources and uses for funding the Business Combination assuming no redemptions of any Public Shares and approximately $10.5 million of cash remaining in the Trust Account:

Sources:		Uses:
($ in millions)
iLearningEngines Rollover Equity	$1,154	iLearningEngines Equity Rollover	$1,154
Proceeds from Trust Account	11	Net Cash on Balance Sheet	22
Proceeds from Convertible Notes	47	Transaction Expenses	37
Existing iLearningEngines Cash on Balance Sheet	1
Total Sources	$1,213	Total Sources	$1,213

The following table summarizes the sources and uses for funding the Business Combination assuming that 606,574 Public Shares (1,017,030 Arrowroot Class A Common Stock subject to possible redemption outstanding at September 30, 2023 (exclusive of 82,091 Incentive shares), minus 410,456 shares held by Polar and with respect to which Polar has agreed to waive redemption rights as discussed under the section titled “Certain Agreements Related to The Business Combination — Forward Purchase Agreement”) are redeemed for an aggregate redemption payment of approximately $6.3 million.

Sources:		Uses:
($ in millions)
iLearningEngines Rollover Equity	$1,154	iLearningEngines Equity Rollover	$1,154
Proceeds from Trust Account	4	Net Cash on Balance Sheet	15
Proceeds from Convertible Notes	47	Transaction Expenses	37
Existing iLearningEngines Cash on Balance Sheet	1
Total Sources	$1,206	Total Sources	$1,206

All of the sources and uses above are for illustrative purposes only. Where actual amounts are not known or knowable, the figures above represent Arrowroot’s good faith estimate of such amounts.

Ownership of New iLearningEngines After the Closing

As of the Record Date, there are 1,017,030 shares of Arrowroot Class A Common Stock issued and outstanding (exclusive of 82,091 Incentive shares), and 7,187,500 shares of Arrowroot Class B Common Stock issued and outstanding. There were also outstanding an aggregate of 22,625,000 warrants, which includes 8,250,000 Private Placement Warrants and 14,375,000 public warrants. Each warrant entitles the holder thereof to purchase one share of Arrowroot Class A Common Stock and, following the Business Combination, will entitle the holder thereof to purchase one share of New iLearningEngines Common Stock.

Under the “no additional redemptions” scenario, upon completion of the Business Combination, Arrowroot’s public stockholders would retain an ownership interest of approximately 0.8% in New iLearningEngines, the Convertible Note Investors will own approximately 8.5% of New iLearningEngines, the Sponsor and its affiliates and certain current and former directors, as the sole holders of Founder Shares, will retain an ownership interest of approximately 6.5% of New iLearningEngines, the Credit Facility Lender will own approximately 3.2% of New iLearningEngines, and the iLearningEngines stockholders will own approximately 81.0% of New iLearningEngines.

Under the “50% of maximum redemptions” scenario, upon completion of the Business Combination, Arrowroot’s public stockholders would retain an ownership interest of approximately 0.6% in New iLearningEngines, the Convertible Note Investors will own approximately 8.6% of New iLearningEngines, the Sponsor and its affiliates and certain current and former directors, as the sole holders of Founder Shares, will retain an ownership interest of approximately 6.4% of New iLearningEngines, the Credit Facility Lender will own approximately 3.2% of New iLearningEngines, and the iLearningEngines stockholders will own approximately 81.2% of New iLearningEngines.

Under the “maximum redemptions” scenario, upon completion of the Business Combination, Arrowroot’s public stockholders would retain an ownership interest of approximately 0.4% in New iLearningEngines, the Convertible Note Investors will own approximately 8.6% of New iLearningEngines, the Sponsor and its affiliates and certain current and former directors, as the sole holders of Founder Shares, will retain an ownership interest of approximately 6.5% of New iLearningEngines, the Credit Facility Lender will own approximately 3.2% of New iLearningEngines, and the iLearningEngines stockholders will own approximately 81.3% of New iLearningEngines.

The following summarizes the pro forma ownership of New iLearningEngines Common Stock following the Business Combination assuming the no additional redemptions, 50% of maximum redemptions and maximum redemptions scenarios.

The ownership percentages reflected in the table are based upon the number of shares of iLearningEngines Common Stock and Arrowroot Common Stock issued and outstanding as of September 30, 2023 and are subject to the following additional assumptions:

●	the total shares of New iLearningEngines Common Stock to be issued to holders of iLearningEngines Common Stock will be 109,705,489;

●	the exercise of iLearningEngines Warrants pursuant to the Merger Agreement occur on September 30, 2023 and that the Exchange Ratio as of September 30, 2023 is 0.79987;

●	all vested RSUs as of September 30, 2023 covering shares of New iLearningEngines Common Stock that will be held by equityholders of iLearningEngines immediately following the Effective Time have been converted;

●	no unvested RSUs as of September 30, 2023 covering shares of New iLearningEngines Common Stock that will be held by equityholders of iLearningEngines immediately following the Effective Time have been converted;

●	the shares to be issued to iLearningEngines stockholders do not account for the issuance of any additional shares upon the closing of the Business Combination under the 2024 Plan and ESPP;

●	no exercise of Arrowroot Warrants; and

●	no issuance of additional securities by Arrowroot prior to the Effective Time.

If any of these assumptions are not correct, these percentages will be different.

For purposes of the table:

●	Assuming no redemption scenario: This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares.

●	Assuming 50% of maximum redemption scenario: This presentation assumes that the Public Stockholders holding approximately 28% of the Public Shares exercise redemption rights with respect to their Public Shares (assuming that Polar purchases and elects not to redeem 410,456 Public Shares and get 82,091 Incentive Public Shares as per the Forward Purchase Agreement). This scenario assumes that 303,287 Public Shares are redeemed for an aggregate redemption payment of approximately $3.1 million, including a pro rata portion of interest accrued on the Trust Account of $0.109 million.

●	Assuming maximum redemption scenario: This presentation assumes that the Public Stockholders holding approximately 55% of the Public Shares exercise redemption rights with respect to their Public Shares (assuming that Polar purchases and elects not to redeem 410,456 Public Shares and get 82,091 Incentive Public Shares as per the Forward Purchase Agreement). This scenario assumes that 606,574 Public Shares are redeemed for an aggregate redemption payment of approximately $6.3 million, including a pro rata portion of interest accrued on the Trust Account of $0.218 million.

	Assuming No Additional Redemptions		Assuming 50% of Maximum Redemptions		Assuming Maximum Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Former iLearningEngines equity holders	109,705,489	81.0%	109,705,489	81.2%	109,705,489	81.3%
Former Arrowroot Class A common stockholders	1,099,121	0.8%	795,834	0.6%	492,547	0.4%
Convertible Notes(1)	11,576,745	8.5%	11,576,745	8.6%	11,576,745	8.6%
WTI Term Loan Modification	4,419,998	3.2%	4,419,998	3.2%	4,419,998	3.2%
Sponsor affiliates and certain current and former Arrowroot directors(2)	8,673,756	6.5%	8,673,756	6.4%	8,673,756	6.5%
Total shares of New iLearningEngines Common Stock outstanding at closing	135,475,109	100.0%	135,171,822	100.0%	134,868,535	100.0%

(1)	Excludes Convertible Notes held by affiliates of the Sponsor.
(2)	Excludes 8,250,000 Private Warrants held by the Sponsor and includes 2,837,291 shares from conversion of Convertible Notes from Arrowroot Capital and 460,384 shares from conversion of Arrowroot Promissory Notes.

Stockholders will experience additional dilution to the extent New iLearningEngines issues additional shares of New iLearningEngines Common Stock after the closing of the Business Combination. The table above excludes (a) 22,625,000 shares of New iLearningEngines Common Stock that will be issuable upon the exercise of the 8,250,000 Private Placement Warrants and 14,375,000 public warrants; (b) 78,120 shares of New iLearningEngines Common Stock that will be issuable upon the conversion of unvested iLearningEngines RSUs; (c) 13,547,510 shares of New iLearningEngines Common Stock that will initially be available for issuance under the 2024 Plan in the “no additional redemptions” scenario, 13,517,182 shares of New iLearningEngines Common Stock that will initially be available for issuance under the 2024 Plan in the “50% of maximum redemptions” scenario and 13,486,853 shares of New iLearningEngines Common Stock that will initially be available for issuance under the 2024 Plan in the “maximum redemptions” scenario; and (d) 2,709,502 shares of New iLearningEngines Common Stock that will be available for issuance under the ESPP in the “no additional redemptions” scenario, 2,703,436 shares of New iLearningEngines Common Stock that will be available for issuance under the ESPP in the “50% of maximum redemptions” scenario and 2,697,370 shares of New iLearningEngines Common Stock that will initially be available for issuance under the ESPP in the “maximum redemptions” scenario. The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares:

	Assuming No Additional Redemptions		Assuming 50% of Maximum Redemptions		Assuming Maximum Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Total shares of New iLearningEngines Common Stock outstanding at closing	135,475,109	77.6%	135,171,822	77.6%	134,868,535	77.5%
Shares underlying public warrants	14,375,000	8.2%	14,375,000	8.2%	14,375,000	8.3%
Shares underlying Private Placement Warrants	8,250,000	4.7%	8,250,000	4.7%	8,250,000	4.7%
Shares underlying New iLearningEngines Assumed RSUs	78,120	0.1%	78,120	0.1%	78,120	0.1%
Shares initially reserved for issuance under the 2024 Plan(a)	13,547,510	7.8%	135,171,182	7.8%	13,486,853	7.8%
Shares initially reserved for issuance under the ESPP(b)	2,709,502	1.6%	2,703,436	1.6%	2,697,370	1.6%
Total shares	174,435,241	100.0%	174,095,560	100.0%	173,755,878	100.0%

(a)	Subject to the discretion of New iLearningEngines Board, on the first trading day in January each calendar year, beginning with January 1, 2025, and continuing through January 1, 2034, the number of shares of New iLearningEngines Common Stock available for issuance under the 2024 Plan will automatically increase by five percent (5%) of the total number of shares of New iLearningEngines Common Stock outstanding on the last trading day of December of the immediately preceding calendar year.
(b)	Subject to the discretion of New iLearningEngines Board, on the first trading day in January each calendar year, beginning with January 1, 2025, and continuing through January 1, 2034, the number of shares of New iLearningEngines Common Stock available for issuance under the ESPP will automatically increase by one percent (1%) of the total number of shares of New iLearningEngines Common Stock outstanding on the last trading day of December of the immediately preceding calendar year.

Amendment Disclosure Regarding iLearningEngines Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following sections of text beginning on page 235 entitled “iLearningEngines Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” is amended and restated as set forth below:

Liquidity and Capital Resources

Our liquidity requirements arise from our working capital needs, our obligations to make scheduled payments of interest on our indebtedness and our need to fund capital expenditures to support our current operations and to facilitate growth and expansion, including future acquisitions. We have financed our operations and expansion with a combination of debt and equity.

On September 30, 2023, we had total shareholders’ deficit of $16.9 million, net of an accumulated deficit of $53.3 million. Our primary sources of liquidity consist of cash totaling $0.7 million as of September 30, 2023. Subsequent to September 30, 2023, we issued and sold additional Convertible Notes with an aggregate principal amount of $6.5 million. For more information, see “— Liquidity and Capital Resources — 2023 Convertible Notes”. Additionally, we entered into a Loan and Security Agreement with WTI Fund X, Inc., pursuant to which WTI Fund X, Inc. made available to us a term loan facility in an aggregate principal amount of $10.0 million. On October 31, 2023, we drew down the full principal amount of $10.0 million. For more information, see “— Liquidity and Capital Resources — Credit Facilities”. We believe these additional sources of liquidity will be sufficient to provide working capital, make interest payments and make capital expenditures to support operations and facilitate growth and expansion for the next twelve months.

Our ability to pay dividends on our common stock is limited by restrictions under the terms of the agreements governing our indebtedness. Subject to the full terms and conditions under the agreements governing our indebtedness, we may be permitted to make dividends and distributions under such agreements if there is no event of default.

Our future capital requirements will depend on many factors, including our global growth rates, our ability to expand our operational footprints in the United States, our ability to grow our platform through acquisitions and our decisions around future investments required in R&D. We may, in the future, enter into arrangements to acquire or invest in complementary businesses, products, and technologies. We may be required to seek additional equity or debt financing. In the event that we require additional financing, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, operations and financial condition.

Purchase Commitments

We entered into a long-term software licensing contract with a major customer that commenced in 2018 and is set to expire in 2024. The contract has an annual value of $50.3 million. As part of the agreement, we install our software licenses on the customer’s servers, and in exchange, the customer pays an annual fee for access to the software license and related maintenance services. Additionally, we have a separate contract with the customer for the purchase of the customer’s end-user data. This data is essential for our development and utilization of its next-generation AI platform. The annual price for this data acquisition amounts to approximately $30.0 million.

SBA Loan

In May 2020, we received a disaster loan (the “SBA Loan”) in the amount of $150,000.00 from the United States Small Business Administration (the “SBA”). Proceeds from the SBA Loan were required to be used as working capital to alleviate the economic hardship arising out of the COVID-19 pandemic. The SBA Loan has a 30-year term and bears interest at a per annum rate equal to 3.75%. The terms of the SBA Loan require monthly payments of principal and interest equal to $731.00. Our obligations under the SBA Loan in excess of $25,000 are secured by substantially all of our assets. The SBA Loan contains customary affirmative and negative covenants as well as others that are bespoke to the SBA Loan. We must obtain the SBA’s consent to relocate, and in addition, to the extent feasible, must purchase only American-made equipment with the proceeds of the SBA Loan. It is an event of default under the SBA Loan if, among other things, another secured party exercises its rights against the collateral.

On November 1, 2023, the Company paid off the SBA loan.

Credit Facilities

In December 2020, we entered into a Loan and Security Agreement (the “2020 Term Loan Agreement”) with Venture Lending & Leasing IX, Inc. (the “2020 Lender”), pursuant to which the 2020 Lender made available to us a term loan facility in an aggregate principal amount of $10.0 million (the “2020 Term Loans”). The 2020 Term Loans were available in two tranches consisting of $8.0 million and $2.0 million respectively. We drew down the first tranche on December 30, 2020, and drew the remaining tranche on July 30, 2021 (together, the “2020 Loans”). The 2020 Loans bear interest at a per annum rate equal to 11.50% and are secured by substantially all of our assets, subject to customary carveouts. Payments of principal and interest are due monthly over the course of thirty total installment payments. We may prepay all but not less than all of the 2020 Loans, subject to payment of a premium equal to the amount of interest that would have been payable had the loans remained outstanding through maturity. The 2020 Loan Agreement contains certain customary covenants, including, but not limited to, those relating to additional indebtedness, liens, asset divestitures, and affiliate transactions. It is an event of default under the 2020 Loan Agreement if, among other things, we are in default (beyond any applicable grace period) under any agreement involving the borrowing of money or the purchase of property in an amount in excess of $500,000.

In connection with the 2020 Loans, we issued the 2020 Lender warrants to purchase an aggregate of 433,597 common shares (the “2020 Warrants”). The 2020 Warrants have an exercise price of $6.94 per share and are exercisable through July 31, 2036. In the event that we participate in a preferred stock financing round, the warrant will also become exercisable for shares of preferred stock at an exercise price equal to the lowest price per share of any preferred stock financing round. Upon a Liquidity Event (as defined in the 2020 Term Loan Agreement), the 2020 Lender may choose to exchange the 2020 Warrants for a cash payment of $3,000,000.

In October 2021, we entered into a Loan and Security Agreement (the “2021 Term Loan Agreement,” together with the 2020 Term Loan Agreement, the “Term Loan Agreements”) with the 2020 Lender and WTI Fund X, Inc. (collectively, the “2021 Lenders”), pursuant to which the 2021 Lenders made available to us a term loan facility in an aggregate principal amount of $20.0 million (the “2021 Term Loans”). The 2021 Term Loans were available in four tranches of $5.0 million each (collectively, the “2021 Loans”). We drew down an initial principal amount of $5.0 million on October 21, 2021. We drew down an additional $5.0 million on April 27, 2022 and an additional $5.0 million on August 30, 2022. The 2021 Loans bear interest at a per annum rate equal to 11.50% and are secured by substantially all of our assets, subject to customary carveouts. Payments of principal and interest are due monthly over the course of thirty total installment payments. We may prepay all but not less than all of the 2021 Loans, subject to payment of a premium equal to the amount of interest that would have been payable had the loans remained outstanding through maturity. The agreements contain certain customary covenants, including, but not limited to, those relating to additional indebtedness, liens, asset divestitures, and affiliate transactions. It is an event of default under the 2021 Loan Agreement if, among other things, we are in default (beyond any applicable grace period) under any agreement involving the borrowing of money or the purchase of property in an amount in excess of $500,000. In connection with the 2021 Loans, the Company issued WTI Fund X, LLC and Venture Lending & Leasing IX, LLC warrants to purchase an aggregate of 440,019 common shares (the “2021 Warrants”). The 2021 Warrants have an exercise price of $6.94 per share and are exercisable through July 31, 2037. In the event that the Company participates in a preferred stock financing round, the warrant will also become exercisable for shares of preferred stock at an exercise price equal to the lowest price per share of any preferred stock financing round. Upon a Liquidity Event (as defined in the 2021 Term Loan Agreement), the 2021 Lenders may choose to exchange the 2021 Warrants for a cash payment in an amount equal to the sum of (i) $1,500,000 and (ii) the product of (x) $1,500,000 and (y) a fraction, the numerator of which is the aggregate, original principal amount of the Growth Capital Loans (as defined in the 2020 Term Loan Agreement) advanced to the Company and the denominator of which is $10,000,000.

In October 2023, we entered into a Loan and Security Agreement (the “2023 Term Loan Agreement”) with WTI Fund X, Inc. (the “2023 Lender”), pursuant to which the 2023 Lender made available to us a term loan facility in an aggregate principal amount of $10.0 million (the “2023 Term Loans”). We drew down $10.0 million on October 31, 2023 (the “2023 Loans”). The 2023 Loans bear interest at a per annum rate equal to the greater of (i) the WSJ prime rate plus 4.50% and (ii) 13.00% and are secured by substantially all of our assets, subject to customary carveouts. Payments of principal and interest are due monthly over the course of thirty total installment payments following an initial interest only period of 6 months. The initial interest only period may be extended by six months if either (i) we have successfully completed a de-SPAC transaction with net proceeds to us of at least $100,000,000 or (ii) we have achieved our 2023 financial plan. We may prepay all but not less than all of the 2023 Loans, subject to payment of a premium equal to the amount of interest that would have been payable had the loans remained outstanding through maturity (the “2023 Make Whole”). However, if the 2023 Loans are prepaid on or before November 30, 2023, only 40% of the undiscounted 2023 Make Whole is required to be paid and if the 2023 Loans are prepaid between December 1, 2023 and June 30, 2024, only 50% of the undiscounted 2023 Make Whole is required to be paid. The 2023 Loan Agreement contains certain customary covenants, including, but not limited to, those relating to additional indebtedness, liens, asset divestitures, and affiliate transactions. It is an event of default under the 2023 Loan Agreement if, among other things, we are in default (beyond any applicable grace period) under any agreement involving the borrowing of money or the purchase of property in an amount in excess of $500,000.

In connection with the 2023 Loans, the Company issued WTI Fund X, LLC warrants to purchase an aggregate of 220,681 common shares (the “2023 Warrants”). The 2023 Warrants have an exercise price of $10.14 per share and are exercisable through October 31, 2038. In the event that the Company participates in a preferred stock financing round, the warrant will also become exercisable for shares of preferred stock at an exercise price equal to the lowest price per share of any preferred stock financing round. Upon a Liquidity Event (as defined in the 2023 Term Loan Agreement), the 2023 Lender may choose to exchange the 2023 Warrants for a cash payment of $3,000,000.

On March 27, 2024, we entered into the 2024 Amendment with In2vate and the Lenders. Pursuant to the 2024 Amendment, the 2020 Term Loan Agreement, 2021 Term Loan Agreement, and 2023 Term Loan Agreement were amended to, among other things, (i) revise the amortization schedule for the 2020 Loans, 2021 Loans and 2023 Loans in exchange for our agreement to provide the Lenders with an aggregate amount of 1,019,999 Loan Restructuring Shares and (ii) terminate the 2020 Warrants, 2021 Warrants and 2023 Warrants and the respective put rights associated with each in exchange for our agreement to provide the Lenders with an aggregate amount of 3,399,999 shares of New iLearningEngines Common Stock to be issued upon completion of the Business Combination.

If we repay the 2020 Loans, 2021 Loans and 2023 Loans on or before (i) April 15, 2024, then 90% of the Loan Restructuring Shares will be forfeited and returned to the Company, (ii) May 1, 2024, then 80% of the Loan Restructuring Shares will be forfeited and returned to the Company, and (iii) July 1, 2024, then 50% of the Loan Restructuring Shares will be forfeited and returned to the Company.

In addition, the 2024 Amendment provides that, at our option, if we prepay the 2020 Loans, 2021 Loans and 2023 Loans, then, at our option, we may prepay 50% of the amount of Unpaid Scheduled Interest Payments by issuing a number of shares of New iLearningEngines Common Stock obtained by dividing (A) the product of (x) the Unpaid Scheduled Interest Payments and (y) 2.75, by (B) the VWAP of New iLearningEngines Common Stock over the seven (7) Trading Days immediately preceding the date of issuance.

2023 Convertible Notes

On April 27, 2023, we entered into the 2023 Convertible Note Purchase Agreement, pursuant to which, among other things, we may issue and sell to the 2023 Convertible Note Investors convertible notes due in October 2025 with aggregate principal amount of up to $50,000,000, of which we have issued and sold 2023 Convertible Notes with aggregate principal amount of $17,400,000, including to affiliates of our Sponsor. Each 2023 Convertible Note accrues interest at a rate of (i) 15% per annum until the aggregate accrued interest thereunder (whether repaid or not) equals 25% of the principal amount of such note, and (ii) 8% per annum thereafter. Immediately prior to the consummation of the Business Combination, each 2023 Convertible Note will automatically convert into our shares thereby entitling the holder thereof to receive, in connection with the consummation of the Business Combination, a number of shares Arrowroot Class A Common Stock (rounded down to the nearest whole share) equal to (i) 2.75, multiplied by the 2023 Convertible Note Balance, divided by (ii) $10.00.

2024 Convertible Notes

On March 21, 2024, we entered into the 2024 Note Purchase Agreement with an investor pursuant to which, among other things, we issued and sold the Initial 2024 Convertible Note in an aggregate principal amount of $700,000. Contingent upon the Closing, we and the 2024 Convertible Note Investors will enter into the 2024 Note Purchase Agreement, and we will issue and sell to the 2024 Convertible Note Investors additional convertible notes due in October 2025 in an aggregate principal amount of $28,814,500. Each 2024 Convertible Note will accrue interest at a rate of (i) 15% per annum until the aggregate accrued interest thereunder (whether repaid or not) equals 25% of the principal amount of such note, and (ii) 8% per annum thereafter. Immediately prior to the consummation of the Business Combination, each 2024 Convertible Note will automatically convert into shares thereby entitling the holder thereof to receive, in connection with the consummation of the Business Combination, a number of shares New iLearningEngines Common Stock (rounded down to the nearest whole share) equal to (i) 2.75, multiplied by the 2024 Convertible Note Balance, divided by (ii) $10.00. The 2024 Convertible Note Purchase Agreement is attached to this proxy statement/prospectus as Annex A and the form of convertible note issued or to be issued pursuant to the 2024 Convertible Note Purchase Agreement is attached to this prospectus supplement as Annex B. The 2024 Convertible Note Purchase Agreement contains customary representations and warranties of iLearningEngines, on the one hand, and each 2024 Convertible Note Investor, on the other hand.

In the event that the VWAP (as defined in the 2024 Convertible Note Purchase Agreement) of the New iLearningEngines Common Stock over the ten (10) trading days immediate preceding November 30, 2024 (the “Reference Date”) is below the Conversion Price, then New iLearningEngines shall, as soon as reasonably practical, issue to each 2024 Convertible Note Holder a make-whole payment (the “Make Whole Payments”) equal to a number of additional Incentive Shares (rounded down to the nearest whole share) equal to (i) the Conversion Price, divided by the Reference Price (as defined below), minus (ii) one (1). “Reference Price” means the greater of (i) the VWAP of the New iLearningEngines Common Stock over the ten (10) trading days immediately preceding the Reference Date and (ii) $1.00. Notwithstanding anything to the contrary in the foregoing, the maximum number of shares issuable in connection with Make Whole Payments, in the aggregate, shall not exceed 10,000,000 Incentive Shares (the “Make Whole Payment Cap”) and New iLearningEngines shall not have any obligation to issue any Make Whole Payment in excess of the Make Whole Payment Cap.

Cash Flows

The following table summarizes our cash flows for the period indicated:

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands)	2023	2022	2022	2021
Cash used in operating activities	$(8,942)	$(6,553)	$(8,943)	$(8,234)
Cash (used in) provided by investing activities	(7)	161	161	(18)
Cash provided by financing activities	8,754	6,830	5,231	6,729

Operating Activities

Our largest source of operating cash is payments received from our customers. Our primary uses of cash from operating activities are R&D and sales and marketing expenses. We have historically generated negative cash flows and have supplemented working capital requirements primarily through net proceeds from the sale of equity securities.

Net cash used in operating activities for the nine months ended September 30, 2023 of $8.9 million was primarily related to net working capital cash outflows of $16.8 million and net loss of $0.2 million adjusted for non-cash charges of $8.1 million. The main driver of the changes in operating assets and liabilities was the accounts receivables. These amounts were partially offset by change in contract asset and trade accounts payable.

Net cash used in operating activities for the nine months ended September 30, 2022 of $6.6 million was primarily related to net working capital cash outflows of $14.1 million and net profit of $3.7 million adjusted for non-cash charges of $3.8 million. The main drivers of the changes in operating assets and liabilities were the accounts receivables and the receivables from Technology Partner. These amounts were partially offset by change in Contract asset. Net cash used in operating activities for the year ended December 31, 2022 of $8.9 million was primarily related to our net income of $11.5 million adjusted for non-cash charges of $3.7 million and net cash outflows of $16.7 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of amortization of debt. The main drivers of the changes in operating assets and liabilities were the accounts receivables and the receivables from Technology Partner. These amounts were partially offset by change in contract asset.

Net cash used in operating activities for the year ended December 31, 2021 of $8.2 million was primarily related to our net income of $2.5 million adjusted for non-cash charges of $2.3 million and net cash outflows of $13.0 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of amortization of debt. The main drivers of the changes in operating assets and liabilities were the accounts receivables and the receivables from Technology Partner. These amounts were partially offset by change in contract asset.

Investing Activities

For the nine months ended September 30, 2023 the cash used in investing activities was $0.01 million approximately and for the nine months ended September 30, 2022, cash provided by investing activities was $0.2 million primarily due to cash acquired from business acquisitions.

Net cash used in investing activities for the year ended December 31, 2022 of $0.2 million was primarily related to cash acquired from business acquisition and for the year ended December 31, 2021 of $0.02 million was primarily related to purchases of property and equipment.

Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2023 of $8.8 million was primarily related to the $5 million in venture debt that we took from Western Technology Investments offset by the debt taken in previous tranches that we paid down and proceeds from the 2023 Convertible Notes of $10.9 million.

Net cash provided by financing activities for the nine months ended September 30, 2022 of $6.8 million was primarily related to the $10 million in venture debt that we took from Western Technology Investments offset by the debt taken in previous tranches that we paid down.

Net cash provided by financing activities for the year ended December 31, 2022 of $5.2 million was primarily related to the $10 million in venture debt that we took from Western Technology Investments in three different tranches offset by the debt taken in previous tranches that we paid down.

Net cash provided by financing activities for the year ended December 31, 2021 of $6.7 million was primarily related to the $7 million in venture debt that we took from Western Technology Investments in two different tranches offset by the debt taken in previous tranches that we paid down.

Long-Term Liquidity Requirements

We require additional equity or debt financing in order to continue our operations. We may not be able to raise financing on terms acceptable to us or at all. If additional funds are not available to us on acceptable terms, or at all, we will likely need to declare bankruptcy or wind down our operations.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is principally the result of fluctuations in interest rates and foreign currency exchange rates.

Interest Rate Risk

We had cash and cash equivalents of $0.7 million as of September 30, 2023, which consisted entirely of bank deposits. The cash and cash equivalents are held for working capital purposes. We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure. Due to the short-term nature of our investments, we have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. As of September 30, 2023, we had $17.9 million of principal outstanding under the Term Loan Agreements. A hypothetical 10% change in interest rates during the period presented would not have had a material impact on our consolidated financial statements.

We had cash and cash equivalents of $0.9 million as of December 31, 2022, which consisted entirely of bank deposits. As of December 31, 2022, we had $20.1 million of principal outstanding under the Term Loan Agreements. A hypothetical 10% change in interest rates during the period presented would not have had a material impact on our consolidated financial statements.

Foreign Currency Exchange Risk

The functional currency of the Company and its foreign subsidiaries is the U.S. dollar. Therefore, we are exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiary into U.S. dollars. The local currency of our foreign subsidiary is the British pound. Our subsidiary remeasures monetary assets and liabilities at period-end exchange rates, while non-monetary items are remeasured at historical rates. Revenue and expense accounts are remeasured at the average exchange rate in effect during the period. If there is a change in foreign currency exchange rates, the conversion of our foreign subsidiary’s financial statements into U.S. dollars would result in a realized gain or loss which is recorded in our consolidated statements of operations. We do not currently engage in any hedging activity to reduce our potential exposure to currency fluctuations, although we may choose to do so in the future. A hypothetical 10% change in foreign exchange rates during the period presented would not have had a material impact on our consolidated financial statements.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations, other than its impact on the general economy. Nonetheless, if our costs were to become subject to inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Liquidity Risk

Our objective is to maintain a balance between the continuity of funding and flexibility through the use of operating cash flows and committed available credit facilities. We actively review our funding position to seek to ensure the available facilities are adequate to meet our current and anticipated needs. We manage liquidity risk by monitoring forecast cash flows and seeking to ensure that adequate cash and borrowing facilities are maintained.

Amendment and Restatement of Directors and Executive Officers After the Business Combination

The text beginning on page 264 entitled “Directors and Executive Officers After the Business Combination” is amended and restated as set forth below:

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE BUSINESS COMBINATION

Directors and Executive Officers

Upon the consummation of the Business Combination, the business and affairs of New iLearningEngines will be managed by or under the direction of the New iLearningEngines Board, which is anticipated to have seven members (including two members expected to be appointed to the New iLearningEngines Board immediately following the Closing). The following table sets forth the name, age and position of each of the expected directors and executive officers of New iLearningEngines upon consummation of the Business Combination, assuming the election of the nominees at the special meeting as set forth in Proposal No. 4 — The Election of Directors Proposal.

Name	Age*	Position
Executive Officers
Puthugramam “Harish” Chidambaran	55	Chief Executive Officer and Chairman
Sayyed Farhan Naqvi	41	Chief Financial Officer and Treasurer
Balakrishnan Arackal	55	President, Chief Business Officer and Director
David Samuels	61	Chief Legal Officer, Executive Vice President – Corporate Affairs and Secretary
Ramakrishnan Parameswaran	52	Senior Vice President – Technology and Products
Non-Employee Directors
Matthew Barger(1)(3)	66	Director
Bruce Mehlman(2)	54	Director
Thomas Olivier	56	Director
Ian Davis(1)(2)(3)	72	Director
Michael Moe(1)	61	Director

*	As of October 31, 2023
(1)	Member of New iLearningEngines audit committee, effective upon the consummation of the Business Combination.
(2)	Member of New iLearningEngines compensation committee, effective upon the consummation of the Business Combination.
(3)	Member of New iLearningEngines nominating and corporate governance committee, effective upon the consummation of the Business Combination.

Executive Officers

Harish Chidambaran

Upon consummation of the Business Combination, Mr. Chidambaran will serve as the Chief Executive Officer of New iLearningEngines and as Chairman of the New iLearningEngines Board. Mr. Chidambaran has served as President and Chief Executive Officer of iLearningEngines since November 2010. Mr. Chidambaran has extensive experience in the technology industry having worked at companies such as Sun Microsystems, Lucent Technologies, Maple Optical Systems, Google, and Ninth Sense, Inc. Mr. Chidambaran received a B.T. in Electrical and Electronics Engineering from College of Engineering, Trivandrum, a M.S. in Electrical Engineering from the University of Idaho and a M.S. in Management from Stanford Graduate School of Business. Mr. Chidambaran is qualified to serve on the New iLearningEngines Board based on his substantial business, leadership and management experience in the technology sector.

S. Farhan Naqvi

Upon consummation of the Business Combination, Mr. Naqvi will serve as the Chief Financial Officer and Treasurer of New iLearningEngines. Mr. Naqvi has served as Chief Financial Officer of iLearningEngines since February 2019. Prior to joining iLearningEngines, Mr. Naqvi served as a Transaction Advisor at Ernst & Young from 2017 to February 2019 and as an investment banker at Deutsche Bank Securities, Inc. from 2013 to 2017. Mr. Naqvi received a Bachelor of Technology in Engineering from Indian Institute of Technology, Kapur, and an M.B.A. from Harvard Business School.

Balakrishnan Arackal

Upon consummation of the Business Combination, Mr. Arackal will serve as the President and Chief Business Officer of New iLearningEngines and as a member of the New iLearningEngines Board. Mr. Arackal has served as Chief Business Officer of iLearningEngines since February 2021, having previously served as Executive Vice President — Sales & Strategy of iLearningEngines from October 2018 to February 2021. Previously, Mr. Arackal served as an Independent Contractor for iLearningEngines from 2014 to September 2018 and as an Executive Director at Experion Technologies from 2011 to 2014. Mr. Arackal received a Bachelor of Technology in Electronics & Communication from Mepco Schlenk Engineering College and his M.B.A. from G.R.Damodaran Academy of Management.

David Samuels

Upon consummation of the Business Combination, Mr. Samuels will serve as the Chief Legal Counsel, EVP — Corporate Affairs and Secretary of New iLearningEngines. Mr. Samuels has served as Chief Legal Counsel and EVP — Corporate Affairs of iLearningEngines since October 2023. Prior to joining iLearningEngines, Mr. Samuels served as Chief Legal Officer and Secretary of Definitive Healthcare Corp. (Nasdaq: DH), a provider of healthcare commercial intelligence from February 2021 to January, 2023. From October 2016 to November 2019, Mr. Samuels served as Chief Executive Officer and Chief Legal Officer of ReferralMob, Inc., (“ReferralMob”) a mobile-only, peer-to-peer job referral platform, having previously served as Chief Legal Officer from 2015 to October 2016. Prior to joining ReferralMob, Mr. Samuels served as Chief Strategy Officer of Interactions Corporation, and served in a number of executive leadership positions, including as General Counsel for seven years and for two years as Chairman of the Board of Strategic Advisors, at EnerNOC, Inc. ((Nasdaq: ENOC) since renamed Enel X North America). Earlier in his career, Mr. Samuels served as General Counsel, Vice President Corporate Development and Secretary of International Integration, Inc. (Nasdaq: ICUB). Mr. Samuels served on the board of directors of ReferralMob from 2015 to 2019, Magnus Textile LLC from 2017 to 2018 and ANSWR from 2014 until 2017, each a private company. Mr. Samuels holds a B.A. from Brandeis University and a J.D. from Northeastern University School of Law.

Ramakrishnan Parameswaran

Upon consummation of the Business Combination, Mr. Parameswaran will serve as the Senior Vice President — Technology and Products of New iLearningEngines. Mr. Parameswaran has served as Senior Vice President — Technology and Products of iLearningEngines since May 2019. Prior to joining iLearningEngines, Mr. Parameswaran served in a variety of roles at Infosys Ltd., most recently as Practice Manager and Vertical Head of the Digital Department from 2015 to April 2019. Mr. Parameswaran received a B.T. in Electrical and Electronics Engineering from College of Engineering Trivandrum.

Non-Employee Directors

Upon the consummation of the Business Combination, the initial size of the New iLearningEngines Board is expected to be seven directors, each of whom will be voted upon by Arrowroot’s stockholders at the special meeting. In addition to Harish Chidambaran and Balakrishnan Arackal, New iLearningEngines’ director nominees are:

Matthew Barger

Upon consummation of the Business Combination, Mr. Barger will serve as a member of the New iLearningEngines Board. Mr. Barger has served as the Managing Member of MRB Capital LLC since 2008. Mr. Barger has also served as Senior Advisor at Hellman & Friedman, LLC (“H&F”) since 2007 and previously served as Managing Director of H&F from 1984 to 2006. Mr. Barger has served on the Board of Directors of Hall Capital Partners LLC since 2007 and Artisan Partners Asset Management Inc. since 2013, and on the Advisory Board of Mustard Seed since February 2022. Mr. Barger received a bachelor’s degree in history from Yale University and a M.B.A. from Stanford Graduate School of Business. Our Board has determined that Mr. Barger’s investment management expertise and director leadership experience qualifies him to serve as a member of our Board.

Bruce Mehlman

Upon consummation of the Business Combination, Mr. Mehlman will serve as a member of the New iLearningEngines Board. Mr. Mehlman founded Mehlman Consulting and has served as a Partner of Mehlman Consulting since December 2003. Mr. Mehlman also serves on the board of non-governmental organizations and as the Executive Director of the Technology CEO Council. Mr. Mehlman received a B.A. in History from Princeton University and a J.D. from the University of Virginia School of Law. Our Board has determined that Mr. Mehlman’s expertise in public policy and experience in executive leadership qualifies him to serve as a member of our Board.

Thomas Olivier

Upon consummation of the Business Combination, Mr. Olivier will serve as a member of the New iLearningEngines Board. Mr. Olivier has served as Arrowroot’s President and Chief Financial Officer and the Vice Chairman of its board of directors since its inception in November 2020. Mr. Olivier is a managing director at Arrowroot Capital and has held this position since March 2021. Previously, Mr. Olivier was a Managing Director in Houlihan Lokey’s Technology, Media & Telecom (TMT) Group from May 2017 until April 2021. Prior to his time at Houlihan Lokey, Mr. Olivier served as a Managing Director at Pacific Crest Securities, Inc., an investment bank focused on the technology sector which was acquired by Key Bank in 2016, from April 2012 to May 2017. Mr. Olivier was also a member of the board of directors of Brain Scientific Inc., a neurology-focused medical device and software company, from November 2021 to June 2023. Mr. Olivier received his B.S. in Economics from Boston College and his J.D. from the George Washington University Law School. Our Board has determined that Mr. Olivier’s significant investment banking and financial expertise make him well qualified to serve on our Board.

Ian Davis

Upon consummation of the Business Combination, it is expected that Sir Ian Davis will be appointed to serve as a member of the New iLearningEngines Board. Since June 2021, Mr. Davis has served on the board of directors of Thoughtworks Holding, Inc. and is currently the Chairperson of the board of directors of Thoughtworks Holding, Inc. He is a Non-Executive Director of Majid al Futtaim and of two private companies, and as an advisor to Apax Partners and Mubadala. From 2013 to October 2021, Mr. Davis was the Chairman of Rolls-Royce Holdings plc. Mr. Davis worked with McKinsey & Company for over 30 years and served as Chairman and Worldwide Managing Partner of McKinsey & Company from 2003 until 2009. He is now Senior Partner Emeritus. Mr. Davis also served on the board of Johnson & Johnson as a non-executive director from 2010 to March 2023. From 2010 to December 2020, he was a Non-Executive Director of BP p.l.c., where he was also Senior Independent (Lead) Director. From 2011 to 2017, Mr. Davis was a non-executive director of the United Kingdom Cabinet Office and of Teach for All, a not-for-profit educational foundation. Mr. Davis earned a Bachelor of Arts and Master of Arts in Politics, Philosophy and Economics from Balliol College, University of Oxford. We believe that Mr. Davis is qualified to serve on our Board due to his significant leadership experience, deep understanding of global business trends and expertise in finance, strategy and business transformation.

Michael Moe

Upon consummation of the Business Combination, it is expected that Michael T. Moe will be appointed to serve as a member of the New iLearningEngines Board. Mr. Moe co-founded GSV Asset Management, LLC and has served as its Chief Executive Officer, Co-Managing Partner and Chief Investment Officer since 2010. Mr. More currently serves Non-Executive Chairman of the board of directors of Genius Group Limited (NYSEAMERICAN: GNS) since March 2024 and previously served as Chairman of the board of directors of LZG International, Inc. from March 2023 to March 2024, before it was acquired by Genius Group. Mr. Moe co-founded Hi Solutions, Inc. and has served as its Executive Chairman of the board of directors since July 2021. Previously, Mr. Moe was Chief Executive Officer of Class Acceleration Corp., a special purpose acquisition company, from September 2020 to January 2023. From 2010 to 2018, Mr. Moe served as the President, Chief Executive Officer, and Chairman of the board of directors for GSV Capital Corp., now known as SuRo Capital Corp. (NASDAQ: SSSS). Mr. Moe co-founded and served as Chairman and Chief Executive Officer of ThinkEquity Partners LLC from 2001 to 2008. Mr. Moe has served on the board of directors for BookClub, Inc. since July 2020. Mr. Moe received a B.A. in Political Science and Economics at the University of Minnesota and holds a Chartered Financial Analyst (CFA) designation. Our Board has determined that Mr. Moe’s investment management, director and executive leadership and financial services experience qualifies him to serve as a member of our Board.

Family Relationships

Dr. Preeta Chidambaran, the co-founder of iLearningEngines, is the wife of Harish Chidambaran, the President and Chief Executive Officer of iLearningEngines. Balakrishnan Arackal, who will serve as the President and Chief Business Officer of New iLearningEngines and as a member of the New iLearningEngines Board, and Ramakrishnan Parameswaran, who will serve as the Senior Vice President of Technology and Products of New iLearningEngines, are brothers. There are no other family relationships among any of New iLearningEngines’ directors or executive officers that are required to be disclosed by Regulation S-K.

Board Composition

New iLearningEngines’ business and affairs will be organized under the direction of the New iLearningEngines Board. We anticipate that the New iLearningEngines Board will consist of seven members upon the consummation of the Business Combination. Mr. Chidambaran will serve as Chairman of the New iLearningEngines Board. The primary responsibilities of the New iLearningEngines Board will be to provide oversight, strategic guidance, counseling and direction to New iLearningEngines’ management. The New iLearningEngines Board will meet on a regular basis and additionally as required.

In accordance with the terms of the Proposed Charter, which will be effective upon the consummation of the Business Combination, the New iLearningEngines Board will be divided into three classes, Class I, Class II and Class III, with, except with respect to the election of directors at the special meeting pursuant to Proposal No. 4 — The Election of Directors Proposal, only one class of directors being elected each year and each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The New iLearningEngines Board will be divided into the following classes:

●	Class I, which we anticipate will consist of Harish Chidambaran and Balakrishnan Arackal, whose terms will expire at New iLearningEngines’ first annual meeting of stockholders to be held after the closing of Business Combination;

●	Class II, which we anticipate will consist of Matthew Barger and Thomas Olivier, whose terms will expire at New iLearningEngines’ second annual meeting of stockholders to be held after the closing of Business Combination; and

●	Class III, which we anticipate will consist of Bruce Mehlman, Michael Moe and Ian Davis, whose terms will expire at New iLearningEngines’ third annual meeting of stockholders to be held after the closing of Business Combination.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified, or their earlier resignation, removal, retirement or death. This classification of the New iLearningEngines Board may have the effect of delaying or preventing changes in New iLearningEngines’ control or management. New iLearningEngines’ directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of New iLearningEngines’ voting stock.

Director Independence

Based on information provided by each director concerning his or her background, employment and affiliations, upon the consummation of the Business Combination, we anticipate that each of the directors on the New iLearningEngines Board, other than Harish Chidambaran and Balakrishnan Arackal, will qualify as independent directors, as defined under the Nasdaq Stock Exchange listing rules (the “Nasdaq listing rules”), and the New iLearningEngines Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, New iLearningEngines will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Role of the New iLearningEngines Board in Risk Oversight/Risk Committee

Upon the consummation of Business Combination, one of the key functions of the New iLearningEngines Board will be informed oversight of New iLearningEngines’ risk management process. The New iLearningEngines Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New iLearningEngines Board as a whole, as well as through various standing committees of the New iLearningEngines Board that address risks inherent in their respective areas of oversight. In particular, the New iLearningEngines Board will be responsible for monitoring and assessing strategic risk exposure and New iLearningEngines’ audit committee will have the responsibility to consider and discuss New iLearningEngines’ major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. New iLearningEngines’ compensation committee will assess and monitor whether New iLearningEngines’ compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Effective upon the consummation of the Business Combination, we anticipate that the New iLearningEngines Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The New iLearningEngines Board will adopt a charter for each of these committees, which will comply with the applicable requirements of current Nasdaq rules. In addition, from time to time, special committees may be established under the direction of the New iLearningEngines Board when the board deems it necessary or advisable to address specific issues. New iLearningEngines intends to comply with future requirements to the extent they will be applicable to New iLearningEngines. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of New iLearningEngines’ website.

Audit Committee

New iLearningEngines’ audit committee will consist of Matthew Barger, Michael Moe and Ian Davis. The New iLearningEngines Board is expected to determine that each of the members of the audit committee will satisfy the independence requirements of Nasdaq listing rules and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable audit committee requirements. In arriving at this determination, the New iLearningEngines Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment. Mr. Barger is expected to serve as the chair of the audit committee. The New iLearningEngines Board is expected to determine that Mr. Davis qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq listing rules. In making this determination, the New iLearningEngines Board considered Mr. Davis’s formal education and previous experience in financial roles. Both New iLearningEngines’ independent registered public accounting firm and management periodically will meet privately with New iLearningEngines’ audit committee.

The functions of this committee will include, among other things:

●	evaluating the performance, independence and qualifications of New iLearningEngines’ independent auditors and determining whether to retain New iLearningEngines’ existing independent auditors or engage new independent auditors;

●	reviewing New iLearningEngines’ financial reporting processes and disclosure controls;

●	reviewing and approving the engagement of New iLearningEngines’ independent auditors to perform audit services and any permissible non-audit services;

●	reviewing the adequacy and effectiveness of New iLearningEngines’ internal control policies and procedures, including reviewing, with the independent auditors, management’s plans with respect to the responsibilities, budget, staffing and effectiveness of New iLearningEngines’ internal audit function, and reviewing and approving New iLearningEngines’ head of internal audit (if established);

●	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by New iLearningEngines;

●	obtaining and reviewing at least annually (if required by applicable stock exchange listing requirements) or as otherwise determined, a report by New iLearningEngines’ independent auditors describing the independent auditors’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review, or any inquiry or investigation by governmental or professional authorities;

●	monitoring the rotation of partners of New iLearningEngines’ independent auditors on New iLearningEngines’ engagement team as required by law;

●	at least annually, reviewing relationships that may reasonably be thought to bear on the independence of the committee, receiving and reviewing a letter from the independent auditor affirming their independence, discussing the potential effects of any such relationship, and assessing and otherwise taking the appropriate action to oversee the independence of New iLearningEngines’ independent auditor;

●	reviewing New iLearningEngines’ annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” and discussing the statements and reports with New iLearningEngines’ independent auditors and management;

●	reviewing with New iLearningEngines’ independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of New iLearningEngines’ financial controls and critical accounting policies;

●	reviewing with management and New iLearningEngines’ independent auditors any earnings announcements, disclosures and other financial information and guidance;

●	establishing procedures for the review, retention and investigation of complaints received by New iLearningEngines regarding financial controls, accounting, auditing or other matters;

●	preparing the report that the SEC requires in New iLearningEngines’ annual proxy statement;

●	reviewing and providing oversight of any related party transactions in accordance with New iLearningEngines’ related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including New iLearningEngines’ code of business conduct and ethics;

●	reviewing and discussing with management risks related to data privacy, technology and information security, including cybersecurity, back-up of information systems, and policies and procedures that New iLearningEngines has in place to monitor and control such exposures; ● reviewing New iLearningEngines’ major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

●	reviewing any analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

●	reviewing with management and the independent auditors any disagreement between them regarding financial reporting, accounting practices or policies, or other matters, that individually or in the aggregate could be significant to New iLearningEngines’ financial statements or the independent auditor’s report, reviewing management’s response, and resolving any other conflicts or disagreements regarding financial reporting;

●	considering and reviewing with management, the independent auditors, and outside advisors or accountants any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding New iLearningEngines’ financial statements or accounting policies;

●	reviewing with management legal and regulatory compliance and any material current, pending or threatened legal matters; and

●	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.

Compensation Committee

New iLearningEngines’ compensation committee will consist of Bruce Mehlman and Ian Davis. Bruce Mehlman is expected to serve as the chair of the compensation committee. The New iLearningEngines Board is expected to determine that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of Nasdaq. The functions of the committee will include, among other things:

●	reviewing and approving the corporate objectives that pertain to New iLearningEngines’ overall compensation strategy and policies;

●	reviewing and approving annually the compensation and other terms of employment of New iLearningEngines’ executive officers and other members of senior management, in the compensation committee’s discretion;

●	reviewing and approving the type and amount of compensation to be paid or awarded to New iLearningEngines’ non-employee board members;

●	administering New iLearningEngines’ equity incentive plans and other benefit plans;

●	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements with New iLearningEngines’ executive officers and other members of senior management, in the compensation committee’s discretion;

●	reviewing and establishing appropriate insurance coverage for New iLearningEngines’ directors and officers;

●	reviewing and discussing with management New iLearningEngines’ disclosures under the caption “Compensation Discussion and Analysis” in New iLearningEngines’ periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

●	preparing an annual report on executive compensation that the SEC requires in New iLearningEngines’ annual proxy statement;

●	reviewing New iLearningEngines’ practices and policies for employee compensation as related to risk management and risk-taking incentives to determine if such compensation policies and practices are reasonably likely to have a material adverse effect on New iLearningEngines;

●	establishing and monitoring stock ownership guidelines for directors and executive officers of New iLearningEngines, if and as determined to be necessary or appropriate;

●	providing recommendations to the New iLearningEngines Board on compensation-related proposals to be considered at New iLearningEngines’ annual meeting of stockholders;

●	reviewing and discussing with management, if appropriate, the independence of and any conflicts of interest raised by the work of a compensation consultant, outside legal counsel, or advisor hired by the compensation committee or management and how such conflict is being addressed for disclosure in the appropriate filing or report;

●	annually reviewing and discussing with management New iLearningEngines’ human capital management practices with respect to its employees and, where applicable, independent contractors;

●	approving and modifying, as needed, clawback policies allowing New iLearningEngines to recoup improper compensation paid to employees; and

●	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the New iLearningEngines Board.

The composition and function of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.

Nominating and Corporate Governance Committee

New iLearningEngines’ nominating and corporate governance committee will consist of Ian Davis and Matthew Barger. Ian Davis is expected to serve as the chair of the nominating and corporate governance committee. The New iLearningEngines Board is expected to determine that each of the members of New iLearningEngines’ nominating and corporate governance committee will satisfy the independence requirements of Nasdaq. The functions of this committee include, among other things:

●	determining the qualifications, qualities, skills and other expertise required to be a director of New iLearningEngines, and developing and recommending to the New iLearningEngines Board for approval criteria to be considered in selecting nominees for director;

●	identifying, reviewing and making recommendations of candidates to serve on the New iLearningEngines Board, including incumbent directors for reelection;

●	evaluating the performance of the New iLearningEngines Board, committees of the New iLearningEngines Board and individual directors and determining whether continued service on the New iLearningEngines Board is appropriate;

●	periodically reviewing and making recommendations to the New iLearningEngines Board regarding New iLearningEngines’ process for stockholder communications with the New iLearningEngines Board, and making such recommendations to the New iLearningEngines Board with respect thereto;

●	evaluating nominations by stockholders of candidates for election to the New iLearningEngines Board;

●	evaluating nominations by stockholders of candidates for election to the New iLearningEngines Board;

●	evaluating the structure and organization of the New iLearningEngines Board and its committees and making recommendations to the New iLearningEngines Board for approvals;

●	considering possible conflicts of interest of officers and directors as set forth in New iLearningEngines’ code of business conduct and ethics;

●	reviewing and considering environmental, social responsibility and sustainability and governance matters as it determines appropriate and making recommendations to the New iLearningEngines Board regarding, or taking action with respect to, such matters;

●	periodically reviewing New iLearningEngines’ corporate governance guidelines and code of business conduct and ethics and recommending to the New iLearningEngines Board any changes to such policies and principles;

●	developing and periodically reviewing with New iLearningEngines’ Chief Executive Officer the plans for succession for New iLearningEngines’ Chief Executive Officer and other executive officers, as it sees fit, and making recommendations to the New iLearningEngines Board with respect to the selection of appropriate individuals to succeed to these positions;

●	considering the New iLearningEngines Board’s leadership structure, including the separation of the roles of chairperson of the New iLearningEngines Board and the Chief Executive Officer and/or the appointment of a lead independent director;

●	periodically reviewing the processes and procedures used by New iLearningEngines to provide information to the New iLearningEngines Board and its committees and the scope of such information and making recommendations to the New iLearningEngines Board and management for improvement as appropriate; and

●	reviewing periodically the nominating and corporate governance committee charter and recommending any proposed changes to the New iLearningEngines Board, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.

Compensation Committee Interlocks and Insider Participation

None of the intended members of New iLearningEngines’ compensation committee has ever been an executive officer or employee of New iLearningEngines. None of New iLearningEngines’ executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the New iLearningEngines Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter, which will be effective upon consummation of the Business Combination, eliminates the liability of New iLearningEngines’ officer and directors for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that officers and directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties, except for liability:

●	for any transaction from which the director or officer derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for any unlawful payment of dividends or redemption of shares by directors; or

●	for any breach of a director’s or officer’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers and directors, then the liability of New iLearningEngines’ officers and directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Proposed Bylaws require New iLearningEngines to indemnify and advance expenses, to the fullest extent permitted by applicable law, to its directors, officers and agents. New iLearningEngines plans to maintain a directors’ and officers’ insurance policy pursuant to which New iLearningEngines’ directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Proposed Charter prohibits any retroactive changes to the rights or protections or increase the liability of any officer or director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, New iLearningEngines will enter into separate indemnification agreements with New iLearningEngines’ directors and executive officers. These agreements, among other things, require New iLearningEngines to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of New iLearningEngines’ directors or executive officers or any other company or enterprise to which the person provides services at New iLearningEngines’ request.

We believe these provisions in the Proposed Charter and the Proposed Bylaws are necessary to attract and retain qualified persons as directors and officers.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

The New iLearningEngines Board will adopt a Code of Conduct, applicable to all of New iLearningEngines’ employees, executive officers and directors. The Code of Conduct will be available on New iLearningEngines’ website at https://ilearningengines.com. Information contained on or accessible through New iLearningEngines’ website is not a part of this proxy statement, and the inclusion of New iLearningEngines’ website address in this proxy statement/prospectus is an inactive textual reference only. The nominating and corporate governance committee of the New iLearningEngines Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. New iLearningEngines expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

Non-Employee Director Compensation

The New iLearningEngines Board expects to review director compensation periodically to ensure that director compensation remains competitive such that New iLearningEngines is able to recruit and retain qualified directors. Following the consummation of the Business Combination, New iLearningEngines intends to develop a board of directors’ compensation program that is designed to align compensation with New iLearningEngines’ business objectives and the creation of stockholder value, while enabling New iLearningEngines to attract, retain, incentivize and reward directors who contribute to the long-term success of New iLearningEngines.

Amendment and Restatement of Security Ownership of Certain Beneficial Owners and Management

The text beginning on page 289 entitled “Security Ownership of Certain Beneficial Owners and Management” is amended and restated as set forth below:

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of Arrowroot Common Stock as of March 1, 2024 (the “Ownership Date”), which is prior to the consummation of the Business Combination (pre-Business Combination), (ii) the actual ownership of iLearningEngines Capital Stock as of the Ownership Date, and the (iii) expected beneficial ownership of New iLearningEngines Common Stock immediately following the Closing (post-Business Combination), by:

●	each person who is the beneficial owner of more than 5% of issued and outstanding shares of Arrowroot Common Stock or of iLearningEngines Capital Stock;

●	each of our current executive officers and directors;

●	each person who will (or is expected to) become an executive officer or director of New iLearningEngines following the Closing; and

●	all executive officers and directors of Arrowroot as a group pre-Business Combination and all executive officers and directors of New iLearningEngines post-Business Combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Arrowroot or its securities, the Sponsor, Arrowroot’s directors and officers and/or their affiliates may enter into a written plan to purchase Arrowroot’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. See the sections of this proxy statement/prospectus entitled “Risk Factors — Risks Related to Arrowroot and the Business Combination — Our Sponsor, directors, officers, advisors and their affiliates may elect to purchase Public Shares or Public Warrants, which may influence the vote on the Business Combination and reduce the public “float” of Arrowroot Class A Common Stock.”

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of Arrowroot Common Stock pre-Business Combination is based on 8,204,530 outstanding shares of Arrowroot Common Stock (consisting of 1,017,030 shares of Arrowroot Class A Common Stock, 7,187,500 shares of Arrowroot Class B Common Stock, and zero shares of preferred stock) as of the Ownership Date. The ownership percentages listed below do not include any shares of Arrowroot Class A Common Stock that may be purchased after the Ownership Date.

The expected beneficial ownership percentages set forth in the table below post-Business Combination do not give effect to any vesting provisions applicable to any shares of Arrowroot Common Stock and assume:

(i)	no exercise of the 14,375,000 Public Warrants or 8,250,000 Private Placement Warrants that will remain outstanding post-Business Combination, which will become exercisable at the holder’s option 30 days after Closing at an exercise price of $11.50 per share, provided that Arrowroot has an effective registration statement under the Securities Act covering the shares of New iLearningEngines Common Stock issuable upon exercise of the Public Warrants or Private Placement Warrants and a current prospectus relating to them is available, which are not expected to occur within 60 days of the date of this proxy statement/prospectus; and

(ii)	4,921,740 shares of Arrowroot Class A Common Stock are issued upon the conversion of the Convertible Notes in connection with the Convertible Note Investment.

The expected beneficial ownership of shares of New iLearningEngines Common Stock immediately following the Business Combination is based on three scenarios:

●	a “no additional redemptions” scenario where (i) no Public Stockholders exercise their redemption rights and (ii) there are 135,475,109 shares of New iLearningEngines Common Stock outstanding;

●	a “50% of maximum redemptions” scenario where (i) 303,287 Public Shares are redeemed (assuming that Polar purchases and elects not to redeem 410,456 Public Shares and get 82,091 Incentive Public Shares as per the Forward Purchase Agreement) for an aggregate redemption payment of approximately $3.1 million, including a pro rata portion of interest accrued on the Trust Account of $0.109 million (this 50% of maximum redemption scenario is based on a minimum cash condition of $100 million at the Closing of the Business Combination, consisting of Trust Account funds, and Convertible Note Investment proceeds less the aggregate amount of cash proceeds that will be required to satisfy the redemption of the Public Shares), and (ii) there are 135,171,822 shares of New iLearningEngines Common Stock outstanding; and

●	a “ maximum redemptions” scenario where (i) 606,574 Public Shares are redeemed (assuming that Polar purchases and elects not to redeem 410,456 Public Shares and get 82,091 Incentive Public Shares as per the Forward Purchase Agreement) for an aggregate redemption payment of approximately $6.3 million, including a pro rata portion of interest accrued on the Trust Account of $0.218 million (this maximum redemption scenario is based on a minimum cash condition of $100 million at the Closing of the Business Combination, consisting of Trust Account funds, and Convertible Note Investment proceeds less the aggregate amount of cash proceeds that will be required to satisfy the redemption of the Public Shares), and (ii) there are 134,868,535 shares of New iLearningEngines Common Stock outstanding.

	Pre-Business Combination		Post-Business Combination
	Number of Shares		Assuming No Additional Redemptions		Assuming 50% of Maximum Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate % of Outstanding Common Stock	Number of Share Beneficially Owned	Approximate % of Combined Company Common Stock	Number of Share Beneficially Owned	Approximate % of Combined Company Common Stock	Number of Share Beneficially Owned	Approximate % of Combined Company Common Stock
Pre-Business Combination Executive Officers and Directors
Dixon Doll	40,000	*	40,000	*	40,000	*	40,000	*
Will Semple	40,000	*	40,000	*	40,000	*	40,000	*
Peter Kuper	—	—	—	—	—	—	—	—
Matthew Safaii(2)	7,067,500	86.14%	9,650,879	7.12%	9,650,879	7.14%	9,650,879	7.16%
Thomas Olivier(2)	7,067,500	86.14%	9,650,879	7.12%	9,650,879	7.14%	9,650,879	7.16%
All executive officers and directors as a group (five individuals)	7,147,500	86.14%	9,650,879	7.12%	9,650,879	7.14%	9,650,879	7.16%
Post-Business Combination
Executive Officers and Directors
Puthugramam Chidambaran(3)	—	—	96,010,137	70.87%	96,010,13	71.03%	96,010,137	71.19%
S. Farhan Naqvi(4)	—	—	1,350,155	*	1,350, 155	1.00%	1,350, 155	1.00%
Balakrishnan Arackal(5)	—	—	3,020,255	2.18%	3,020, 255	2.19%	3,020, 255	2.19%
David Samuels	—	—	—	—	—	—	—	—
Ramakrishnan Parameswaran(6)	—	—	319,945	*	319,945	*	319,945	*
Matthew Barger(7)	—	—	844,972	*	844,972	*	844,972	*
Bruce Mehlman(8)	—	—	1,312,978	*	1,312,978	*	1,312,978	*
Thomas Olivier(2)	7,067,500	86.14%	10,050,879	7.40%	10,050,879	7.41%	10,050,879	7.43%
Ian Davis	—	—	—	—	—	—	—	—
Michael Moe	—	—	—		—	—	—	—
All executive officers and directors as a group (8 individuals)	7,067,500	86.14%	112,509,321	80.27%	112,509,321	80.44%	112,509,321	80.62%
Five Percent or More Stockholders
Arrowroot Acquisition LLC(2)	7,067,500	86.14%	9,650,879	7.12%	9,650,879	7.14%	9,650,879	7.16%
Preeta Chidambaran(3)	—	—	96,010,137	70.87%	96,010,13	71.03%	96,010,137	71.19%

*	Less than one percent.
(1)	Unless otherwise noted, the business address of our Sponsor and each of the directors and executive officers of Arrowroot is 4553 Glencoe Ave, Suite 200, Marina Del Rey, CA 90292. Unless otherwise noted, the business address of each of the executive officers and directors of New iLearningEngines is c/o iLearningEngines, 6701 Democracy Blvd, Bethesda, MD 20817.
(2)	Consists solely of founder shares, classified as 7,067,500 shares of Arrowroot Class B Common Stock, directly held by the Sponsor prior to the Business Combination. Following the Business Combination, includes 2,810,846 shares of New iLearningEngines Common Stock from conversion of Convertible Notes from Arrowroot Capital and 393,263 shares of New iLearningEngines Common Stock from conversion of Arrowroot Promissory Notes. The Sponsor is governed by two managers, Matthew Safaii and Thomas Olivier, who share voting and investment discretion with respect to the shares held of record by the Sponsor and who each may be deemed to have shared beneficial ownership of the shares of Arrowroot Class B Common Stock held by the Sponsor and the shares of New iLearningEngines Common Stock from conversion of Convertible Notes and the Arrowroot Promissory Notes. In connection with the Business Combination, the Sponsor has agreed to forfeit 400,000 Founder Shares upon the Closing.
(3)	Consists of 77,357,230 shares, including 27,375,853 shares of restricted stock subject to time-based vesting, held by Mr. Chidambaran, and 18,652,907 shares, including 44,525,465 shares of restricted stock subject to time-based vesting, held by Preeta Chidambaran, Mr. Chidambaran’s wife and a former director of iLearningEngines.
(4)	Consists of 1,305,155 shares of New iLearningEngines Common Stock issuable upon the settlement of vested iLearningEngines RSUs but for which shares of New iLearningEngines Common Stock subject to such vested RSUs are not excepted to be issued at closing.
(5)	Consists of 3,020,255 shares of New iLearningEngines Common Stock issuable upon the settlement of vested iLearningEngines RSUs but for which shares of New iLearningEngines Common Stock subject to such vested RSUs are not excepted to be issued at closing.
(6)	Consists of 319,945 shares of New iLearningEngines Common Stock issuable upon the settlement of vested iLearningEngines RSUs but for which shares of New iLearningEngines Common Stock subject to such vested RSUs are not excepted to be issued at closing.
(7)	Consists of 844,972 shares of New iLearningEngines Common Stock issuable upon conversion of the MRB Note.
(8)	Consists of 1,312,978 shares held by Mr. Mehlman.

--END OF SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS--

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team’s, iLearningEngines’ and iLearningEngines’ management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those related to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

●	the ability to complete the Business Combination with iLearningEngines or, if Arrowroot does not consummate such Business Combination, any other initial business combination;

●	the anticipated timing of the Business Combination and the 2024 Convertible Notes;

●	New iLearningEngines’ capitalization after giving effect to the Business Combination;

●	the ability to recognize the anticipated benefits of the proposed Business Combination;

●	satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval of the holders of sixty-five (65%) of the outstanding shares of Arrowroot Common Stock entitled to vote, who attend and vote thereupon at the special meeting, (ii) the Requisite Approval, (iii) the registration statement (of which this proxy statement/prospectus is a part) will have been declared effective under the Securities Act, (iv) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated, (v) no governmental authority with jurisdiction over the parties with respect to the Business Combination will have issued any statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination, (vi) Arrowroot shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), and (vii) the New iLearningEngines Common Stock to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq;

●	the financial and business performance of New iLearningEngines, including financial projections and business metrics and any underlying assumptions thereunder;

●	the ability to obtain and/or maintain the listing of New iLearningEngines’ Common Stock and the Arrowroot Warrants on Nasdaq following the Business Combination;

●	the potential liquidity and trading of our public securities;

●	changes in iLearningEngines’ strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	the implementation, market acceptance and success of iLearningEngines’ business model;

●	iLearningEngines’ ability to scale in a cost-effective manner;

●	developments and projections relating to iLearningEngines’ competitors and industry;

●	the impact of health epidemics on iLearningEngines’ business and the actions iLearningEngines may take in response thereto;

●	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

●	iLearningEngines’ future capital requirements and sources and uses of cash;

●	iLearningEngines’ ability to obtain funding for its operations;

●	iLearningEngines’ business, expansion plans and opportunities;

●	iLearningEngines’ success in retaining or recruiting, or changes required in, officers, key employees or directors following the completion of the Business Combination;

●	the size of the addressable markets for New iLearningEngines’ products and services;

●	New iLearningEngines’ expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others; and

●	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Merger Agreement;

●	the outcome of any legal proceedings that may be instituted against Arrowroot following announcement of the proposed Business Combination and transactions contemplated thereby;

●	the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of Arrowroot or to satisfy other conditions to the Closing in the Merger Agreement;

●	the ability to obtain or maintain the listing of New iLearningEngines Common Stock on Nasdaq following the Business Combination;

●	the risk that the proposed Business Combination disrupts current plans and operations of iLearningEngines as a result of the announcement and consummation of the transactions described herein;

●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of iLearningEngines to grow and manage growth profitably;

●	costs related to the Business Combination;

●	changes in applicable laws or regulations;

●	the ability of iLearningEngines to execute its business model;

●	iLearningEngines’ ability to attract and retain customers and expand customers’ use of iLearningEngines’ products and services;

●	risks relating to the uncertainty of the projected financial and operating information with respect to iLearningEngines;

●	iLearningEngines’ ability to raise capital;

●	the possibility that Arrowroot or iLearningEngines may be adversely affected by other economic, business and/or competitive factors; and

●	other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

WHERE YOU CAN FIND MORE INFORMATION

Arrowroot files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read Arrowroot’s SEC filings, including this proxy statement/prospectus, over the internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Arrowroot Acquisition Corp.
Address: 4553 Glencoe Ave, Suite 200, Marina Del Rey, California 90292

Telephone: (310) 566-5966

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:

Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, NY 10036

Individuals call toll-free: (855) 208-8903
Banks and brokers call: (212) 297-0720
Email: info@okapipartners.com

If you are a stockholder of Arrowroot and would like to request documents, please do so by January 24, 2024 to receive them before the Arrowroot special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Arrowroot has been supplied by Arrowroot, and all such information relating to iLearningEngines has been supplied by iLearningEngines. Information provided by either Arrowroot or iLearningEngines does not constitute any representation, estimate or projection of any other party.

Neither Arrowroot nor iLearningEngines has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

PARTICIPANTS IN SOLICITATION

Arrowroot and iLearningEngines and their respective directors, executive officers, other members of management and employees may be deemed to be participants in the solicitation of proxies from Arrowroot’s shareholders in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination are contained in the Proxy Statement/Prospectus. Shareholders, potential investors and other interested persons should read the Registration Statement carefully before making any voting or investment decisions.

NO OFFER OR SOLICITATION

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination, and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

This communication is not a substitute for the Registration Statement or for any other document that Arrowroot has filed and may file with the SEC in connection with the Business Combination. You are urged to read the documents filed with the SEC carefully and in their entirety because they will contain important information. You may obtain free copies of other documents filed with the SEC by Arrowroot through the website maintained by the SEC at https://www.sec.gov.

Annex A

convertible NOTE PURCHASE AGREEMENT

This CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”), is made as of March [__], 2024, by and among iLearningEngines Inc., a Delaware corporation (the “Company”), and the Persons (as defined below) listed on Exhibit A attached to this Agreement (each a “Lender” and collectively, the “Lenders” and together with the Company, each a “Party”, and collectively, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Section 1.5 or Section 8.1, as applicable.

WHEREAS, the Company desires to borrow up to $[●] in the aggregate from one or more investors pursuant to the terms and conditions of convertible promissory notes;

WHEREAS, each of the Lenders desires to loan the Company the amount set forth opposite such Lender’s name on Exhibit A attached hereto; and

WHEREAS, the Parties wish to provide for the sale and issuance of such notes in return for such consideration.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned Parties hereby agree as follows:

1. Amount and Terms of the Notes.

1.1 Convertible Promissory Notes. At the applicable Closing, each Lender agrees to remit such Lender’s Investment Amount to the Company by wire transfer of immediately available funds to an account designated in writing by the Company. Upon receipt of funds and the execution and delivery of this Agreement from a Lender, the Company shall issue and sell to such Lender a Note in principal amount equal to such Lender’s Investment Amount (or, as the case may be, the portion of such Lender’s Investment Amount funded on such date).

1.2 Subsequent Sales of Notes. After the Initial Closing and until the earliest of the consummation of a Qualified de-SPAC Transaction (as defined in the Note), the consummation of a Liquidation Event (as defined in the Note) and August [__], 2024, the Company may sell and issue additional Notes in one or more Subsequent Closings in such amounts, to such investors, and in such manner as follows by executing a counterpart signature page to this Agreement, any such Person who purchases a Note shall become a party to this Agreement and shall have the rights and obligations of a “Lender” hereunder.

1.3 Closings. The initial closing (the “Initial Closing”) hereunder shall take place remotely via the exchange of documents and signatures on the date of this Agreement or such other time and place that the Company and any participating Lender shall agree. Pursuant to Section 1.2, one or more subsequent closings may be held after the Initial Closing (each, a “Subsequent Closing”), which shall be held at such time and in such place as the Company and the Lender(s) participating in each such Subsequent Closing shall mutually agree. Subject to satisfaction or waiver of the conditions set forth in Section 4, at the Initial Closing and each Subsequent Closing, each participating Lender shall deliver to the Company such Lender’s Investment Amount and signature pages to this Agreement (if applicable) and such Lender’s Note, and the Company shall deliver to each participating Lender (x) one or more duly executed Notes dated as of such Closing and (y) signature page to the Registration Rights Agreement. The Initial Closing and each Subsequent Closing may, individually, be referred to herein as a “Closing.”

1.4 Use of Proceeds. The Company will use the proceeds from the issuance of the Notes for working capital and other general corporate purposes.

1.5 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Acquiror” means Arrowroot Acquisition Corp., a Delaware corporation.

(b) “Action” means any action, assessment, suit, proceeding (including arbitration proceeding), investigation, complaint, examination, subpoena, claim, charge, hearing, grievance, litigation, summons, citation, order, audit, governmental charge or inquiry.

(c) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(d) Board” means the Board of Directors of the Company.

(e) “Company Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company.

(f) “Company Entity” means each of the Company and each of its Subsidiaries.

(g) “Company Material Adverse Effect” means any Event that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” pursuant to clause (i) above: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including, for the avoidance of doubt, COVID-19) or change in climate (including any effect directly resulting from, directly arising from or otherwise directly related to such natural disaster, pandemic, or change in climate), (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts from being taken into account in determining if a Company Material Adverse Effect has occurred), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), or (h) the announcement of this Agreement or execution, pendency, negotiation or consummation of the Transactions, including any termination of, reduction in the scope of, or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on, relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 2.3), and (i) actions taken by, or at the written request of, the Lenders; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

(h) “Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

(i) “COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).

(j) “De-SPAC Combination Agreement” means the Agreement and Plan of Merger and Reorganization, dated April 27, 2023, by and among the Company, Arrowroot Acquisition Corporation and the other parties thereto, as amended, restated, modified or waived from time to time in accordance with its terms, concerning a business combination between the Company and Arrowroot Acquisition Corporation.

(k) “de-SPAC Transaction” means a business combination (in the form of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination) of the Company with a blank check company listed on the New York Stock Exchange, Nasdaq or other nationally recognized securities exchange and formed for the purpose of effecting a business combination (in the form of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination).

(l) “DPA” means the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

(m) “Event” means any change, event, state of facts, development, circumstance, occurrence or effect.

(n) “Fraud” means actual intentional common law fraud under the laws of the State of Delaware (that includes the element of scienter), in any case, solely with respect to the making of the representations and warranties set forth in Section 2. Under no circumstances shall “Fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings or other fraud or torts based on recklessness or negligence.

(o) “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

(p) “Governmental Authority” means any (i) government, (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in the case of any of clause (i) through (iii), whether U.S. federal, state, local, municipal, foreign, supranational or of any other jurisdiction.

(q) “Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

(r) “ILE Australia” means ILearningEngines PTY LTD, an entity formed under the laws of Australia.

(s) “ILE India” means iLearningEngines India Private Limited, an entity formed under the laws of India.

(t) “ILE UAE” means iLearningEngines FZ-LLC, an entity formed under the laws of the United Arab Emirates.

(u) “in2vate” means in2vate, LLC, an Oklahoma limited liability company.

(v) “Investment Amount” shall mean the dollar amount committed by a given Lender and set forth opposite such Lender’s name on the Schedule of Lenders attached hereto as Exhibit A.

(w) “Law” means any statute, law (including common law), ordinance, rule, regulation, Governmental Order or other similar legal requirement, in each case, of any Governmental Authority.

(x) “Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

(y) “Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

(z) “Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

(aa) “Note” means a convertible promissory note in substantially the form attached hereto as Exhibit B.

(bb) “Organizational Documents” means the organizational and governing documents of a non-natural Person, including, as applicable, the charter, articles or certificate of incorporation, bylaws, articles of organization or certificate of formation, operating agreement or similar governing documents, as amended.

(cc) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(dd) “Securities” means the securities issuable upon conversion of the Notes.

(ee) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ff) “Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which, if a (i) corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) partnership, limited liability company or other business entity, a majority of the partnership, limited liability company or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company or other business entity. For the avoidance of doubt, for purposes of this Agreement, each of ILE India, ILE UAE, ILE Australia and in2vate shall be deemed to be Subsidiaries of the Company.

(gg) “Taxes” means any and all U.S. federal, state, or local or non-U.S. taxes, including income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, estimated, and other taxes, including any interest, penalty, or addition to tax of any of the foregoing.

(hh) “Transaction” means the transactions contemplated by the Transaction Agreements.

(ii) “Transaction Agreements” means this Agreement and the Notes.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Lender that the representations and warranties made hereunder are true and complete as of the date of the Initial Closing, except as otherwise indicated.

2.1 Company Organization. The Company has been duly incorporated and is validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Organizational Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to the Lenders, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would be material to the business of the Company and its Subsidiaries, taken as a whole. The Company is not in violation of any of the provisions of its Organizational Documents.

2.2 Due Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements and to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the Transactions have been duly and validly authorized and approved by the Board, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other Transaction Agreements. This Agreement and the other Transaction Agreements have been duly and validly executed and delivered by the Company. This Agreement and the other Transaction Agreements constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Agreements and the Transactions are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements and the Transactions and (iii) recommending that the holders of the Company Common Stock approve this Agreement and the Transactions. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the other Transaction Agreements.

2.3 No Conflict. The execution and delivery by the Company of this Agreement and the other Transaction Agreements and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Organizational Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any material Contract to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound or any License of the Company or any of its Subsidiaries, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have or would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

2.4 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Lenders contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the Transactions, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3. Representations and Warranties of the Lenders. Each Lender hereby represents and warrants to the Company, severally and not jointly, that:

3.1 Authorization. Such Lender has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which such Lender is a party, when executed and delivered by such Lender, will constitute valid and legally binding obligations of such Lender, enforceable against such Lender in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2 Purchase Entirely for Own Account. This Agreement is made with such Lender in reliance upon such Lender’s representation to the Company, which by such Lender’s execution of this Agreement, such Lender hereby confirms, that the Note and the Securities to be acquired by such Lender will be acquired for investment for such Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Lender has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Lender further represents that such Lender does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities. Such Lender has not been formed for the specific purpose of acquiring the Securities.

3.3 Disclosure of Information. Such Lender has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Notes with the Company’s management and has had an opportunity to review the Company’s facilities. Such Lender acknowledges and agrees that it has accessed and reviewed (i) the Registration Statement of Acquiror, filed on Form S-4 with the Securities and Exchange Commission (the “SEC”) (File No. 333-274333), as amended, (ii) the Proxy Statement/Prospectus of Acquiror filed pursuant to Rule 424(b)(3) filed with the SEC (File No. 333-274333) on February 5, 2024, and (iii) the [Prospectus Supplement] of Acquiror filed with the SEC (File No. 333-274333) on March [●], 2024.

3.4 Restricted Securities. Such Lender understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. Such Lender represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.5 Legends. Such Lender understands that the Notes and any Securities may be notated with one or all of the following legends:

“THESE SECURITIES AND THE SHARES ISSUABLE UPON CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.”

(a) Any legend required by the securities laws of any state to the extent such laws are applicable to the Securities represented by the certificate, instrument, or book entry so legended.

3.6 Accredited Investor. Such Lender is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.7 Foreign Investors. If such Lender is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), such Lender hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to purchase the Notes or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Notes, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Notes. Such Lender’s purchase and payment for and continued beneficial ownership of the Notes will not violate any applicable securities or other laws of such Lender’s jurisdiction.

3.8 CFIUS Foreign Person Status. Unless such Lender has notified the Company in writing, such Lender is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the DPA. Unless such Lender has notified the Company in writing, such Lender is not controlled by a “foreign person,” as defined in the DPA. Such Lender does not permit any foreign person affiliated with such Lender, whether affiliated as a limited partner or otherwise, to obtain through such Lender any of the following with respect to the Company: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (ii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors, or equivalent governing body of the Company; (iii) any involvement, other than through the voting of shares, in the substantive decision making of the Company regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the Company (as defined in the DPA).

3.9 No General Solicitation. Neither such Lender, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Notes.

3.10 Exculpation Among Lenders. Such Lender acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Such Lender agrees that neither any other Lender nor the respective controlling Persons, officers, directors, partners, agents, or employees of any other Lender shall be liable to any other Lender for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Notes.

3.11 Residence. If such Lender is an individual, then such Lender resides in the state or province identified in the address of such Lender set forth on Exhibit A; if such Lender is a partnership, corporation, limited liability company or other entity, then the office or offices of such Lender in which its principal place of business is identified in the address or addresses of such Lender set forth on Exhibit A.

3.12 “Bad Actor” Matters. Such Lender hereby represents that no Disqualification Event is applicable to such Lender or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Lender hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Lender or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 3.12, “Rule 506(d) Related Party” shall mean a person or entity that is a beneficial owner of such Lender’s securities for purposes of Rule 506(d) of the Securities Act.

4. Conditions to the Lenders’ Obligations at Closing. The obligations of each Lender to remit such Lender’s Investment Amount at any Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of the Initial Closing.

4.2 Performance. The Company Entities shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company Entities on or before such Closing.

4.3 Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance of the Notes pursuant to this Agreement shall be obtained and effective as of such Closing.

4.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Lender, and each Lender (or its respective counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

5. Conditions of the Company’s Obligations at Closing. The obligations of the Company to issue the Notes to any particular Lender at the Initial Closing or any subsequent Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1 Representations and Warranties. The representations and warranties of such Lender contained in Section 3 shall be true and correct in all respects as of such Closing.

5.2 Performance. Such Lender shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Lender on or before such Closing.

5.3 Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance of the Notes pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4 Subordination Agreement. Such Lender will have executed and delivered to WTI Fund X, Inc. (together with its affiliates, including Venture Lending & Leasing IX, Inc., “WTI”) a subordination agreement, in form and substance acceptable to WTI and the Company.

5.5 Waiver of Most Favored Nations Provision. Each of the parties to that certain Convertible Note Purchase Agreement, dated April 27, 2023 (the “2023 Purchase Agreement”) (other than the Company), shall have executed and delivered to the Company enforceable and irrevocable written waivers of each such party’s rights under Section 8 (Most Favored Nations) of the 2023 Purchase Agreement, including the right to require the Company to amend and restated the 2023 Purchase Agreement to be identical to the terms of this Agreement with respect to more favorable economic terms (including Section 8 of this Agreement).

6. Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall expire at the Initial Closing, except in the case of Fraud. After the Initial Closing, the Company shall have no liability to a Lender for any breach or inaccuracy of the representations and warranties of the Company contained in this Agreement, except in the case of Fraud. No provision of this Agreement shall be deemed a waiver by any Lender of any right or remedy which such Lender may have based upon Fraud, nor shall any such provision limit or be deemed to limit (x) the amounts of recovery sought or awarded in any such claim for Fraud, (y) the time period during which a claim for Fraud may be brought, or (z) the recourse which any Lender may seek against the Company with respect to a claim for Fraud. Each covenant or agreement of the parties that by its terms contemplates performance after the Initial Closing shall survive in accordance with the terms of this Agreement.

7. Registration Rights. At the closing of the transactions contemplated by the De-SPAC Combination Agreement, the Company shall cause the Acquiror (as defined therein) to enter into the Registration Rights Agreement (as defined therein) with each Lender, subject to each Lender executing and delivering to the Acquiror a joinder to the Registration Rights Agreement, in substantially the form attached hereto as Exhibit C.

8. Anti-dilution Protection Following Conversion Upon a Qualified SPAC.

8.1 Certain Definitions.

(a) “Conversion Price” means the price per share at which the Principal (as defined in the Note), together with accrued but unpaid interest, on each Note converts into Incentive Shares in accordance with Section 2.b. of the Note.

(b) “Incentive Shares” shall have the meaning set forth in the Merger Agreement entered into on April 27, 2023, as amended or supplemented, by and between Arrowroot Acquisition Corp, ARAC Merger Sub, Inc. and the Company.

(c) “Make-Whole Payment” means, with respect to a SPAC Share, a number of additional Incentive Shares (rounded down to the nearest whole share) equal to (i) the Conversion Price, divided by the Reference Price, minus (ii) one (1). The Conversion Price and Reference Price shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during the period beginning on the date the SPAC Shares are issued upon conversion of the Notes and ending on the Reference Date.

(d) “Principal Market” means the principal national securities exchange on which the Common Stock is then listed or traded.

(e) “Reference Date” means November 30, 2024.

(f) “Reference Price” means the greater of (i) the VWAP of the SPAC Shares over the ten (10) Trading Days immediately preceding the Reference Date and (ii) $1.00.

(g) “Trading Day” means any day on which the Principal Market is open for trading (regular way), including any day on which it is open for trading (regular way) for a period of time less than the customary time.

(h) “Transfer” means to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any SPAC Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any SPAC Shares.

(i) “VWAP” means, for the SPAC Shares for a specified period, the dollar volume-weighted average price for the SPAC Shares on the Principal Market, for such period, as reported by Bloomberg through its “AQR” function. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

8.2 Make-Whole Payment.

(a) Following the conversion of the Notes pursuant to Section 2.b. of the Notes, if the VWAP of the SPAC Shares over the ten (10) Trading Days immediately preceding the Reference Date is below the Conversion Price, then the Company shall cause the Acquiror to, as soon as reasonably practicable, issue to each Lender a Make-Whole Payment with respect to each SPAC Share then by such Lender on the Reference Date.

(b) Notwithstanding anything to the contrary in the foregoing, the right of a Lender to receive a Make-Whole Payment is not transferrable, and neither the Lender nor a transferee of SPAC Shares shall receive a Make-Whole Payment with respect to any SPAC Shares that have been Transferred prior to the Reference Date.

(c) Notwithstanding anything to the contrary in the foregoing, the maximum number of shares issuable in connection with Make-Whole Payments, in the aggregate, shall not exceed 10,000,000 Incentive Shares (the “Make-Whole Payment Cap”) and the Acquiror shall not have any obligation to issue any Make-Whole Payment in excess of the Make-Whole Payment Cap. If the number of Incentive Shares issuable, in the aggregate, in connection with Make-Whole Payments exceed the Make-Whole Payment Cap, then each Lender shall receive its pro rata portion of the Make-Whole Payment Cap based on the proportion of the Make-Whole Payments issuable to such Lender without regard to the Make-Whole Payment Cap, divided by the aggregate Make Whole-Payments issuable to all Lenders without regard to the Make-Whole Payment Cap.

(d) In order to be eligible to receive the Make-Whole Payment, each Lender shall cooperate with the Acquiror and shall execute and deliver such documents and take such other actions as the Acquiror may reasonable request in connection with the issuance of the Make-Whole Payment, including certifying as to the number of SPAC Shares beneficially owned within the meaning of Section 16 of the Exchange Act by such Lender and any Transfers of SPAC Shares by such Lender.

9. Miscellaneous.

9.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

9.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the Party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 9.5. If notice is given to the Company, it shall be sent to 6701 Democracy Blvd, Bethesda, Maryland 20817, Attention: P.K. Chidambaran; and a copy (which copy shall not constitute notice) shall also be sent to Cooley LLP, 1299 Pennsylvania Avenue, NW, Suite 700, Washington, DC 20004, Attention:                                       .

9.6 No Finder’s Fees. Each Party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Lender (on a several and not joint basis) agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Lender or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Lender from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

9.7 Fees and Expenses. Each party hereto shall bear its own legal fees and costs in connection with the purchase of Notes.

9.8 Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

9.9 Amendments and Waivers. Except as set forth in Section 1.2, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and lenders (including the Lenders hereunder) holding a majority of the outstanding principal amount of the Notes issued hereunder and issued under that certain Convertible Note Purchase Agreement, dated April 27, 2023, by and among the Company and the lenders a party thereto (collectively, the “Majority Holders”). Any amendment or waiver effected in accordance with this Section 9.9 shall be binding upon the Lenders and each transferee of the Notes (or the Securities issuable upon conversion thereof), each future holder of all such securities, and the Company.

9.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

9.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

9.12 Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled.

9.13 Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

9.14 Dispute Resolution. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any Action arising out of or based upon this Agreement, (b) agree not to commence any Action arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Waiver of Jury Trial: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

9.15 No Commitment for Additional Financing. The Company acknowledges and agrees that no Lender has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Notes as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by any Lender or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by any Lender or its representatives, and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Lender and the Company, setting forth the terms and conditions of such financing or investment and stating that the Parties intend for such writing to be a binding obligation or agreement. Each Lender shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

9.16 Interpretation. The words “include” and “including”, and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any capitalized term used in any Exhibit but not otherwise defined therein will have the meaning given to such term in this Agreement. The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”. The words “herein”, “hereto”, “hereunder” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Any reference herein to “dollars” or “$” shall mean United States dollars. The term “or” shall not be exclusive and shall be deemed to mean “and/or”. References to any statute, listing rule, rule, standard, regulation or other Law will be (a) interpreted to include any revision of or successor to the same, regardless of how it is numbered or classified and (b) deemed to include a reference to the corresponding rules and regulations, if any, and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. Any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto. Any representation or warranty of the Company set forth in this Agreement shall also be deemed to apply to any predecessor of the Company.

9.17 Waiver of Conflicts. Each Party acknowledges that Cooley LLP (“Cooley”) has acted as counsel solely to the Company with respect to this Agreement and the transactions contemplated hereby (together, the “Financing”), and has negotiated the terms of the Financing solely on behalf of the Company. Cooley may have, in the past, represented or may, now or in the future, represent one or more other Parties or their Affiliates in other matters. The applicable rules of professional conduct require that Cooley inform its clients of these representations and obtain their waivers of the conflicts that may arise from such representations. The Company and each other Party hereby (a) acknowledges that such Party has been advised about such circumstances and has had an opportunity to ask for additional information, (b) acknowledges that, with respect to the Financing, Cooley has represented solely the Company and no other Party, and (c) gives its informed consent to Cooley’s representation of the Company in the Financing and Cooley’s representation of other Parties or their Affiliates in other matters.

9.18 Tax Matters. The Company and the Lenders intend that the Notes, upon issuance, be treated as stock of the Company for U.S. federal income tax purposes. The Company and the Lenders agree to not take any position inconsistent with the foregoing intended tax characterization of the Notes on any tax return, in any administrative or judicial proceeding relating to taxes, or otherwise, unless required by a final determination of the Internal Revenue Service or other applicable income tax authority. Notwithstanding anything to the contrary herein, the Company and any other applicable withholding agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted or withheld from such amount under any applicable Tax Law. To the extent that any Taxes are so deducted or withheld, such Taxes shall be (a) timely remitted to the appropriate Tax authority and (b) if so remitted, treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

9.19 Reliance.

(a) Each Lender acknowledges and agrees that it has conducted its own investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Each Lender acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Lender has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Section 2 of this Agreement and disclaims reliance on any other representations and warranties of any kind or nature, express or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Company), and (ii) none of the Company stockholders, the Company or any other Person has made any representation or warranty as to a Company stockholder, the Company or the accuracy or completeness of any information regarding the Company furnished or made available to Lender and its representatives, except as expressly set forth in Section 2 of this Agreement.

(b) Each Lender acknowledges and agrees that, in connection with the due diligence investigation of the Company by such Lender and its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, such Lender and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations. Each Lender hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that such Lender will have no claim against any of the Company, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other Person, with respect thereto, including as to the accuracy or completeness of any information provided. Accordingly, each Lender hereby acknowledges and agrees that, neither the Company, nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

9.20 Non-Recourse. Except in the case of claims against a Person in respect of such Person’s Fraud:

(a) Solely with respect to the Company and each Lender, this Agreement or the transactions contemplated hereunder may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the Company or a Lender as named parties hereto.

(b) Except to the extent a named party hereto (and then only to the extent of the specific obligations undertaken by such named party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company or a Lender and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or the Lenders under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereunder.

(Remainder of Page Intentionally Left Blank; Signature Pages Follow)

The Parties have executed this Note Purchase Agreement as of the date first written above.

COMPANY:

iLearningEngines Inc.

By:
	Name:	P.K. Chidambaran
	Title:	Chief Executive Officer

The Parties have executed this Note Purchase Agreement as of the date first written above.

LENDER:

By:
Name:
Title:

By:
Name:
Title:

EXHIBITS

Exhibit A – SCHEDULE OF LENDERS

Exhibit B – FORM OF NOTE

Exhibit C – FORM OF JOINDER TO REGISTRATION RIGHTS AGREEMENT

EXHIBIT A

SCHEDULE OF LENDERS

Initial Closing Date: ____________, 2024

Lender	Address	Investment Amount

	Total:	$[●]

EXHIBIT B

FORM OF NOTE

EXHIBIT C

FORM OF JOINDER TO

REGISTRATION RIGHTS AGREEMENT

Annex B

These securities AND THE SHARES ISSUABLE UPON CONVERSION have not been registered under the Securities Act of 1933, AS AMENDED. They may not be sold, offered for sale, pledged, hypothecated, or otherwise transferred except pursuant to an effective registration statement under the Securities Act of 1933, AS AMENDED, or an opinion of counsel OR OTHER EVIDENCE satisfactory to the Company that registration is not required under such Act.

SUBORDINATED UNSECURED CONVERTIBLE PROMISSORY NOTE

$________________	______________, 2024

FOR VALUE RECEIVED, iLearningEngines, Inc., a Delaware corporation (the “Company”), hereby promises to pay to ____________________ (the “Lender”), the principal sum of $______________ (the “Principal”), together with interest thereon. This Subordinated Unsecured Convertible Promissory Note (this “Note”) shall bear simple interest, accrued on a daily basis in arrears, (i) at a rate of fifteen percent (15%) per annum until aggregate accrued interest (whether repaid or not) equals 25% of the principal amount, and (ii) at a rate of eight percent (8%) per annum thereafter (the “Interest Rate”). This Note is issued pursuant to the terms of that certain Note Purchase Agreement, dated as of ____________, 2024 (the “Purchase Agreement”), and is one of a group of subordinated unsecured convertible promissory notes of like tenor (each a “Note” and collectively, the “Notes”). Capitalized terms not elsewhere defined herein shall have the meanings set forth in Section 12, and if not defined herein, shall have the meanings set forth in the Purchase Agreement.

The indebtedness represented by this Note shall be expressly subordinated to any other indebtedness of the Company for money borrowed from commercial banks, equipment lessors or other financial institutions regularly engaged in the business of lending money that is secured by all or substantially all of the Company’s assets (collectively, the “Senior Debt”). Promptly upon request by the Company, each Lender will execute and deliver to any holder of Senior Debt a customary subordination agreement.

1. Payments.

a. Subject to the provisions of Section 2 relating to the conversion of this Note, an amount equal to the sum of (i) the product of (x) the outstanding principal balance times (y) 2.75 plus (ii) and the unpaid accrued interest on this Note (the sum of clauses (i) and (ii), the “Note Balance”) shall become immediately due and payable upon the earlier of the (1) Maturity Date and (2) occurrence of any Event of Default, in accordance with Section 4; provided that if repayment of this Note shall be prohibited by the terms of a subordination agreement, the Note Balance shall continue to accrue interest at the Default Rate from and after such earlier date.

b. Unless converted into Equity Securities or SPAC Shares pursuant to the terms hereof, all payments due pursuant to the terms of this Note shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the Lender may from time to time designate in writing to the Company. All Notes outstanding under the Purchase Agreement shall rank equally without preference or priority of any kind with respect to one another, and all payments with respect to any of the Notes that have not been converted shall be applied ratably in proportion to the Investment Amounts represented thereby. At any time prior to the Maturity Date, the Company may redeem any Note for a payment in cash equal to the Note Balance. All payments under this Note shall be credited first to the accrued interest then due and payable, and the remainder shall be applied to the outstanding principal balance under this Note.

c. Unless earlier converted into Equity Securities or SPAC Shares pursuant to the terms hereof, in the event of a Liquidation Event or upon the receipt by the Lender of a notice of prepayment from the Company (such notice to be delivered by the Company at least two (2) Business Days prior to such prepayment), in each case, prior to repayment in full or cancellation or conversion of this Note, immediately prior to such Liquidation Event or following receipt of such notice, as applicable, the Company shall redeem this Note for an amount of cash equal to the Note Balance. All interest on this Note shall be deemed to have stopped accruing as of a date selected by the Company that is up to three (3) days prior to the signing of the definitive agreement for, or the consummation of, such Liquidity Event.

2. Conversion.

a. Upon the occurrence of the Equity Financing, Lender shall elect to (i) convert, in whole, this Note into the number of shares of Equity Securities issued in such Equity Financing equal to (x) the Note Balance divided by the Equity Price in such Equity Financing, or (ii) keep this Note outstanding. Upon conversion of this Note pursuant to this Section 2a, the Lender shall execute and deliver the Equity Financing Agreements (in the Lender’s capacity as an equity investor) to the Company. Upon conversion of this Note pursuant to this Section 2a, the Lender shall thereupon receive all of the rights, preferences and privileges granted to other investors in such Equity Financing. The Company shall deliver to Lender notice of the Equity Financing at least five (5) business days prior to the initial closing thereof. If, prior to the initial closing of such Equity Financing, Lender has not delivered an irrevocable notice to the Company electing to convert this Note, in whole, then Lender shall have been deemed to have elected to keep this Note outstanding. The right of Lender to elect to convert the Note pursuant to this Section 2a shall terminate immediately following the Equity Financing, and Lender shall not be entitled to convert this Note at any subsequent Equity Financing.

b. Immediately prior to the consummation of a Qualified de-SPAC Transaction, each Note shall automatically, without any further action by the Lender, convert, in whole, into shares of common stock of the Company thereby entitling the Lender to receive a number of SPAC Shares (rounded down to the nearest whole share) equal to the Note Balance, divided by $10.00, and the Company shall ensure that the Lender receives in such transaction SPAC Shares as merger consideration pursuant to the De-SPAC Combination Agreement on the same basis as other holders of the Company’s capital stock. Upon conversion of this Note pursuant to this Section 2b and subject to Section 2d, the Lender shall thereupon receive all of the rights, preferences and privileges granted to other recipients of SPAC Shares (in their capacity as holders of the Company’s capital stock) in the Qualified de-SPAC Transaction. The Lender shall execute and deliver a lock-up or market-standoff agreement to the combined company in such Qualified de-SPAC Transaction, in the same form as the other stockholders of the Company (including agreeing to any lock-up or market-standoff provisions contained in the bylaws of the combined company in such Qualified de-SPAC Transaction).

c. No fractional shares of the Company’s capital stock will be issued upon the conversion of this Note. In lieu of any fractional share to which the Lender would otherwise be entitled, the Company will pay to the Lender in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such factional share. Upon the conversion of this Note the Company will, at its sole cost and expense and as soon as practicable thereafter, issue and deliver to the Lender a certificate or certificates for the shares to which Lender is entitled upon such conversion, together with any other securities and property to which the Lender is entitled upon such conversion under the terms of this Note, including a check payable to the Lender for any cash amounts payable as described herein. Upon conversion of the principal amount of this Note into the Equity Securities, any interest accrued on this Note that is not by reason of this Section 2 simultaneously converted into such equity securities shall be immediately paid to the Lender. All interest on this Note shall be deemed to have stopped accruing as of a date selected by the Company that is up to five (5) business days prior to the (i) signing of the definitive agreement for an Equity Financing or (ii) consummation of the Qualified de-SPAC Transaction in which this Note shall convert in accordance with this Section 2.

d. Notwithstanding anything herein to the contrary, none of the SPAC Shares to be issued upon conversion of this Note (whether directly in a de-SPAC Transaction pursuant to Section 2b or indirectly upon conversion of the Equity Securities issued pursuant to Section 2a in connection with a de-SPAC Transaction) shall be registered for primary issuance pursuant to a Registration Statement on Form S-4 or Form F-4 (as applicable) in connection with any de-SPAC Transaction.

3. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

a. Failure to Pay or Deliver. The Company shall fail to (i) pay any principal, interest or other amounts payable hereunder upon the Maturity Date or (ii) deliver Equity Securities or cause to be delivered SPAC Shares upon conversion pursuant to Section 2; and in each case, such payment or delivery shall not have been made within ten (10) business days of the Company’s receipt of written notice of such failure to pay or deliver;

b. Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for, or consent to, the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated, or (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

c. Involuntary Bankruptcy or Insolvency Proceedings. A proceeding for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

4. Rights of the Lender Upon Default; Default Rate. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections  3b or 3c) and at any time thereafter during the continuance of such Event of Default, the Lender may by written notice to the Company declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 3b or 3c, immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, the Lender may exercise any other right, power or remedy otherwise permitted to it by law, either by suit in equity or by action at law, or both. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default (excluding, for the avoidance of doubt, any applicable grace or cure period), at a rate equal to the lesser of (a) twenty percent (20%) per annum or (b) the highest rate allowed by applicable law (the “Default Rate”). For the purposes of this Section 4, “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations owed by the Company to Lender now existing or hereafter arising under or pursuant to the terms of this Note, including without limitation, the Note Balance, collection costs and expenses, and attorneys’ fees and costs chargeable to and payable by the Company hereunder, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

5. Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware, without giving effect to conflicts of laws principles.

6. Amendments; Waivers. The Majority Holders may amend or waive the observance of any provision of all then-outstanding Notes, including this Note, on behalf of all Lenders, with the consent of the Company, but without the consent of each affected Lender; provided however, that no such amendment or waiver shall reduce the principal amount of any Note or reduce the Interest Rate of any Note, in each case, without the affected Lender’s written consent. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

7. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the outstanding principal of this Note.

8. Issuance of Valid Note.

a. Transferable Record. The Company has signed this electronically created Note using an Electronic Signature (as defined below). By doing this, the Company is indicating that the Company agrees to the terms of this Note. This Note may be Authenticated, Stored and Transmitted by Electronic Means (as defined below), and will be valid for all legal purposes, as set forth in the Uniform Electronic Transactions Act, as enacted in California (“UETA”), the Electronic Signatures in Global and National Commerce Act (“E-SIGN”), or both, as applicable. In addition, this Note will be an effective, enforceable and valid Transferable Record (as defined below) and may be created, authenticated, stored, transmitted and transferred in a manner consistent with and permitted by the Transferable Records sections of UETA or E-SIGN.

b. Holder Registry. The identity of the Lender and any person to whom this Note is later transferred will be recorded in a registry maintained by or on behalf of the Company or in another registry to which the records are later transferred (the “Lender Registry”). After issuance of this Note, but prior to registration of this Note in the Lender Registry, the authoritative copy of this Note will be the copy identified by the Lender. If this Note has been registered in the Lender Registry, then the authoritative copy will be the copy identified by the Lender of record in the Lender Registry. The current identity of the Lender and the location of the authoritative copy, as reflected in the Lender Registry, will be available from the Lender. The only copy of this Note that is the authoritative copy is the copy that is within the control of the person identified as the Lender in the Lender Registry (or that person’s designee). No other copy of this Note may be the authoritative copy.

c. Counterparts. This Note may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9. Covenants.

a. Further Assurances. The Company and Lender shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably necessary from time to time to give full effect to this Note and the obligations hereunder.

b. Maintenance of Existence. While this Note is outstanding, the Company shall preserve, renew and maintain in full force and effect its corporate or organizational existence and take all reasonable action to maintain all rights and privileges necessary or desirable in the ordinary course of business except as would not have a material adverse effect. While this Note is outstanding, the Company shall not, without obtaining the prior written consent of the Majority Holders, liquidate, dissolve or wind-up the business and affairs of the Company.

10. Tax Treatment. The Company and the Lender intend that this Note, upon issuance, be treated as stock of the Company for U.S. federal income tax purposes. The Company and the Lender agree to not take any position inconsistent with the foregoing intended tax characterization of this Note on any tax return, in any administrative or judicial proceeding relating to taxes, or otherwise, unless required by a final determination of the Internal Revenue Service or other applicable income tax authority.

11. Withholding. Notwithstanding anything to the contrary herein, the Company and any other applicable withholding agent shall be entitled to deduct and withhold from any amount payable pursuant to this Note such taxes that are required to be deducted or withheld from such amount under any applicable tax law. To the extent that any taxes are so deducted or withheld, such taxes shall be (a) timely remitted to the appropriate tax authority and (b) if so remitted, treated for all purposes of this Note as having been paid to the Person in respect of which such deduction or withholding was made.

12. Defined Terms.

a. “Affiliate” means with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, “control” (including the terms “controlling” and “controlled”) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of equity interests, by contract or otherwise.

b. “Authenticated, Stored and Transmitted by Electronic Means” means that this Note will be identified as the Note that the Company signed, saved, and sent using electrical, digital, wireless, or similar technology.

c. “de-SPAC Transaction” means a business combination (in the form of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination) of the Company with a blank check company listed on the New York Stock Exchange, Nasdaq or other nationally recognized securities exchange and formed for the purpose of effecting a business combination (in the form of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination) (such entity, a “SPAC”).

d. “Electronic Record” means a record created, generated, sent, communicated, received, or stored by electronic means.

e. “Electronic Signature” means an electronic symbol or process attached to or logically associated with a record and executed or adopted by a person with the intent to sign a record.

f. “Equity Financing” means the first closing following the date of the Purchase Agreement in which the Company issues and sells shares of its capital stock to investors for bona fide capital raising purposes.

g. “Equity Financing Agreements” means the agreements executed and delivered by cash investors in an Equity Financing.

h. “Equity Price” means the lowest price at which a single share of the Equity Securities is sold to cash investors in the initial closing of the Equity Financing.

i. “Equity Securities” means capital stock of the Company, including any class or series of common stock or preferred stock of the Company, that is issued and sold to cash investors in the Equity Financing.

j. “Investment Amount” means the dollar amount committed by a given Lender and set forth opposite such Lender’s name on the Schedule of Lenders attached as Exhibit A to the Purchase Agreement.

k. “Liquidation Event” means any of the following events:

i. a merger or consolidation in which (A) the Company is a constituent party or (B) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

ii. (A) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or (B) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except in each case of clauses (A) or (B), where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; or

iii. a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than 50% of the outstanding voting power of the Company.

l. “Maturity Date” means the date that is thirty (30) months after the Initial Closing Date.

m. “Person” means an individual, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, association, joint stock company, governmental authority, unincorporated organization, or other legal entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person as the context may require.

n. “Qualified de-SPAC Transaction” shall mean a de-SPAC Transaction pursuant to the De-SPAC Combination Agreement.

o. “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

p. “SPAC Shares” means common stock of a SPAC issued or otherwise paid to the Company’s equityholders in connection with a de-SPAC Transaction.

q. “Transferable Record” means an electronic Record that: (A) would be a note under Article 3 of the Uniform Commercial Code if the electronic record were in writing and (B) the Company, as the issuer, has agreed is a Transferable Record.

(Remainder of Page Intentionally Left Blank; Signature Pages Follow)

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

ilearningengines, Inc.

By:
Name:	P.K. Chidambaran
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

LENDER:

By:
Name:
Title:

Annex C

SECOND OMNIBUS AMENDMENT

TO LOAN DOCUMENTS

This Second Omnibus Amendment to Loan Documents (this “Amendment”) is dated as of ______________________________, 2024, by and among ILEARNINGENGINES INC., a Delaware corporation (“Parent”), IN2VATE, L.L.C., an Oklahoma limited liability company (“In2vate”), VENTURE LENDING & LEASING IX, INC., a Maryland corporation (“Fund 9”), and WTI FUND X, INC., a Maryland corporation (“Fund 10”). Parent and In2vate each are sometimes being referred to herein individually, as a “Borrower” and collectively, as “Borrowers”. Fund 9 and Fund 10 each are sometimes being referred to herein individually, as a “Lender” and collectively, as “Lenders” and each reference in this Amendment to “Lender” shall mean and refer to each of Fund 9 and Fund 10, singly and independent of one another.

Recitals

A. Borrowers and Fund 9 are parties to that certain Loan and Security Agreement, dated as of December 30, 2020 (as the same has been and may be amended, restated, supplemented or modified from time to time, the “2020 Loan Agreement”), and that certain Supplement thereto of even date therewith (as the same has been and may be amended, restated, supplemented or modified from time to time, the “2020 Supplement”), pursuant to which Fund 9 made one or more Loans to Borrowers.

B. Borrowers and Lenders are parties to that certain Loan and Security Agreement, dated as of October 21, 2021 (as the same has been and may be amended, restated, supplemented or modified from time to time, the “2021 Loan Agreement”), and that certain Supplement thereto of even date therewith (as the same has been and may be amended, restated, supplemented or modified from time to time, the “2021 Supplement”), pursuant to which each Lender made one or more Loans to Borrowers.

C. Borrowers and Fund 10 are parties to that certain Loan and Security Agreement, dated as of October 31, 2023 (as the same has been and may be amended, restated, supplemented or modified from time to time, the “2023 Loan Agreement” and sometimes being referred to hereinafter with the 2020 Loan Agreement and the 2021 Loan Agreement, individually, as a “Loan Agreement” and collectively, as the “Loan Agreements”), and that certain Supplement thereto of even date therewith (as the same has been and may be amended, restated, supplemented or modified from time to time, the “2023 Supplement” and sometimes being referred to hereinafter with the 2020 Supplement and the 2021 Supplement, individually, as a “Supplement” and collectively, as the “Supplements”), pursuant to which Fund 10 made one or more Loans to Borrowers.

D. Borrowers and each Lender desire to modify the provisions of the Loan Agreements and the Supplements to which such Lender is a party on the terms provided for herein.

E. Borrowers have informed Lenders that certain Events of Default have occurred under the Loan Agreements due to Borrowers’ failure to establish the Reserve and the Reserve Accounts in accordance with the terms of the Supplements (such Events of Default together with any Defaults or Events of Default that have, prior to the date hereof, arisen out of any breach of any representation or warranty or the failure to give notice with respect to such Events of Default, collectively, the “Specified Defaults”).

F. Borrowers have requested that the Lenders waive the Specified Defaults, and the Lenders are willing to waive the Specified Defaults on the terms and conditions set forth herein.

G. All capitalized terms used herein and not otherwise defined shall have the same meanings herein as in the Loan Agreements and Supplements, as the context requires.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and among Borrowers and Lenders as follows:

1. Revised Payment Terms.

1.1 Notwithstanding anything to the contrary contained in the Loan Agreements, the Supplements or in any Note made and delivered in connection with Fund 9’s outstanding Loans, Borrowers and Fund 9 agree that commencing on April 1, 2024, and continuing on the first day of each consecutive month thereafter, Borrowers shall pay to Fund 9 the monthly installments scheduled and due or to become due under the Notes made and delivered in connection with Fund 9’s outstanding Loans according to the payment schedule attached hereto as Exhibit “A” (the “Fund 9 Payment Schedule”). Payment of the amounts due under the Notes issued to Fund 9 in accordance with the terms of this Section 1.1 shall be in lieu of the payments scheduled and due or to become due under such Notes, and the payment schedules under such Notes relating to the period from and after April 1, 2024 through maturity are hereby deemed to be replaced with the terms of this Section 1.1 and the Fund 9 Payment Schedule.

1.2 Notwithstanding anything to the contrary contained in the Loan Agreements, the Supplements or in any Note made and delivered in connection with Fund 10’s outstanding Loans, Borrowers and Fund 10 agree that commencing on April 1, 2024, and continuing on the first day of each consecutive month thereafter, Borrowers shall pay to Fund 10 the monthly installments scheduled and due or to become due under the Notes made and delivered in connection with Fund 10’s outstanding Loans according to the payment schedule attached hereto as Exhibit “B” (the “Fund 10 Payment Schedule” and being referred to herein with the Fund 9 Payment Schedule, individually, as a “Payment Schedule” and collectively, as the “Payment Schedules”). Payment of the amounts due the Notes issued to Fund 10 in accordance with the terms of this Section 1.2 shall be in lieu of the payments scheduled and due or to become due under such Notes, and the payment schedules under such Note relating to the period from and after April 1, 2024 through maturity are hereby deemed to be replaced with the terms of this Section 1.2 and the Fund 10 Payment Schedule.

1.3 No Loan as restructured hereby may be voluntarily prepaid, except as provided in this Section 1.3. Notwithstanding anything to the contrary contained in the Loan Agreements, the Supplements or in any Note made and delivered in connection with any outstanding Loans, each Lender acknowledges and agrees that Borrowers may prepay all, but not less than all, such Lender’s Loans in whole, but not in part, at any time by tendering to such Lender a cash payment in respect of such Lender’s Loans in an amount determined by such Lender equal to the sum of: (i) the accrued and unpaid interest on such Lender’s Loans as of the date of prepayment; (ii) the outstanding principal balances of such Lender’s Loans as of the date of prepayment; and (iii) an amount equal to the undiscounted, total amount of all scheduled but unpaid payments of interest that would have accrued and been payable from the date of prepayment through the latest repayment date set forth in such Lender’s Payment Schedule had such Lender’s Loans remained outstanding and been paid in accordance with the terms of such Lender’s Payment Schedule; provided, however, that, at Borrowers’ option, in conjunction with a prepayment of the Loans pursuant to this Section 1.3, Borrowers may elect to pay each Lender fifty percent (50%) of the amount referred to in this clause “(iii)” in cash and issue to each Lender (or its designee) a number of shares of the common stock (“Common Stock”) of New Parent (hereinafter defined) obtained by dividing (A) the product of (x) fifty percent (50%) of the amount referred to in this clause “(iii)” and (y) 2.75, by (B) the VWAP of New Parent’s Common Stock over the seven (7) Trading Days immediately preceding the date of issuance. “New Parent” means Arrowroot Acquisition Corp., a publicly traded Delaware corporation, which will be renamed iLearningEngines Inc., which is a party to that certain Agreement and Plan of Merger and Reorganization, dated as of April 27, 2023, among New Parent, ARAC Merger Sub, Inc. (“Merger Sub”) and Parent pursuant to which Merger Sub will merge with and into Parent, whereupon the separate corporate existence of Merger Sub will cease and Parent, which will be renamed iLearningEngines Holdings, Inc., will be the surviving company and continue in existence as a wholly owned subsidiary of New Parent, on the terms and subject to the conditions set forth therein (such transaction, the “SPAC Transaction”). Lenders acknowledge and agree that any shares of New Parent’s Common Stock described in this Section 1.3 will be subject to the same transfer restrictions, if any, to which the shares of New Parent’s Common Stock issuable upon conversion of the Current Convertible Notes (hereinafter defined) are subject. “Current Convertible Notes” means the convertible promissory notes issued pursuant to that certain Convertible Note Purchase Agreement, dated March 21 ,2024, by and among the Borrower and the lenders party thereto. “VWAP” means, for New Parent’s Common Stock for a specified period, the dollar volume-weighted average price for such New Parent’s Common Stock on the Principal Market, for such period, as reported by Bloomberg through its “AQR” function, subject to appropriate adjustments for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period. “Trading Day” means any day on which the Principal Market is open for trading (regular way), including any day on which it is open for trading (regular way) for a period of time less than the customary time. “Principal Market” means the principal national securities exchange on which Parent’s Common Stock is then listed or traded.

2. Consideration.

2.1 As consideration for Fund 9’s agreement to enter this Amendment, Fund 9 has earned and is entitled to receive 609,230 shares of New Parent’s Common Stock (the “Fund 9 Shares”) issuable immediately following the consummation of the SPAC Transaction. Borrowers acknowledge that Fund 9 has assigned its rights to receive the Fund 9 Shares to its parent, Venture Lending & Leasing IX, LLC (“LLC9”). In connection therewith, the Fund 9 Shares shall be issued to LLC9. Upon request of Borrowers, Fund 9 shall furnish to Borrowers a copy of the agreement in which Fund 9 assigned to LLC9 Fund 9’s right to receive the Fund 9 Shares. Borrowers and Fund 9 acknowledge and agree that if as of April 15, 2024, Borrowers have fully prepaid Fund 9’s Loans in accordance with the terms of Section 1.3 of this Amendment then the number of Fund 9 Shares shall be reduced to equal the product of (x) ten percent (10%) and (y) the Fund 9 Shares, with such reduction effected by a cancellation of the remaining Fund 9 Shares. Borrowers and Fund 9 further acknowledge and agree that if as of May 1, 2024, Borrowers have fully prepaid Fund 9’s Loans in accordance with the terms of Section 1.3 of this Amendment then the number of Fund 9 Shares shall be reduced to equal the product of (x) twenty percent (20%) and (y) the Fund 9 Shares, with such reduction effected by a cancellation of the remaining Fund 9 Shares. Borrowers and Fund 9 further acknowledge and agree that if as of July 1, 2024, Borrowers have fully prepaid Fund 9’s Loans in accordance with the terms of Section 1.3 of this Amendment then the number of Fund 9 Shares shall be reduced to the product of (x) fifty percent (50%) and (y) the Fund 9 Shares, with such reduction effected by a cancellation of the remaining Fund 9 Shares.

2.2 As consideration for Fund 10’s agreement to enter this Amendment, Fund 10 has earned and is entitled to receive 410,769 shares of New Parent’s Common Stock (the “Fund 10 Shares”) issuable immediately following the consummation of the SPAC Transaction. Borrowers acknowledge that Fund 10 has assigned its rights to receive the Fund 10 Shares to its parent, WTI Fund X, LLC (“LLC10” and together with LLC9, “LLCs”). In connection therewith, the Fund 10 Shares shall be issued to LLC10. Upon request of Borrowers, Fund 10 shall furnish to Borrowers a copy of the agreement in which Fund 10 assigned to LLC10 Fund 10’s right to receive the Fund 10 Shares. Borrowers and Fund 10 acknowledge and agree that if as April 15, 2024, Borrowers have fully prepaid Fund 10’s Loans in accordance with the terms of Section 1.3 of this Amendment then the number of Fund 10 Shares shall be reduced to the product of (x) ten percent (10%) and (y) the Fund 10 Shares, with such reduction effected by a cancellation of the remaining Fund 10 Shares. Borrowers and Fund 10 further acknowledge and agree that if as of May 1, 2024, Borrowers have fully prepaid Fund 10’s Loans in accordance with the terms of Section 1.3 of this Amendment then the number of Fund 10 Shares shall be reduced to the product of (x) twenty percent (20%) and (y) the Fund 10 Shares, with such reduction effected by a cancellation of the remaining Fund 10 Shares. Borrowers and Fund 10 further acknowledge and agree that if as of July 1, 2024, Borrowers have fully prepaid Fund 10’s Loans in accordance with the terms of Section 1.3 of this Amendment then the number of Fund 10 Shares shall be reduced to the product of (x) fifty percent (50%) and (y) the Fund 10 Shares, with such reduction effected by a cancellation of the remaining Fund 10 Shares.

3. Additional Agreements and Waiver.

3.1 Notwithstanding anything to the contrary in the 2020 Supplement, the 2021 Supplement and the Warrants Parent issued to LLC9 in connection therewith, Borrowers and Fund 9 acknowledge and agree that each Warrant issued to LLC9, together with the option Parent granted to Fund 9 to exchange each such Warrant for the cash payments described in such Supplements, shall automatically terminate (without any further action by any person) upon Fund 9’s receipt of 2,030,767 shares of New Parent’s Common Stock (the “Fund 9 Additional Shares”). Borrowers acknowledge that Fund 9 has assigned its rights to receive the Fund 9 Additional Shares to LLC9. In connection therewith, the Fund 9 Additional Shares shall be issued to LLC9. Upon request of Borrowers, Fund 9 shall furnish to Borrowers a copy of the agreement in which Fund 9 assigned to LLC9 Fund 9’s right to receive the Fund 9 Additional Shares.

3.2 Notwithstanding anything to the contrary in the 2021 Supplement, the 2023 Supplement and the Warrants Parent issued to LLC10 in connection therewith, Borrowers and Fund 10 acknowledge and agree that each Warrant issued to LLC10, together with the option Parent granted to Fund 10 to exchange each such Warrant for the cash payments described in such Supplements, shall terminate upon Fund 10’s receipt of 1,369,232 shares of New Parent’s Common Stock (the “Fund 10 Additional Shares” and collectively with the Fund 9 Shares, the Fund 10 Shares and the Fund 9 Additional Shares, the “Shares”). Borrowers acknowledge that Fund 10 has assigned its rights to receive the Fund 10 Additional Shares to LLC10. In connection therewith, the Fund 10 Additional Shares shall be issued to LLC10. Upon request of Borrowers, Fund 10 shall furnish to Borrowers a copy of the agreement in which Fund 10 assigned to LLC10 Fund 10’s right to receive the Fund 10 Additional Shares.

3.3 Lenders acknowledge and agree that the Fund 9 Shares, the Fund 9 Additional Shares, the Fund 10 Shares and the Fund 10 Additional Shares will be subject to the same transfer restrictions, if any, to which the shares of New Parent’s Common Stock issuable upon conversion of the Current Convertible Notes are subject. For the avoidance of doubt, it is acknowledged that the Fund 9 Shares, the Fund 9 Additional Shares, the Fund 10 Shares and the Fund 10 Additional Shares will be entitled to the benefit of all adjustments in the number of shares of New Parent’s capital stock because of any splits, recapitalizations, combinations or other similar transactions affecting New Parent’s capital stock that occur after the date of this Amendment.

3.4 Subject to the satisfaction of the conditions set forth in this Amendment, the Lenders hereby agree to waive the Specified Defaults effective on the date each such Specified Default would have occurred but for the effectiveness of this Amendment. Accordingly, after giving effect to this Amendment, no Default or Event of Default shall be deemed to have arisen from any Specified Default at any time prior to the date hereof. The waiver in this Section 3.4 shall be effective only in this specific instance, for the specific purpose set forth herein and solely with respect to the Specified Defaults, and does not allow for any other or further departure from the terms and conditions of the Loan Agreements, the Supplements or any other Loan Document, which terms and conditions shall continue in full force and effect.

4. Effectiveness of Amendment; Continued Effect of Loan Agreements.

4.1 Notwithstanding anything to contrary contained in the Loan Agreements or the definition of “Commitment” in Part 1 of the Supplements, Borrowers agree not to borrow, and agrees that each Lender has no commitment to lend any further or future Loans under the Loan Documents.

4.2 All provisions of the Loan Agreements, the Supplements and the other Loan Documents, except as modified by this Amendment, shall remain in full force and effect.

4.3 In the event of any conflict, inconsistency, or incongruity between any provision of this Amendment and any provision of the Loan Documents, the provisions of this Amendment shall govern and control.

4.4 This Amendment shall be effective when counterparts hereof shall have been duly executed by the respective parties hereto, shall have been delivered to Lenders or their counsel, shall be in full force and effect and shall be in form and substance satisfactory to Lenders.

5. Borrowers’ Representations and Warranties. Each Borrower, jointly and severally, represents and warrants to Lenders that: (a) Borrowers have full corporate or company power and authority, as applicable, to execute and deliver this Amendment and to perform the obligations of their part to be performed hereunder and under the Loan Documents as amended hereby; (b) Borrowers have taken all necessary action, corporate, company or otherwise, as applicable, to authorize the execution and delivery of this Amendment; (c) no consent, approval or authorization of any person or entity (other than any of the foregoing as has been obtained or will be timely obtained by Borrowers) is or will be required in connection with the execution or delivery by Borrowers of this Amendment or the performance by Borrowers hereof and the Loan Documents as amended hereby; (d) this Amendment and the Loan Documents as amended hereby are, or upon delivery thereof to Lenders will be, the legal, valid and binding obligations of Borrowers, enforceable against Borrowers in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and (e) as of the date hereof, (i) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing, (ii) the representations and warranties of Borrowers contained in Article 3 of the 2023 Loan Agreement and Part 3 of the 2023 Supplement are true and correct in all material respects, and (iii) none of Borrowers’ accounts payable are past due, except to the extent such past due account payable would not reasonably be expected to have a Material Adverse Effect. In furtherance of the foregoing, each Borrower, jointly and severally, represents and warrants to Lenders that Borrowers maintain the following Deposit Accounts and investment accounts:

Institution Name:
Address:
ABA No.:
Contact Name:
Phone No.:
E-mail:
Account Title:
Account No.:

Institution Name:
Address:
ABA Number:
Contact Name:
Phone No.:
E-mail:
Account Owner:
Account No.:

6. Lenders’ and LLCs’ Representations and Warranties.

6.1 Investment Purpose. Each of the LLCs is acquiring the Shares for its own account and not with a present view toward the public sale or distribution thereof and has no intention of selling or distributing any of such Shares or any arrangement or understanding with any other Persons regarding the sale or distribution of such Shares except as would not result in a violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (the “Securities Act”). Neither of the LLCs will, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except pursuant to and in accordance with the Securities Act.

6.2 Reliance on Exemptions. Each of the LLCs understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that New Parent is relying upon the truth and accuracy of, and the LLCs’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of the LLCs set forth herein in order to determine the availability of such exemptions and the eligibility of the LLCs to acquire the Shares.

6.3 Information. Each of the LLCs has had access to and the opportunity to review the SEC Documents (as defined below). Neither such inquiries nor any other investigation conducted by or on behalf of the LLCs or its representatives or counsel shall modify, amend or affect LLCs’ right to rely on the truth, accuracy and completeness of the SEC Documents and the Borrower’s representations and warranties contained in this Amendment.  For purposes hereof, “SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed by Parent with the United States Securities and Exchange Commission (the “SEC”) since September 1, 2023, pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein).

6.4 Acknowledgement of Risk. Each of the LLCs is able to bear the economic risk of holding the Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.

6.5 Governmental Review. Each of the LLCs understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares or an investment therein.

6.6 Transfer or Resale. Each of the LLCs understands that:

(a) the Shares have not been registered under the Securities Act or any applicable state securities laws and, consequently, the LLCs may have to bear the risk of owning the Shares until such time as the registration statement covering such shares is declared effective because the Shares may not be transferred unless (i) the LLCs has delivered to the New Parent an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (ii) the Shares are sold or transferred pursuant to Rule 144 promulgated under the Securities Act, or any successor rule (“Rule 144”); and

(b) any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder.

6.7 Legends.

(c) Each of the LLCs understands the certificates representing the Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Shares):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL, IS AVAILABLE.

(d) Each of the LLCs may request that the New Parent remove, and the New Parent agrees to authorize the removal of any legend from the Shares (i) in connection with any sale of the Shares pursuant to registration statement filed with the SEC, once such registration statement has become effective, (ii) in connection with any sale of the Shares pursuant to Rule 144, or (iii) if such Shares are eligible for sale under Rule 144 following the expiration of the one-year holding requirement under subparagraphs (b)(1)(i) and (d) thereof.

6.8 Authorization; Enforcement. Each of the Lenders and LLCs has the requisite power and authority to enter into this Amendment and to consummate the transactions contemplated hereby. Each of the Lenders and LLCs has taken all necessary action to authorize the execution, delivery and performance of this Amendment. Upon the execution and delivery of this Amendment, this Amendment shall constitute a valid and binding obligation of the Lenders and LLCs enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

6.9 Residency. Each of the LLCs is a resident of the jurisdiction set forth immediately below each such LLC’s name on the signature pages hereto.

6.10 Placement Agents. None of the Lenders or LLCs has taken no action that would give rise to any claim by any person for brokerage commissions, placement agent’s fees or similar payments relating to this Amendment or the transactions contemplated hereby.

7. Miscellaneous.

7.1 The terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.

7.2 This Amendment shall be governed by the laws of the State of California, excluding those laws that direct the application of the laws of another jurisdiction.

7.3 Any term of this Amendment may be amended and the observance of any term of this Amendment may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Borrowers and Lenders.

7.4 Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be valid, legal, and enforceable under all applicable laws and regulations. If, however, any provision of this Amendment shall be invalid, illegal, or unenforceable under any such law or regulation in any jurisdiction, then it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Amendment, or the validity, legality, or enforceability of such provision in any other jurisdiction.

7.5 This Amendment and the Loan Documents and the exhibits and schedules hereto and thereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.

7.6 This Amendment and the other Loan Documents described herein may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Amendment and each of the other Loan Documents described herein may be executed by electronic signatures. Borrowers and Lenders expressly agree to conduct the transactions contemplated by this Amendment and the other Loan Documents described herein by electronic means (including, without limitation, with respect to the execution, delivery, storage and transfer of this Amendment and each of the other Loan Documents described herein by electronic means and to the enforceability of electronic Loan Documents).

7.7 Each party to this Amendment shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto may reasonably request to carry out the intent and accomplish the purposes of t this Amendment and the consummation of the transactions contemplated hereby. Each Borrower hereby confirms and ratifies each Lender’s Liens in and to all Collateral, and agrees that such Liens shall secure all of the Obligations of Borrowers under this Amendment, the applicable Loan Agreement (as amended hereby) and the other Loan Documents.

7.8 On the date first written above (or at any time thereafter as may be determined by Lenders in their sole discretion), Borrowers shall make a payment to Lenders in an aggregate amount equal to $15,000 (the “Legal Reimbursement Fee”), which payment shall be deemed to fully reimburse Lenders pursuant to Section 9.8(b) of the Loan Agreements to which such Lender is a party for Lenders’ reasonable attorneys’ fees, costs and expenses incurred in connection with the preparation and negotiation of this Amendment and all of the other agreements, certificates, instruments and documents which are executed in connection herewith and the transactions contemplated hereby. Borrowers and Lenders acknowledge and agree that the Legal Reimbursement Fee will be debited from Borrowers’ Primary Operating Account through an ACH transfer. Notwithstanding the foregoing, if the Legal Reimbursement Fee is not paid to Lenders in accordance with the terms of the first sentence of this Section 7.8 then Lenders shall have the right to debit the Legal Reimbursement Fee at any time after the date first written above from the Primary Operating Account through an ACH transfer.

Remainder of this page intentionally left blank; signature page follows

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

BORROWERS:	ILEARNINGENGINES INC.

By:
Name:
Title:

IN2VATE, L.L.C.

By:
Name:
Title:

LENDERS:	VENTURE LENDING & LEASING IX, INC.

By:
Name:
Title:

	Address:	104 La Mesa Dr., Suite 102
Portola Valley, CA 94028

Email:

WTI FUND X, INC.

By:
Name:
Title:

	Address:	104 La Mesa Dr., Suite 102
Portola Valley, CA 94028

Email:

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LLCs:	VENTURE LENDING & LEASING IX, LLC

	By:	Venture Lending & Leasing IX GP, LLC
	Its:	Managing Member

	By:	Westech Investment Advisors LLC
	Its:	Managing Member

By:
Name:
Title:

	Address:	104 La Mesa Dr., Suite 102
Portola Valley, CA 94028

Email:

WTI FUND X, LLC

	By:	WTI Fund X GP, LLC
	Its:	Managing Member

	By:	Westech Investment Advisors LLC
	Its:	Managing Member

By:
Name:
Title:

	Address:	104 La Mesa Dr., Suite 102
Portola Valley, CA 94028

Email:

Solely with respect to issuance of shares of New Parent’s Common Stock.

NEW PARENT:	ARROWROOT ACQUISITION CORP.

By:
Name:
Title:

EXHIBIT “A”

PAYMENT SCHEDULE FOR FUND 9’S LOANS

EXHIBIT “B”

PAYMENT SCHEDULE FOR FUND 10’S LOANS

Annex D

FEE REDUCTION AGREEMENT

March 27, 2024

WHEREAS, pursuant to that certain Underwriting Agreement between Arrowroot Acquisition Corp., a Delaware corporation (together with any Successor (as defined herein), the “Company”), and Cantor Fitzgerald & Co., as Representative of the several Underwriters (“CF&CO”), dated March 1, 2021 (as it may be amended from time to time, the “Underwriting Agreement”), the Company previously agreed to pay to CF&CO an aggregate cash amount of $10,062,500 as “deferred underwriting commissions” (the “Original Deferred Fee”) upon the consummation of a Business Combination, as contemplated by the final prospectus of the Company, filed with the Securities and Exchange Commission (the “SEC”) (File No. 333-252997), and dated March 1, 2021. Capitalized terms used herein and not defined shall have their respective meanings ascribed to such terms in the Underwriting Agreement. For the avoidance of doubt, all references to the “Company” herein shall also refer to the publicly traded surviving or successor entity to the Company following the consummation of any Business Combination (the “Successor”), and the Company shall cause any Successor to expressly assume all of the Company’s obligations to CF&CO under this letter agreement (this “Agreement”) upon consummation of any Business Combination.

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger and Reorganization (as amended, the “Business Combination Agreement”) with respect to a Business Combination (the “Transaction”) with iLearningEngines Inc., a Delaware corporation (including any affiliates thereof, the “Target”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and CF&CO hereby agree as follows:

1.	Fee Reduction:

(a)	In the event that the Company consummates the Transaction, CF&CO agrees that it will forfeit, effective upon the consummation of the Transaction, $4,062,500 of the aggregate Original Deferred Fee that would otherwise be payable by the Company to CF&CO, pursuant to the Underwriting Agreement, resulting in a remainder of $6,000,000 (the “Reduced Deferred Fee”).

(b)	For the avoidance of doubt, (i) such agreement applies only to the consummation of the Transaction and not to any other potential Business Combination that may be contemplated or consummated by the Company, (ii) the Resale Rights Obligations (as defined below) hereunder apply only to the CF&CO Fee Shares (as defined herein) issuable hereunder in satisfaction of the Reduced Deferred Fee for so long as CF&CO (or any of its affiliates) owns or may be deemed the beneficial owners of such CF&CO Fee Shares, and (iii) the parties hereto acknowledge and agree that the delivery hereunder of the Reduced Deferred Fee through the issuance of the CF&CO Fee Shares (in accordance with Section 3) and the satisfaction in full of the Resale Rights Obligations (in accordance with Section 4) or, alternatively, the payment of the Default Payment (in accordance with Section 5), together with the other mutual agreements, terms, covenants and obligations hereunder, in each case, shall represent, and are intended to be treated as, having satisfied the Company’s obligations under the Underwriting Agreement with regard to the Original Deferred Fee , such that, following execution hereof and the issuance transfer and delivery of the CF&CO Fee Shares issuable hereunder in accordance with terms of this Agreement (including, for the avoidance of doubt, the fulfillment in full of the Resale Rights Obligations or, alternatively, payment of the Default Payment in accordance with Section 5), CF&CO shall not have any continuing rights or remedies pursuant to the Underwriting Agreement, except to the sole extent expressly set forth therein or otherwise agreed herein, subject, in all events, to the modifications and terms represented hereby.

2.	Payment: The Reduced Deferred Fee shall be payable by the Company to CF&CO in the form of a certain number (as determined below) of shares (the “CF&CO Fee Shares”) of the publicly traded common equity securities of the resulting public entity following the Transaction (the “New Common Stock”).

3.	Issuance of CF&CO Fee Shares: The Company hereby agrees that, upon or immediately prior to the initial filing of the Resale Registration Statement (as defined below), the Company (or any Successor) shall issue, transfer and deliver, or cause to be issued, transferred and delivered, the CF&CO Fee Shares to CF&CO payable hereunder in satisfaction of the Reduced Deferred Fee, in book-entry form, by irrevocable instruction from the Company (or its Successor) to its duly appointed transfer agent for the shares of New Common Stock (the “Transfer Agent”).

The number of CF&CO Fee Shares to be so issued, transferred and delivered to CF&CO in satisfaction of the Reduced Deferred Fee shall be equal to the greater of (a) the dollar amount of the Reduced Deferred Fee divided by $10.00 and (b) the quotient obtained by dividing (x) the dollar amount of the Reduced Deferred Fee by (y) the VWAP (as defined herein) of the New Common Stock over the seven (7) Trading Days immediately preceding the date of the initial filing of the Resale Registration Statement.

Any CF&CO Fee Shares so issued, transferred and delivered to CF&CO in satisfaction of the Reduced Deferred Fee shall be validly issued, fully paid and non-assessable and free and clear of all liens, encumbrances and other restrictions on the pledge, sale or other transfer of such shares of New Common Stock (including any restrictions that may arise due to contractual “lock-ups.” but excluding any restrictions that may arise due to applicable U.S. federal or state securities laws) (collectively, “Restrictions”).

4.	Resale &Stockholder Rights: The Company further hereby agrees that all CF&CO Fee Shares shall be issued, transferred and delivered to CF&CO with (x) “registration rights,” enabling CF&CO to promptly resell, freely trade and otherwise dispose of its CF&CO Fee Shares (as further described below) and (y) “pre-emptive,” “anti-dilution,” “tag,” and “drag” stockholder rights, in each case, substantially consistent with those registration and stockholder rights received by any investor in any “public investment in private equity” (or “PIPE”) that closes substantially concurrently with the Transaction (or if no PIPE closes in connection therewith, then substantially consistent with those provided to the Sponsor with respect to any of the equity securities it holds in the Company), if any (collectively, the “Stockholder Rights”). For the avoidance of doubt, the definition of PIPE shall not include the Company Convertible Notes, and Stockholder Rights shall not include the conversion rights of the Company Convertible Notes.

Pursuant to the “registration rights” described above, the Company hereby agrees that it (or any Successor) shall:

(a)	Prepare and, as soon as practicable, but in no event later than sixty (60) days following the consummation of the Transaction (the “Closing”), file with the SEC a re-sale registration statement on Form S-1 (or any successor form) to register the re-sale of all of the CF&CO Fee Shares (the “Resale Registration Statement”);

(b)	Use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC by (i) the 90th calendar day after the date of the initial filing thereof, if the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Resale Registration Statement will not be reviewed by the SEC, (ii) by the 120th calendar day after the date of the initial filing thereof, if such Resale Registration Statement is subject to review by the SEC, or (iii) in any event, no later than the 180th calendar day after the Closing;

(c)	Use commercially reasonable efforts to maintain (i) the effectiveness of the Resale Registration Statement and (ii) the New Common Stock’s authorization for quotation or listing on Nasdaq Stock Market (or any other “national securities exchange” registered with the SEC under Section 6 of the Exchange Act), in each case, until the earlier of (i) the date upon which all CF&CO Fee Shares have been sold, disposed or otherwise transferred by CF&CO or are otherwise no longer outstanding and (ii) the two (2) year anniversary of the date of the effectiveness of the Resale Registration Statement;

(d)	If following the effective date of the Resale Registration Statement, the Resale Registration Statement ceases to become effective or available and any CF&CO Fee Shares remain outstanding, (i) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act, and (ii) otherwise meet the public reporting requirements so that, from and after the twelve (12) month anniversary of the Closing until the earlier of the two (2) year anniversary of the effectiveness of the Resale Registration Statement and the date on which none of the CF&CO Fee Shares are held by CF&CO (and/or its affiliates), CF&CO (and/or its affiliates) will be entitled to re-sell, freely trade or otherwise dispose of all of the CF&CO Fee Shares issuable hereunder without restriction or limitation pursuant to Rule 144 under the Act; and

(e)	Following either (i) the effectiveness of the Resale Registration Statement, and/or (ii) the one year anniversary of the Closing (if relying on Rule 144 under Act), in each case (as applicable), upon CF&CO’s request and provided that CF&CO provides any reasonable requested representation letters, (x) instruct and cause its legal counsel to promptly provide the necessary “blanket” legal opinion(s) to the Transfer Agent so that such Transfer Agent may remove any “restrictive legends” from the CF&CO Fee Shares, (y) take all actions reasonably necessary to cause the Transfer Agent to remove any such “restrictive legends” from the CF&CO Fee Shares, and (z) take any such further action as CF&CO may reasonably request, in each case, to enable CF&CO (and/or its affiliates) to promptly resell, freely trade or otherwise dispose of the CF&CO Fee Shares

(such obligations set forth in clauses (a)-(e) above, the “Resale Rights Obligations”).

Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Resale Registration Statement, and from time to time to require CF&CO not to sell under the Resale Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a material transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Resale Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Resale Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Resale Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Resale Registration Statement on more than three occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and eighty (180) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Resale Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, CF&CO agrees that (i) it will immediately discontinue offers and sales of the CF&CO Fee Shares under the Resale Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until CF&CO receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, CF&CO will destroy, all copies of the prospectus covering the CF&CO Fee Shares in CF&CO’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the CF&CO Fee Shares shall not apply (i) to the extent CF&CO is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

5.	Company Default. Without limiting any rights or remedies available to CF&CO hereunder, in the event that the Company (or its Successor) is unable to, or otherwise does not, (a) issue, transfer and deliver, or cause to be issued, transferred and delivered, the full amount of the CF&CO Fee Shares in satisfaction of the Reduced Deferred Fee to CF&CO, free and clear of all Restrictions, immediately prior to the initial filing of the Resale Registration Statement, (b) subject to the occurrence of any Suspension Event described in Section 4 above, (i) cause the Resale Registration Statement to be declared effective by the SEC in accordance with Section 4(b), or (ii) otherwise comply in all respects with the Resale Rights Obligations, subject to the occurrence of any Suspension Event, such that CF&CO (and/or its affiliates) are unable to promptly resell, freely trade or otherwise dispose of the CF&CO Fee Shares within six (6) months of the Closing, then, in each of the foregoing cases of Sections 5(a) and (b) (each a “Default Event”), at the sole election of CF&CO made by written notice provided to the Company, the Company (or its Successor) shall promptly (but in any event within ten (10) Business Days) after receipt of such notice, pay to CF&CO the entire amount of the Reduced Deferred Fee, in cash, in an amount equal to $6,000,000, as originally contemplated by the Underwriting Agreement, as reduced hereby (the “Default Payment”).

6.	Other Defined Terms: For purposes of this Agreement:

(a)	“VWAP” shall mean, for the New Common Stock for a specified period, the dollar volume-weighted average price for the New Common Stock on the Principal Market, for such period, as reported by Bloomberg through its “AQR” function. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

(b)	“Principal Market” shall mean the principal national securities exchange on which the New Common Stock is then listed or traded.

(c)	“Trading Day” shall mean any day on which the Principal Market is open for trading (regular way), including any day on which it is open for trading (regular way) for a period of time less than the customary time.

7.	No Fees Refundable: For the avoidance of doubt, once paid or issued, no fees payable hereunder, whether in cash or New Common Stock, respectively, will be refundable under any circumstances.

8.	No Other Cash Fee Arrangements: The Company represents and warrants to CF&CO that prior to, at or in connection with or subsequent to the Closing (i) no financial advisor, other investment bank or any of their respective subsidiaries or affiliates (collectively, the “Other Financial Institutions”) or any of their external legal advisors shall receive any cash compensation or other cash payments from the Company (or the Successor) for any fees payable in connection with the Transaction (including any reimbursable expenses or “deferred fees” payable post-Closing, collectively “Other Fees”), and (ii) the Company (or the Successor) is not obligated to pay any Other Financial Institutions any Other Fees.

9.	Further Assurances: Each of the Company and CF&CO will, upon request of the other, execute such other documents, instruments or agreements as may be reasonable or necessary to effectuate the agreements set forth in this Agreement.

10.	Confidentiality: This Agreement (including the terms set forth herein) is confidential, and neither this Agreement (including the terms set forth herein) nor CF&CO’s role in the Transaction may be filed publicly or otherwise disclosed by the Company to any other party (except the Target) without CF&CO’s prior written consent.

11.	Termination: This Agreement will terminate automatically upon the earlier of:

(a)	the satisfaction in full of the payment of the Reduced Deferred Fee, including, for the avoidance of doubt, the issuance, transfer and delivery of the CF&CO Fee Shares to CF&CO, free and clear of all Restrictions, including (x) the effectiveness of the Resale Registration Statement related thereto and the continued satisfaction of the Resale Rights Obligations, (y) the removal of all restrictive legends on all CF&CO Fee Shares enabling CF&CO (and/or its affiliates) to promptly resell, freely trade or otherwise dispose of all such CF&CO Fee Shares, and (z) the sale by CF&CO (and/or its affiliates) of all of the CF&CO Fee Shares issuable hereunder, in each case, upon the terms and conditions set forth herein;

(b)	the date upon which all CF&CO Fee Shares have been sold, disposed or otherwise transferred by CF&CO (and/or its affiliates) or are otherwise no longer outstanding; and

(c)	the termination of the Business Combination Agreement.

In the event of a termination pursuant to sub-section (b) of this paragraph, (x) the Company agrees to provide prompt notice of such decision to terminate the Business Combination Agreement to CF&CO; and (y) the Original Deferred Fee shall become due and payable by the Company to CF&CO, in cash, upon the consummation of a Business Combination, as originally set forth in the Underwriting Agreement.

12.	Successor: Prior to the Closing, if the agreements executed by the Company in connection therewith do not directly or indirectly provide for the assumption by the Successor of the Company’s obligations under the Underwriting Agreement, as amended by this Agreement, the Company shall cause such Successor to (x) execute and deliver to CF&CO a joinder agreement, in form and substance reasonably satisfactory to CF&CO, pursuant to which it shall join the Underwriting Agreement, as amended by this Agreement, as a signatory and a party and thus be subject to all of the terms and conditions set forth therein and herein that apply to the Company, and (y) comply with the obligations and covenants of the Company set forth therein and herein.

13.	Miscellaneous: The terms of this Agreement shall be interpreted, enforced, governed by and construed in a manner consistent with the provisions of the Underwriting Agreement. Without limiting the foregoing, Sections 10.1 (Notices), 10.2 (Headings), 10.3 (Entire Agreement), 10.5 (Binding Effect), 10.6 (Waiver of Immunity), 10.7 (Submission to Jurisdiction), 10.8 (Governing Law), 10.9 (Execution in Counterparts) and 10.10 (Waiver) of the Underwriting Agreement are hereby incorporated by reference into this Agreement. In this Agreement, unless the context otherwise requires, the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation.” The parties agree that they have jointly participated in the drafting and negotiation of this Agreement, and in the event that any ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. For the avoidance of doubt, in the event that CF&CO institutes legal proceedings to enforce any provisions of this Agreement or the Underwriting Agreement, including the issuance of the CF&CO Fee Shares, enforcement of the Stockholder Rights and Resale Rights Obligations and collection of any Default Payment, and CF&CO is the prevailing party in such proceedings, the Company shall reimburse CF&CO for all reasonable and documented costs and expenses, including reasonable, documented and out-of-pocket attorneys’ fees, incurred in connection therewith.

14.	Underwriting Agreement. The Underwriting Agreement, as amended by this Agreement (together with the other agreements and documents being delivered pursuant to or in connection with the Underwriting Agreement or this Agreement), constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof. Except as expressly provided in this Agreement, all of the terms and provisions in the Underwriting Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Agreement does not constitute, directly or by implication, an amendment, modification or waiver of any provision of the Underwriting Agreement, or any other right, remedy, power or privilege of any party to the Underwriting Agreement, except as expressly set forth herein. Any reference to the Underwriting Agreement in the Underwriting Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Underwriting Agreement, as amended or modified by this Agreement (or as the Underwriting Agreement may be further amended, modified or supplemented after the date hereof in accordance with the terms thereof).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized signatory as of the date first set forth above.

CANTOR FITZGERALD & CO.

By:
Name:	Sage Kelly
Title:	Global Head of Investment Banking

ARROWROOT ACQUISITION CORP.

By:
Name:	Matthew Safaii
Title:	Chief Executive Officer

Acknowledged and agreed to:

ILEARNINGENGINES INC.

By:
Name:	P.K. Chidambaran
Title:	Chief Executive Officer

[Signature page to Fee Reduction Agreement]

Annex E

March 27, 2024

iLearningEngines Inc.

6701 Democracy Blvd.

Suite 300

Bethesda, MD 20817

Attn: Mr. Harish Chidambaran, Chief Executive Officer

CONFIDENTIAL

AMENDMENT NO. 1

Dear Mr. Chidambaran:

Reference is made to the letter agreement (the “Agreement”) dated as of June 5, 2020, by and between iLearningEngines Inc., (the “Company”) a corporation with principal offices at 6701 Democracy Blvd. Suite 300, Bethesda, MD 20817, and Mizuho Securities USA LLC (“MSUSA” and, together with the Company, the “Parties”), a Delaware limited liability company with principal offices located at 1271 Avenue of the Americas, New York, NY 10020. This Amendment No. 1 (the “Amendment”) to the Agreement is being entered into between the Company and MSUSA effective as of March 27, 2024. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger and Reorganization, by and among Arrowroot Acquisition Corp. (“Arrowroot”), ARAC Merger Sub, Inc., a wholly-owned subsidiary of Arrowroot (“Merger Sub”), and the Company pursuant to which (i) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly-owned subsidiary of Arrowroot (the “de-SPAC”), (ii) the Company will change its name to “iLearningEngines Holdings, Inc.” and (iii) Arrowroot will change its name to “iLearningEngines, Inc.” (“New Parent”); and

WHEREAS, the Company and MSUSA wish to amend the Agreement as set forth herein to address developments to the Transaction;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein, the Parties agree as follows:

1.	Section 4 of the Agreement is hereby replaced in its entirety with the following:

“4. As compensation for MSUSA’s services hereunder, the Company shall pay, or cause to be paid to, MSUSA the following fees:

(a)	Transaction Fee: A total transaction fee (the “Transaction Fee” equal to $7.5 million. The Transaction Fee shall be payable, at the Company’s sole discretion, in cash or in shares of common stock of New Parent (the “Shares”).

E-1

(b)	Any portion of the Transaction Fee that is paid in Shares will be made based upon fair market value of such Shares, which shall be determined in the case of publicly traded securities, on the cumulative volume-weighted average price (i.e. based on all trades during the measurement period and not an average of daily volume-weighted average prices) of such securities during the 15 consecutive trading days ending three trading days prior to the day on which the corresponding issuance of MSUSA’s Transaction Fee or any portion thereof is due.

(c)	To the extent any portion of the Transaction is paid in Shares, the Company will cause New Parent to pass to MSUSA, good and valid title to the Shares, free and clear of any liens. At the time of issuance, such Shares will be registered on Form S-3 or Form S-1 or any similar long-form registration statement that may be available at such time and listed on the principal national securities exchange on which the New Parent’s common stock is then listed or traded. The Company will cause such Shares to be issued free of restrictive legends and such Shares will to not be subject to any contractual restrictions on further sale, assignment, or transfer. The Company will use reasonable best efforts to cause New Parent to register the Shares no later than the one-year anniversary of the consummation of the de-SPAC. The Company will only issue Shares to MSUSA, and will issue such Shares to MSUSA as soon as reasonably practicable, upon receipt by the Company of a written invoice from MSUSA requesting payment of all or a portion of the Transaction Fee; provided, however, such Shares must be registered and are freely tradeable by MSUSA.

(d)	If this Agreement expires or is terminated by the Company for any reason other than a material failure of performance by MSUSA and within 24 months after the date of such termination the Company consummates a Transaction or enters into a definitive agreement with respect to a Transaction, the Company shall pay MSUSA the fees listed above less any fees already paid to MSUSA pursuant to this paragraph 4.”

2.	The Company has, or upon closing of the Transaction, will have the authority to cause any payments not made directly by the Company hereunder to be paid by New Parent.

3.	This Amendment is hereby incorporated by reference into and becomes a part of the Agreement.

4.	Except as specifically amended hereby, all of the terms and provisions of the Agreement shall continue in full force and effect.

E-2

Please confirm your agreement to the foregoing by signing and returning the enclosed copy of this Amendment.

Very truly yours,

MIZUHO SECURITIES USA LLC

By:
	Name:	Mr. Erik Marth
	Title:	Managing Director

Agreed as of the date first written above:

ILEARNINGENGINES INC.

By:
	Name:	Mr. Harish Chidambaran
	Title:	Chief Executive Office

Acknowledged and Agreed:

ARROWROOT ACQUISITION CORP.

By:
Name:
Title:

Annex F

AMENDMENT TO LETTER AGREEMENT

This Amendment TO THE LETTER AGREEMENT (this “Amendment”) is entered into as of March 27, 2024, between and among Arrowroot Acquisition Corp. (collectively with its subsidiaries and affiliates, the “Company”) and BTIG, LLC (“BTIG”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the letter agreement between the Company and BTIG dated July 25, 2023 (the “Agreement”) in connection with BTIG acting as the Company’s financial advisor in connection with the business combination between the Company and iLearningEngines, Inc. (“Target”), to which the Arrowroot Capital Management, LLC (the “Sponsor”), Thomas Olivier and Matthew Safaii are parties with respect to Section 4(b) and Section 7(c) thereof.

WHEREAS, the Company and BTIG originally entered into the Agreement which outlines the terms and conditions of the engagement of BTIG to act as to act as the Company’s financial advisor in connection with a possible transaction between the Company, as purchaser, and Target (the “Transaction”); and

WHEREAS, the parties wish to amend the Agreement to: (i) amend the terms of the Success Fee that is payable to BTIG, and (ii) amend the expense reimbursement terms as further described below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Section 2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Success Fee. If the Company consummates a Transaction, the Company shall pay BTIG, a “Success Fee,” which shall be due to BTIG upon consummation of the Transaction and payable as set forth below, in the amount equal to three million dollars ($3,000,000). BTIG shall be entitled to receive the Success Fee if the Transaction is consummated during the term of this Agreement or at any time within one (1) year after the expiration or earlier termination of this Agreement, as applicable.

(i)	Payment in Cash: The Company hereby represents and warrants that the Company shall not pay to Cantor Fitzgerald & Co. (collectively with its subsidiaries and affiliates, “Cantor”) and/or Mizuho Securities USA LLC (collectively with its subsidiaries and affiliates, “Mizuho” and together with Cantor, the “Other Advisors”) any portion of the fees due to such party (by the Company or the Target, as the case may be) in cash; provided, however, that, notwithstanding the foregoing, the Company may, in its sole discretion, elect to pay up to $1,000,000 of the fees payable to Mizuho in cash during the period of time following the closing of the Transaction and prior to the date that the Resale Registration Statement (as defined below) is declared effective by the U.S. Securities and Exchange Commission (the “SEC”) (such date, the “Resale Registration Statement Effective Date”); provided, further, that if the Company elects, in its sole discretion, to pay fees to Mizuho in cash in the aggregate in excess of $1,000,000 (such excess, the “Excess Mizuho Payment”) during the period of time following the closing of the Transaction and prior to the Resale Registration Statement Effective Date, then the Company shall pay a portion of the Success Fee to BTIG in cash equal to the product of (i) the Success Fee, and (ii) a ratio, the numerator of which is the Excess Mizuho Payment and the denominator of which is $6,500,000 (the “BTIG Proportional Cash Payment”).

BTIG acknowledges and agrees that the Company may be required to make cash payments to Other Advisors of the Company (not to exceed $6,000,000 in the aggregate) (together with the Default Payment, the “Advisor Default Payments”) pursuant to default provisions on no more favorable terms to each such Other Advisor as Section 2(iv) (Company Default) of this Agreement. The Company acknowledges and agrees that the Advisor Default Payments shall be paid by the Company on a pari passu basis.

(ii)	Payment in Shares: Except as set forth in the last proviso of Section 2(b)(i) above, the Success Fee shall be payable by the Company to BTIG in the form of a certain number (as determined below) of shares (the “BTIG Fee Shares”) of the publicly traded common equity securities of the resulting public entity following the Transaction (the “New Common Stock”).

(iii)	Issuance of BTIG Fee Shares: The Company hereby agrees that, upon or immediately prior to the initial filing of the Resale Registration Statement (the “Initial Filing Date”), the Company (or any Successor) shall issue, transfer and deliver, or cause to be issued, transferred and delivered, the BTIG Fee Shares to BTIG payable hereunder in satisfaction of the Success Fee, in book-entry form, by irrevocable instruction from the Company (or its Successor) to its duly appointed transfer agent for the shares of New Common Stock (the “Transfer Agent”).

The number of BTIG Fee Shares to be so issued, transferred and delivered to BTIG in satisfaction of the Success Fee shall be equal to the greater of (a) the dollar amount of the Success Fee (less any portion of the Success Fee previously paid in cash, if any) divided by $10.00 and (b) the quotient obtained by dividing (x) the dollar amount of the Success Fee (less any portion of the Success Fee previously paid in cash, if any) by (y) the VWAP (as defined herein) of the New Common Stock over the seven (7) Trading Days immediately preceding the Initial Filing Date.

In the event that any BTIG Fee Shares are issued, transferred and delivered to BTIG and, thereafter but prior to the Resale Registration Statement Effective Date, the Company makes a cash payment to Mizuho which, if such payment had been made prior to the issuance, transfer or delivery of such BTIG Fee Shares, would have resulted in a lesser number of such shares being issued, transferred or delivered to BTIG pursuant to the calculation in Section 2(b)(i), (such cash payment, the “Mizuho Post-Filing Cash Payment” and such number of shares that would not have been issued, transferred and delivered if the additional cash payment to Mizuho had been made prior to the Initial Filing Date, the “Excess Shares”), then BTIG (i) shall not sell any Excess Shares on or after such time that BTIG learns of the Mizuho Post-Filing Cash Payment, (ii) the Company shall make a cash payment to BTIG in respect of the BTIG Proportional Cash Payment with respect to the Mizuho Post-Filing Cash Payment (the “Subsequent BTIG Cash Payment”) and (iii) in exchange for such Subsequent BTIG Cash Payment, BTIG shall forfeit and transfer to the Company all of the Excess Shares then held by BTIG for no additional consideration, and such Excess Shares shall be removed from the Resale Registration Statement.

Any BTIG Fee Shares so issued, transferred and delivered to BTIG in satisfaction of the Success Fee shall be validly issued, fully paid and non-assessable and free and clear of all liens, encumbrances and other restrictions on the pledge, sale or other transfer of such shares of New Common Stock (including any restrictions that may arise due to contractual “lock-ups” but excluding any restrictions that may arise due to applicable U.S. federal or state securities laws) (collectively, “Restrictions”).

(iv)	Resale & Stockholder Rights: The Company further hereby agrees that all BTIG Fee Shares shall be issued, transferred and delivered to BTIG with (x) “registration rights” enabling BTIG to promptly resell, freely trade and otherwise dispose of its BTIG Fee Shares (as further described below) and (y) “pre-emptive,” “anti-dilution,” “tag,” and “drag” stockholder rights, in each case, substantially consistent with those registration and stockholder rights received by any investor in any “public investment in private equity” (or “PIPE”) that closes substantially concurrently with the Transaction (or if no PIPE closes in connection therewith, then substantially consistent with those provided to the Sponsor with respect to any of the equity securities it holds in the Company), if any (collectively, the “Stockholder Rights”). For the avoidance of doubt, the definition of PIPE shall not include the convertible promissory notes issued by Target, and Stockholder Rights shall not include the conversion rights of the such convertible promissory notes.

Pursuant to the “registration rights” described above, the Company hereby agrees that it (or any Successor) shall:

(a)	Prepare and, as soon as practicable, but in no event later than sixty (60) days following the consummation of the Transaction (the “Closing”), file with the SEC a re-sale registration statement on Form S-1 (or any successor form) to register the re-sale of all of the BTIG Fee Shares (the “Resale Registration Statement”);

(b)	Use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC by (i) the 90th calendar day after the Initial Filing Date if the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Resale Registration Statement will not be reviewed by the SEC, (ii) by the 120th calendar day after the Initial Filing Date, if such Resale Registration Statement is subject to review by the SEC, or (iii) in any event, no later than the 180th calendar day after the Closing;

(c)	Use commercially reasonable efforts to maintain (i) the effectiveness of the Resale Registration Statement and (ii) the New Common Stock’s authorization for quotation or listing on Nasdaq Stock Market (or any other “national securities exchange” registered with the SEC under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), in each case, until the earlier of (i) the date upon which all BTIG Fee Shares have been sold, disposed or otherwise transferred by BTIG or are otherwise no longer outstanding and (ii) the two (2) year anniversary of the date of the effectiveness of the Resale Registration Statement;

(d)	If following the Resale Registration Statement Effective Date, the Resale Registration Statement ceases to become effective or available and any BTIG Fee Shares remain outstanding, (i) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act, and (ii) otherwise meet the public reporting requirements so that, from and after the twelve (12) month anniversary of the Closing until the earlier of the two (2) year anniversary of the Resale Registration Statement Effective Date and the date on which none of the BTIG Fee Shares are held by BTIG (and/or its affiliates), BTIG (and/or its affiliates) will be entitled to re-sell, freely trade or otherwise dispose of all of the BTIG Fee Shares issuable hereunder without restriction or limitation pursuant to Rule 144 under the Act; and

(e)	Following either (i) the effectiveness of the Resale Registration Statement, and/or (ii) the one year anniversary of the Closing (if relying on Rule 144 under Securities Act of 1933, as amended (the “Act”)), in each case (as applicable), upon BTIG’s request and provided that BTIG provides any reasonable requested representation letters, (x) instruct and cause its legal counsel to promptly provide the necessary “blanket” legal opinion(s) to the Transfer Agent so that such Transfer Agent may remove any “restrictive legends” from the BTIG Fee Shares, (y) take all actions reasonably necessary to cause the Transfer Agent to remove any such “restrictive legends” from the BTIG Fee Shares, and (z) take any such further action as BTIG may reasonably request, in each case, to enable BTIG (and/or its affiliates) to promptly resell, freely trade or otherwise dispose of the BTIG Fee Shares (such obligations set forth in clauses (a)-(e) above, the “Resale Rights Obligations”).

Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Resale Registration Statement, and from time to time to require BTIG not to sell under the Resale Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a material transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Resale Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Resale Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Resale Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Resale Registration Statement on more than three occasions or for more than sixty (60) consecutive calendar days, or more than one hundred eighty (180) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Resale Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, BTIG agrees that (i) it will immediately discontinue offers and sales of the BTIG Fee Shares under the Resale Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until BTIG receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, BTIG will destroy, all copies of the prospectus covering the BTIG Fee Shares in BTIG’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the BTIG Fee Shares shall not apply (i) to the extent BTIG is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

(v)	Company Default: Subject to the limitation in the second paragraph of this Section 2(b)(v), without limiting any rights or remedies available to BTIG hereunder, in the event that the Company (or its Successor) is unable to, or otherwise does not, (a) issue, transfer and deliver, or cause to be issued, transferred and delivered, the full amount of the BTIG Fee Shares in satisfaction of the Success Fee, free and clear of all Restrictions, immediately prior to the Initial Filing Date, or (b) subject to the occurrence of any Suspension Event described in Section 2(b)(iv) above, (i) cause the Resale Registration Statement to be declared effective by the SEC in accordance with Section 2(b)(iv)(b), or (ii) otherwise comply in all respects with the Resale Rights Obligations, subject to the occurrence of any Suspension Event, such that BTIG (and/or its affiliates) are unable to promptly resell, freely trade or otherwise dispose of the BTIG Fee Shares within six (6) months of the Closing, then, in each of the foregoing cases of (a) and (b), at the sole election of BTIG made by written notice provided to the Company, the Company (or its Successor) shall promptly (but in any event within ten (10) Business Days) after receipt of such notice, pay to BTIG $3,000,000 (less the sum of any Realized Proceeds (as defined below) or any other portion of the Success Fee previously paid in cash), in cash, in full satisfaction of the Success Fee (such payment, the “Default Payment”). As used herein, “Realized Proceeds” shall mean the proceeds realized by BTIG pursuant the sale, transfer or disposition of any BTIG Fee Shares.

Notwithstanding the foregoing, BTIG agrees that it shall not exercise its right to require the Company to pay the Default Payment during any period in which:

a.	The Principal Market has notified the Company that (x) the Company is not in compliance with the applicable minimum bid price for continued listing of the New Common Stock on such Principal Market; or (y) the New Common Stock is subject to delisting from such Principal Market for continued failure to comply with such minimum bid price requirement, so long as, in each case, the Company has timely filed a Form 8-K with respect any such delisting notice, until such time the Company has regained compliance with such minimum bid price requirement; or

b.	The Company has failed to timely file all reports required to be filed by the Company pursuant to Sections 13(a) and 15(d) of the Exchange Act, provided that the Company has timely filed a Form NT 10-Q or Form NT 10-K for any such delinquent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, until such time the Company has filed all reports required to be filed by the Company pursuant to Section 13(a) and 15(d) of the Exchange Act.

If BTIG intends to exercise its right to require the Company to pay the Default Payment, then BTIG shall deliver written notice to the Company (including via email) of such intent and such written notice shall include a description of the Default Event, the number of shares that BTIG has previously sold, transferred or otherwise disposed of (if any), and the Realized Proceeds. The Company shall then have thirty (30) days to cure such Default Event, and if cured, no Default Payment shall be due or payable to BTIG in connection with such Default Event.

Upon BTIG’s receipt of the Default Payment, BTIG shall, within thirty (30) days of such receipt, forfeit and transfer to the Company all of the BTIG Fee Shares then held by BTIG (less any BTIG Fee Shares that may have already been sold, transferred or otherwise disposed of by BTIG) for no additional consideration (so long as BTIG is able to do so without any restrictions), and BTIG shall not be entitled to any other fees or consideration hereunder.

This Section 2(v) (Company Default) shall terminate in full upon (and no Default Payment shall become due or payable after) the earliest of (i) the payment, in cash, of the Default Payment; and (ii) the sale, transfer or other disposition of all of the BTIG Fee Shares by BTIG.

The Default Payment is subordinated in right to payment to the prior payment in full of any Senior Indebtedness of the Company in existence on the date hereof or hereafter incurred. For purposes hereof, “Senior Indebtedness” shall mean all amounts due in connection with (i) indebtedness of the Company to banks or other lending institutions regularly engaged in the business of lending money, and (ii) any indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor. Upon request of the Company, BTIG shall promptly execute and deliver a subordination agreement (in form and substance reasonably satisfactory to BTIG) of the Default Payment with respect to any Senior Indebtedness.

(vi)	Other Defined Terms: For purposes hereof:

(a)	“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

(b)	“VWAP” shall mean, for the New Common Stock for a specified period, the dollar volume-weighted average price for the New Common Stock on the Principal Market, for such period, as reported by Bloomberg through its “AQR” function. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

(c)	“Principal Market” shall mean the principal national securities exchange on which the New Common Stock is then listed or traded.

(d)	“Successor” shall mean the publicly traded surviving or successor entity to the Company following the consummation of the Transaction.

(e)	“Trading Day” shall mean any day on which the Principal Market is open for trading (regular way), including any day on which it is open for trading (regular way) for a period of time less than the customary time.

All fees payable hereunder are non-refundable.

No fee payable to any other person, whether payable by the Company or any other party, in connection with the subject matter of this engagement shall reduce or otherwise affect any fee payable hereunder. For the avoidance of doubt, the Company agrees that any fees paid in accordance with this Agreement relate solely to the scope of work described in this Agreement.”

2.	Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“3. Expenses and Payments. In addition to the fees described above, the Company shall reimburse BTIG, and BTIG shall separately bill the Company, for all reasonable documented out-of-pocket expenses in connection with this engagement (including reasonable fees and disbursements of BTIG’s legal counsel, travel expenses, miscellaneous printing, shipping/delivery and other expenses and other third party services) promptly upon request, and, in any case, within 30 days after BTIG submits an invoice in respect thereto, provided, that the aggregate amount of expenses reimbursable by the Company under this Section 3 shall not exceed $400,000 without the express written consent of the Company. All amounts payable under this Agreement shall be promptly paid without setoff and without deduction for any withholding, value-added or other similar taxes, charges, fees or assessments; provided, however, that the fees and expenses of Ellenoff Grossman & Schole LLP (“EGS”) may be paid by the Company directly to EGS in connection with the consummation of the Transaction and setoff against the expenses reimbursable hereunder. It is anticipated that the Company shall engage, at its sole expense, legal counsel, accountants, and other professionals as reasonably required by the Company in order to conduct the Transaction. For the avoidance of doubt, the Company will not be required to make reimbursement under this Section 3 of an expense to the extent that such expense has been reimbursed by the Company pursuant to that certain letter agreement by and between the Company and BTIG dated as of November 15, 2023 with respect to BTIG’s engagement to provide investment banking services to the Company in connection with one or more private placement transactions (the “Private Placement Engagement Letter”).”

3.	Section 8 of the Agreement is hereby amended by adding the following as new Section 8(q):

“(q) Each of the Company and BTIG will, upon request of the other, execute such other documents, instruments or agreements as may be reasonable or necessary to effectuate the agreements set forth in this Agreement. Prior to the Closing, if the agreements executed by the Company in connection therewith do not directly or indirectly provide for the assumption by the Successor of the Company’s obligations under this Agreement, the Company shall cause such Successor to (x) execute and deliver to BTIG a joinder agreement, in form and substance reasonably satisfactory to BTIG, pursuant to which it shall join this Agreement, as a signatory and a party and thus be subject to all of the terms and conditions set forth herein that apply to the Company, and (y) comply with the obligations and covenants of the Company set forth herein.”

4.	For the avoidance of doubt, nothing in this Amendment shall amend the terms of the Private Placement Engagement Letter, which remains in full force and effect in accordance with its terms. BTIG acknowledges and agrees that no fees are owed or payable to BTIG pursuant to the Private Placement Engagement Letter in connection with the Transaction. Any such fees would become payable to BTIG as provided in the Private Placement Engagement Letter (i.e., upon consummation of a “Transaction” as that term is defined in the Private Placement Engagement Letter). Further, the Company and BTIG agree that any expenses incurred by BTIG pursuant to the Private Placement Engagement Letter that are reimbursable to BTIG by the Company in accordance with the Private Placement Engagement Letter shall be reimbursable to BTIG pursuant to Section 3 of the Agreement, as amended by this Amendment.

5.	Except as expressly set forth in this Amendment, all other provisions of the Agreement shall continue in full force and effect. This Amendment shall be governed by and construed in accordance with the internal laws of the State of California, without reference to principles of conflicts of law.

6.	This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall constitute an original, while all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed on behalf of the parties hereto as of the day and year first above written.

Accepted and agreed to as of the date first written above.

BTIG, LLC

By:
Name: Ed Kovary
Title:

Arrowroot Acquisition Corp.

By:
Name:
Title: